Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED LOAN AGREEMENT

Dated as of December 20, 2019

by and among

THE PARTIES LISTED ON EXHIBIT B ATTACHED HERETO,
as Borrowers

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Administrative Agent and a Lender,

THE FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER

BECOME PARTIES TO THIS LOAN AGREEMENT,

as Lenders,

****************************************

with

CAPITAL ONE, NATIONAL ASSOCIATION

as Sole Lead Arranger, Bookrunner and Administrative Agent

and

THE FINANCIAL INSTITUTIONS WHICH MAY SERVE AS

RIGHT LEAD ARRANGERS, DOCUMENTATION AGENTS

AND SYNDICATION AGENTS HEREUNDER

FROM TIME TO TIME

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EXHIBITS AND SCHEDULES

Exhibits A-1 – A-33	Description of Projects
Exhibit B	List of Borrowers
Exhibit C	Form of Assignment Agreement
Exhibit D	Names of Tenants
Exhibit E	Lender Addresses and Commitments
Schedule 1.1(a)	Ground Leases
Schedule 1.1(b)	Management Agreements
Schedule 1.1(c)	Pre-Approved Property Managers
Schedule 1.1(d)	Recognition Agreements
Schedule 2.1	Conditions to Advance of Loan Proceeds
Schedule 2.5	Net Leases
Schedule 4.1	Exceptions to Representations and Warranties Regarding Leases
Schedule 5.1	Organization; Formation
Schedule 5.4	Taxes and Assessments
Schedule 5.7	Condemnation
Schedule 5.9	Locations of Borrowers
Schedule 6.2	Compliance Certificate
Schedule 7.2	Joint Assessments
Schedule 11.19	Allocated Loan Amounts for Projects
Schedule 11.36	Post-Closing Obligations and Required Repairs

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AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement (including all exhibits and schedules hereto, as the same may be amended, modified, or restated from time to time, this “Agreement”) is entered into as of December 20, 2019, by and among THE PARTIES LISTED ON EXHIBIT B ATTACHED HERETO and each other entity that becomes a borrower hereunder pursuant to the terms hereof (each a “Borrower” and collectively, “Borrowers”), CAPITAL ONE, NATIONAL ASSOCIATION (“CONA”), as administrative agent and collateral agent for Lenders (as defined herein) (in such capacity and together with its successors and permitted assigns, “Administrative Agent”), and THE FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER BECOME PARTIES TO THIS AGREEMENT as Lenders (together with their successors and permitted assigns, each a “Lender” and collectively, “Lenders”).

W I T N E S S E T H:

WHEREAS, the borrowers party thereto (collectively, the “Original Borrowers”), the Administrative Agent and certain lenders are parties to that certain Loan Agreement dated as of the Original Closing Date (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Loan Agreement”), pursuant to which Administrative Agent and the other “Lenders” identified therein made certain loans and other financial accommodations available to the Original Borrowers on the terms and conditions set forth therein; and

WHEREAS, the Original Borrowers, Administrative Agent and Lenders desire to amend and restate in its entirety the Original Loan Agreement, without constituting a novation, all on the terms and subject to the conditions contained herein in order to, among other things, (a) refinance the indebtedness existing under the Original Loan Agreement and (b) pay transaction fees incurred in connection with this Agreement and the Loan (as defined below), subject to the terms and conditions set forth herein.

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such Loan and provide such financial accommodations to Borrowers in accordance with its Pro Rata Share, on the terms and conditions set forth herein, and Administrative Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1           Certain Definitions. As used herein, the following terms have the meanings indicated:

“Acceptable Accounting Method” means (i) GAAP or (ii) an accrual-based accounting methodology reasonably acceptable to Administrative Agent.

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“ACH” has the meaning assigned in Section 2.6(c).

“Acknowledgment of Property Manager” means, collectively (whether one or more) the Acknowledgement and Agreement of Property Manager (with respect to each of the Projects) executed by Property Manager in favor of Administrative Agent (on behalf of itself and Lenders).

“Additional Transfer” has the meaning assigned in Section 11.35.

“Adjusted Management Fee” means an amount equal to four percent (4%) of Consolidated Revenue.

“Adjusted Net Operating Income” or “ANOI” means, for any Test Period, the sum (without duplication) of (a) Consolidated Net Income plus (i) to the extent deducted in determining Consolidated Net Income, (A) Consolidated Interest Expense, (B) expense for income taxes paid or accrued, (C) depreciation, (D) amortization and other non-recurring non-cash charges, and (E) extraordinary losses (as determined in accordance with an Acceptable Accounting Method), minus (ii) to the extent included in Consolidated Net Income, extraordinary gains (as determined in accordance with an Acceptable Accounting Method), in each case, calculated for Borrowers and their subsidiaries on a consolidated basis in accordance with an Acceptable Accounting Method, as adjusted by the Consolidated Revenue in Place Adjustment.

“Adjustment Lease” means Qualifying Leases that (a) have monthly rental payments abated during the immediately subsequent twelve-month period from the Test Date, (b) the aggregate monthly rental abatements do not exceed one (1) month per year of the applicable new or incremental term, and (c) has an incremental or new term of three (3) years or more.

“Administrative Agent” has the meaning assigned in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Advisor” means Healthcare Trust Advisors, LLC.

“Advisory Agreement” means that certain Second Amended and Restated Advisory Agreement, dated as of February 17, 2017, as amended by that certain Amendment No. 1 to Second Amended and Restated Advisory Agreement, dated as of July 25, 2019, by and among Advisor, Sponsor and REIT (as such agreement may be further amended and in effect from time to time).

“Affiliate” means, with respect to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person directly or indirectly owns or controls more than twenty percent (20%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person is a trustee or beneficiary, (d) any Person which is directly or indirectly owned or controlled by such Person or any partner, shareholder, director, officer, member or manager of such Person, or (e) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person. Each Borrower Party shall be deemed an Affiliate of Borrowers.

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“Affiliated Manager” means any property manager in which any Borrower, or any Affiliate of any Borrower has, directly or indirectly, any legal, beneficial or economic interest.

“Agent Parties” has the meaning assigned in Section 11.1(d)(ii).

“Agreement” means this Loan Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Allocated Loan Amounts” means for each Project existing on the Closing Date, the amount of the Loan allocated to such Project and set forth on Schedule 11.19 hereto.

“Alternate Rate” has the meaning assigned in Section 2.9(c).

“Alternate Rate Amendment” has the meaning assigned in Section 2.9(c).

“Alternate Rate Event” means any of the following: (i) any Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Loan bearing interest computed by reference to the Libor Rate, (ii) the Libor Rate is discontinued or is otherwise no longer available, (iii) Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that (A) for any reason adequate and reasonable means do not exist for ascertaining the Libor Rate or that the Libor Rate does not adequately and fairly reflect the cost to Lenders of funding or maintaining their respective Pro Rata Share of the Loan and, in each case, such situation is unlikely to be temporary, (B) comparable loans are currently being executed and/or amended to include or adopt a new benchmark rate or rates (including, without limitation, credit or similar adjustments, in each case, to such rate or rates), or (C) there has been a public statement by a Governmental Authority identifying a specific date after which the Libor Rate (or any component thereof) shall no longer be published for use in determining interest rates for loans.

“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, TWEA, IEEPA, and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

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“Annual Budget” has the meaning assigned in Section 6.5.

“Applicable Margin” has the meaning assigned in Section 2.2.

“Approved Annual Budget” has the meaning assigned in Section 6.5.

“Approved Expenses” means actual operating expenses set forth in the Approved Annual Budget; provided, however, any line item of operating expense set forth in the Approved Annual Budget may be increased by up to 3% of the amount of such line item, in the aggregate, so long as (i) the increase represents, without duplication, actual, additional operating expenses incurred by the applicable Borrower, and (ii) Borrower details such additional expense in the Specified Compliance Certificate pertaining such applicable period.

“Approved Fund” means, with respect to Administrative Agent or any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is advised or managed by (i) Administrative Agent or such Lender or (ii) any Affiliate of Administrative Agent or such Lender.

“Approved L/C Provider” means KeyBank National Association so long as KeyBank maintains a rating of not less than BBB-, BAA3.

“Assignment Agreement” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.3 (with the consent of any party whose consent is required by Section 11.3), accepted by Administrative Agent, substantially in the form of Exhibit C or any other form approved by Administrative Agent.

“Assignment of Hedge Agreement” means any Assignment of Interest Rate Protection Agreement executed and delivered by the hedge provider and the counterparty under the Hedge Agreement to Administrative Agent (on behalf of itself and Lenders), as amended, restated, supplemented, or otherwise modified from time to time.

“Assignment of Ownership Interests” means the Amended and Restated Ownership Pledge of Membership Interests and Security Agreement, executed for the benefit of Administrative Agent (on behalf itself and Lenders) (i) by Sponsor and pertaining to all of the membership interests in each Borrower other than ARHC PRARHC PRPEOAZ01, LLC and ARHC PRPEOAZ05 TRS, LLC, (ii) by ARHC Plaza Del Rio Medical Office Campus Member 1, LLC with respect to all of the membership interests in ARHC PRARHC PRPEOAZ01, LLC, and (iii) by ARHC Plaza Del Rio Medical Office Campus Member 2, LLC with respect to all of the membership interests in ARHC PRPEOAZ05 TRS, LLC, as amended, restated, supplemented, or otherwise modified from time to time.

“ASTM” means the American Society for Testing and Materials.

“Award” has the meaning assigned in Section 3.3.

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Section 5311, et seq.

“Bankruptcy Code” the Federal Bankruptcy Reform Act of 1978, 11 U.S.C. Section 101 et seq., as the same may be amended from time to time.

“Bankruptcy Party” has the meaning assigned in Section 8.8.

“Base Rate” means, for any day, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent).

“Borrower” and “Borrowers” have the meaning assigned in the preamble to this Agreement.

“Borrower Formation Documents” has the meaning assigned in Section 5.1(b).

“Borrower Materials” has the meaning assigned in Section 11.23(e).

“Borrower Party” means each Borrower and each Guarantor.

“Borrower Representative” has the meaning assigned in Section 6.7(a).

“Borrowers’ Knowledge” means the actual knowledge, without additional due diligence, of a Borrower in the regular course of its activities, including without limitation the knowledge of a Borrower acquired through its administration of the Leases, written information received from any Property Manager and written notices provided to a Borrower by State regulators and/or other governmental or quasi-governmental agencies having jurisdiction over the Projects.

“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business. If such day relates to the determination of the Libor Rate, “Business Day” means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

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“Careplex Project” means that certain Project owned by ARHC CPHAMVA01, LLC and commonly referred to as 4001 Coliseum Drive, Hampton, Virginia.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Cash Flow Requirements” has the meaning assigned in Section 7.13(b)(ii).

“Casualty” has the meaning assigned in Section 3.2(a).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Administrative Agent or any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following, except as otherwise approved in advance in writing by Lenders in their sole and absolute discretion acting reasonably:

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(a)               before the Internalization, the Advisor or a replacement advisor consented to in writing by the Required Lenders, shall fail to be the advisor of the REIT or the Sponsor; or

(b)               any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the equity securities of REIT entitled to vote for members of the board of directors or equivalent governing body of REIT on a fully-diluted basis; or

(c)               after the Internalization, fewer than three-fifths of the members of the board of the directors of the REIT as of the date of the Internalization cease to be on the board of directors of the REIT or the Chief Executive Officer or Chief Financial Officer dies, becomes disabled or is replaced or resigns; provided it shall not be a “Change of Control” if a replacement executive of comparable experience and reasonably satisfactory to the Administrative Agent shall have been retained within six (6) months of such event.

(d)               REIT, together with any Affiliates Controlled by REIT, at any time ceases to own and Control, directly or indirectly, fifty-one percent (51%) or more of the issued and outstanding stock, partnership interests, or membership interests of Sponsor and Borrowers; or

(e)               [reserved]; or

(f)                REIT ceases to own and Control, directly or indirectly, one hundred percent (100%) of the general partnership interest of Sponsor; or

(g)               Sponsor ceases to own and Control, directly or indirectly, (i) one hundred percent (100%) of the issued and outstanding stock, partnership interests, or membership interests of Borrowers other than ARHC PRPEOAZ01, LLC or ARHC PRPEOAZ05 TRS, LLC or (ii) 98% of ARHC PRPEOAZ01, LLC and ARHC PRPEOAZ05 TRS, LLC.

in each instance in clause (d), free and clear of all liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Administrative Agent, for the benefit of the Secured Parties; and provided, that any Transfer of more than a twenty percent (20%) (or such lesser percentage as may be required from time to time to satisfy applicable regulatory requirements) direct or indirect interest in Borrowers shall be subject to completion of customer diligence by Administrative Agent and each Lender reasonably satisfactory to Administrative Agent and each Lender.

“Closing Date” means the date the Loan is funded by Lenders.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

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“Collateral” means all real and personal property with respect to which Liens in favor of Administrative Agent (for the benefit of Lenders) are granted pursuant to the Loan Documents and which secure the Obligations described in the Loan Documents and the Secured Hedge Agreement, and includes, without limitation, all of each Borrower’s right, title and interest in, to and under all personal property, real property, and other assets that arise from, are used in connection with, are related to or are located at the Projects, whether now owned by or hereafter acquired by any Borrower (including all personal property and other assets owned or acquired under any trade names, styles or derivations thereof), regardless of where located.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means the compliance certificate in the form of Schedule 6.2 attached hereto.

“CONA” means Capital One, National Association, together with its successors and assigns.

“Condemnation” has the meaning assigned in Section 3.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted Debt Service” means the sum of (a) Consolidated Interest Expense and (b) if as of the Test Date no scheduled principal payments are then payable on the Loan, the principal payment that would be required for the aggregate amount funded) pursuant to the terms of this Agreement assuming a 30-year mortgage amortization at the swapped rate pursuant to any then effective Hedge Agreement (for purposes of clarification, if a full twelve (12) months of amortization payments have not been made, than such amortization shall be adjusted for twelve (12) months of payments), and (c) principal due (other than balloon payments due at maturity) during such period under the Loan, if any, and under any other permitted Debt relating to the Projects or Borrowers and their subsidiaries, which Debt is expressly approved by Administrative Agent but not including payments applied to escrows or reserves required by this Agreement.

“Consolidated Expenses” means the expenses for the Test Period that would have been used to calculate the net income (or loss) of Borrowers and their subsidiaries including the Adjusted Management Fee, calculated on a consolidated basis for such period in accordance with an Acceptable Accounting Method (and specifically excluding an amount for capital expenditures equal to $0.15 per rentable square foot in each Project per annum, pro-rated for such Test Period to the extent reserved hereunder).

“Consolidated Interest Expense” means for the Test Period, the sum of (a) total interest expense on all Debt of Borrowers and their subsidiaries (including payments made under any Hedge Agreement, and expenses attributable to capital lease obligations (if permitted hereunder) in accordance with an Acceptable Accounting Method), plus (b) fees with respect to all outstanding Debt including capitalized interest, but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements, minus (c) payments received under Hedge Agreements, all calculated for Borrowers and their subsidiaries on a consolidated basis in accordance with an Acceptable Accounting Method.

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“Consolidated Net Income” means, as of any date of determination, the sum of (a) Consolidated Revenue, minus (b) Consolidated Expenses, minus (c) an amount for capital expenditures equal to $0.15 per rentable square foot in each Project per annum, pro-rated for such Test Period.

“Consolidated Revenue” means the rental payments or other ordinary course payments scheduled to be received in cash by Borrowers and their subsidiaries under Qualifying Leases on an annualized basis on such Test Date adjusted to reflect maximum occupancy of ninety-five percent (95%) of each Project in the aggregate (however any Project that is entirely leased by a single tenant shall not be subject to an occupancy adjustment). For Qualifying Leases which expire less than twelve (12) months from the Test Date, the Consolidated Revenue will be annualized.

“Consolidated Revenue in Place Adjustment” means, as of the date of determination in the aggregate, without duplication of any rental payments for the Projects or otherwise included in determining Consolidated Net Income, for any Adjustment Lease the amount equal to, the monthly rental payments abated during such immediately subsequent twelve (12) months from the Test Date; provided, however, in no event shall any Adjustment Lease be adjusted for more than two (2) months of abated rent in the aggregate for such Adjustment Lease during the term of the Loan.

“Contract Rate” has the meaning assigned in Section 2.2.

“Control” or “controls” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract, by its position with such Person as general partner or managing member, or otherwise (even if such power is subject to the right of other equity holders to exercise veto rights over major decisions, removal rights upon a material default in the controlling party’s obligations, or a forced sale right upon the occurrence of specified events); and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“De Minimis Lease” means any Lease which does not exceed five thousand (5,000) rentable square feet of any Individual Project and the rent from which equals five percent (5%) or less of the total revenue of all Projects in the aggregate; provided, however, that multiple Leases with the same Tenant or known Affiliates of such Tenants shall constitute one (1) Lease for purposes of this definition if with respect to a subject Lease action or lease event, such multiple Leases are affected.

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“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service Coverage Ratio” means for the applicable period, as of the date of determination, the ratio obtained by dividing (a) Adjusted Net Operating Income by (b) Consolidated Adjusted Debt Service.

“Debt Yield” means for the applicable period, as of the date of determination, the percentage obtained by dividing Adjusted Net Operating Income by the aggregate amount of the Loan then outstanding. In the event that Debt Yield for a period of twelve (12) months (or other calculation period) is not available, Borrowers shall annualize the Debt Yield for such period of time as is available.

“Debt Yield Fund” has the meaning assigned in Section 7.13(b).

“Debt Yield Covenant Threshold” means the applicable Debt Yield set forth under the heading “Minimum Debt Yield Covenant Threshold” in the table in Section 7.13(a).

“Debt Yield ECF Threshold” means the applicable Debt Yield set forth under the heading “Minimum Debt Yield ECF Threshold” in the table in Section 7.13(a).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Contract Rate.

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“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or any Protective Advance within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrowers and Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by Agent or Borrowers, to confirm in writing to Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to Borrowers and each Lender.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

“Deposit Account Bank” means, as applicable, (a) Administrative Agent or (b) another bank or financial institution reasonably acceptable to Administrative Agent.

“Deposit Account Control Agreement” means individually or collectively, as applicable, (a) each agreement, in form and substance reasonably satisfactory to Administrative Agent, among Administrative Agent, Borrower and the Deposit Account Bank, which agreements provide for the disposition of funds in such account, and (b) such bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items, in each such case expressly reasonably consented to by Administrative Agent.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any Financial Institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” means any process of communication that does not directly involve the physical transfer of paper and that is suitable for the retention, retrieval and reproduction of information by the recipient.

“Eligible Assignee” means (a) any existing Lender, (b) any Affiliate or Approved Fund of any existing Lender, or (c) any other Person acceptable to Administrative Agent and, to the extent required by Section 11.3, Borrower Representative. Notwithstanding the foregoing, none of Borrowers, any of their Subsidiaries, any of their Affiliates, any Defaulting Lender, or any natural person (or any holding company, investment vehicle, or trust for, or owned and operated for, the primary benefit of a natural person) shall be an Eligible Assignee.

“Emergency Expenditures” means payments required to be made by any Borrower to (i) avoid or minimize the imminent threat of either (a) loss or impairment of life or of personal injury, (b) damage to any of the Projects, (c) impairment of the security given for the Loan, (ii) payments for real estate taxes and insurance premiums or (iii) without limiting the generality of the provisions of the preceding clause (i), make any repairs or capital improvements or take other action immediately required in order to avoid a significant penalty by reason of failure of compliance with any laws, orders, rules, regulations and other requirements enacted, imposed or enforced by any Governmental Authority.

“Environmental Indemnity Agreement” means that certain Amended and Restated Hazardous Materials Indemnity Agreement dated of even date hereof in favor of Administrative Agent (for itself and on behalf of Lenders) executed by Borrowers and each Guarantor with respect to the Projects, in each case as amended, restated, supplemented, or otherwise modified from time to time.

“Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing Hazardous Materials, including, without limitation, such laws (a) governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials or (b) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

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“E-System” means any electronic system approved by Agent, including Intralinks®, Syndtrak®, and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned in Article 8.

“Excess Cash Flow” means, for each monthly period, all revenue and other amounts received by the Borrowers after payment of debt service on the Loan for such month less (a) reserves required pursuant to Section 2.5 hereof for such month, (b) Approved Expenses for such month, (b) extraordinary operating expenses and capital expenditures included in the Approved Annual Budget, and (c) without duplication, Non-Discretionary Expenses, to the extent such expenses (i) reduce any corresponding reserve reasonably agreed to by Administrative Agent in the Approved Annual Budget and are detailed in the Specified Compliance Certificate for such period or (ii) are otherwise reasonably approved by Administrative Agent.

“Excess Cash Flow Period” means any period commencing upon any Excess Cash Flow Trigger Date and terminating upon the occurrence of an Excess Cash Flow Termination Date.

“Excess Cash Flow Termination Date” means the date on which (a) Administrative Agent has determined that the Debt Yield (when calculating the Debt Yield for this purpose the outstanding principal balance of the Loans will not be deemed reduced by any amounts in a Debt Yield Fund or by the balance of any Specified Letter of Credit) has equaled or exceeded the Debt Yield ECF Threshold required by Section 7.13(a) for two consecutive Test Dates, and (b) no Potential Default or Event of Default exists.

“Excess Cash Flow Trigger Event” as of any date, the Debt Yield is less than the Debt Yield ECF Threshold.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Hedge Agreement Obligation” means, with respect to any Loan Party, any guarantee of any Swap Obligations under a Secured Hedge Agreement if, and only to the extent that and for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation under a Secured Hedge Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Hedge Agreement; provided, however, that if any Loan Party that was not an “eligible contract participant” at the time any such guarantee of a Swap Obligation under a Secured Hedge Agreement was entered into thereafter becomes an “eligible contract participant,” such Loan Party shall, by virtue of the guaranty or security agreement or joinder thereto and without any further action by any Person, be deemed to have guaranteed the Swap Obligations under Secured Hedge Agreements and granted a security interest to secure such Swap Obligations under Secured Hedge Agreements, and such Swap Obligations under Secured Hedge Agreements shall no longer constitute Excluded Hedge Agreement Obligations with respect to such Loan Party. If a Swap Obligation under a Secured Hedge Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Hedge Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

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“Excluded Taxes” any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, doing business in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender became a party hereto (other than pursuant to an assignment request by Borrowers under Section 2.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Bankruptcy Code” means Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended.

“Federal Flood Insurance” means, for any Improvements personal property Collateral located on any Project located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance satisfactory to Administrative Agent, in either case, that (a) meets the requirements of FEMA and other applicable federal agencies, (b) includes a deductible not to exceed $50,000 unless otherwise approved by Administrative Agent or permitted by applicable laws and (c) has a coverage amount equal to the maximum amount of coverage available under the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Administrative Agent in a commercially reasonable manner.

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“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Federal Flood Insurance Program.

“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. 5312, as amended from time to time.

“FIRREA” has the meaning assigned in Schedule 2.1.

“Foreign Lender” (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Funds” means the Required Repair Fund and the Replacement Escrow Fund.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 5.1.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and the State Regulator).

“Ground Lease” means those certain ground leases identified on Schedule 1.1(a) attached hereto.

“Ground Lease Estoppel Certificates” means any estoppel certificate delivered by a Ground Lessor to Administrative Agent in connection with the Loan.

“Ground Lessor” means, as applicable, the ground lessor under the Ground Lease.

“Guarantor” means, individually and collectively, Sponsor, and each Person who from time to time is party to a Recourse Guaranty Agreement or any Payment Guaranty, or otherwise guarantees the Obligations or any portion thereof.

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“Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any Governmental Authority to be hazardous, toxic, or otherwise regulated, controlled or giving rise to liability, under any Environmental Laws, (i) any excessive moisture, mildews, mold or other fungi in quantities and/or concentrations that could reasonably be expected to pose a risk to human health or the environment, or (j) any elements, material, compounds, mixtures, chemicals, wastes, pollutants, contaminants or substances known to cause cancer or reproductive toxicity, that, because of its quantity, concentration or physical or chemical characteristics, exposure is limited or regulated by any Governmental Authority having jurisdiction over human health and safety, natural resources or the environment, or which poses a significant present or potential hazard to human health and safety, or to the environment, if released into the workplace or the environment.

“Healthcare Investigations” means any inquiries, investigations, probes, audits or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of the Projects, any Borrower, any Guarantor, any Triple Net Tenant or any Operator (including, without limitation, inquiries, investigations, probes, audit or procedures concerning potential or actual violations of Healthcare Laws).

“Healthcare Laws” means all provisions, rules and regulations pursuant to or promulgated under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), Patent Inducements Statute, and equivalent state statutes and regulations, and any and all rules and regulations promulgated by Governmental Authorities, including the Centers of Medicare and Medicaid Services (CMS), with respect to any of the foregoing.

“Hedge Agreement” means, collectively, any and all swap agreements (as such term is defined in Section 101 of the Federal Bankruptcy Code), interest rate cap agreements, interest rate collar agreements or other similar agreements designed to provide protection against fluctuations in interest or currency exchange rates, now or hereafter entered into by or on behalf of the applicable Borrower Party pursuant to Section 2.10 of this Agreement, as the same may be renewed, extended, amended or replaced from time to time.

“IEEPA” has the meaning assigned in Section 5.20(f).

“Improvements” shall mean, individually and/or collectively (as the context requires), the “Improvements” as defined in each applicable Mortgage.

“Indebtedness” means all payment obligations of Borrowers or any other Borrower Party to Administrative Agent or to any Lender under the Loan or any of the Loan Documents, including, without limitation, any and all interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

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“Individual Project” shall mean each parcel of Land, medical office buildings and other improvements now or in the future located on such particular parcel of Land and all related facilities, amenities, fixtures, and personal property owned by an applicable Borrower and used in connection therewith.

“Indemnified Matters” has the meaning assigned in Section 11.4(a).

“Indemnified Taxes” (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned in Section 11.4(a).

“Independent Manager” means a natural person who shall not have been at the time of such individual’s appointment as a manager, may not have been at any time during the preceding five (5) years and shall not be at any time while serving as a manager of the applicable Borrower (a) a shareholder, officer, director, member, partner, attorney, counsel or employee of such Borrower, the member of such Borrower, or any of their respective Affiliates (other than as an “independent” director, member, manager and/or partner); (b) a lessor of, customer of, or supplier to, such Borrower, the member of such Borrower, or any of their respective Affiliates; (c) a Person Controlling, controlled by or under common control with, any such shareholder, officer, director, member, partner, attorney, counsel, employee, customer or supplier; or (d) a member of the immediate family of any such shareholder, officer, director, member, partner, employee, lessor, customer or supplier.

“Insurance Impound” has the meaning assigned in Section 3.4.

“Insurance Premiums” has the meaning assigned in Section 3.1(d).

“Internalization” means a transaction or series of related transactions (including, without limitation, mergers, consolidations, stock or other ownership interest purchases or modifications of agreements) whereby (a) the Advisor ceases or reduces the level of its services accompanied by an elimination or a commensurate reduction of the amount of the fees payable to the Advisor under the Advisory Agreement, (b) REIT or any of its wholly owned Subsidiaries employs persons previously employed by the Advisor and (c) REIT or any of its wholly owned Subsidiaries subsequently is to perform all or some of the duties previously performed by Advisor.

“Land” means, individually and collectively, as applicable, the real property described in Exhibits A-1 through A-33 attached hereto.

“Leases” means (whether one or more) those certain lease agreements between Borrowers and Tenants, and covering the Projects, together with all subleases and occupancy agreements affecting the Projects or any part thereof now existing or hereafter executed (including without limitation, all service agreements which include an occupancy agreement) and all amendments, modifications or supplements thereto. For the avoidance of doubt, the term “Leases” excludes the Ground Leases.

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“Lease Subordination Agreement” means (whether one or more) those certain Lease Subordination, Non-Disturbance and Attornment Agreements dated of even date herewith, executed by Tenants, Borrowers and Administrative Agent (on behalf of itself and Lenders).

“Leasing Commissions” means actual leasing commissions due and owing from any Borrower to a third Person with respect to any Leases at the Projects.

“Lender(s)” has the meaning assigned in the preamble to this Agreement. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral and the benefit of any guarantees of the Obligations as more fully set forth in this Agreement and the other Loan Documents, the term “Lender” shall include Secured Hedge Providers. For the avoidance of doubt, any Person to whom any Obligations in respect of a Secured Hedge Agreement are owed and which does not hold any portion of the Loans or commitments hereunder shall not be entitled to any other rights as a “Lender” under this Agreement or the other Loan Documents and the Environmental Indemnity.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, actual, punitive, treble or otherwise, but in no event any of the foregoing that are consequential except to the extent arising from a third party claim.

“Libor Breakage Amount” means the actual out of pocket amount of any losses, expenses and liabilities that such Lender or any of its Affiliates may sustain as a result of any payment of the Loan (or any portion thereof) on any day that is not the last day of the Libor Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).

“Libor Interest Period” means (a) the period commencing on the Closing Date through December 31, 2019 (payable in arrears January 1, 2020) and (b) thereafter each period commencing on the first day of a calendar month and ending on the last day of such calendar month; provided, any Libor Interest Period that would otherwise extend beyond the Maturity Date of the Loan shall end on the Maturity Date.

“Libor Rate” means the greater of (a) zero percent (0%) per annum, or (b) for each Libor Interest Period, the offered rate for deposits in Dollars for the applicable Libor Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) two (2) Business Days prior to the next preceding first day of each Libor Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Libor Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by Administrative Agent in its sole discretion.

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“Lien” means any interest, or claim thereof, in the Projects securing an obligation owed to, or a claim by, any Person other than the owner of the Projects, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, recorded, capital or financing leases and other title exceptions and encumbrances affecting the Projects.

“Loan” or “Loans” has the meaning set forth in Section 2.1 of this Agreement.

“Loan Commitment” means with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of the Loan to Borrowers. The aggregate amount of the Loan Commitment is $378,500,000.00. The commitments of each Lender as of the Closing Date are as set forth on Exhibit E.

“Loan Documents” means, collectively, this Agreement, the Notes, the Mortgages, UCC financing statements, any Recourse Guaranty Agreement, any Payment Guaranty, Assignment of Ownership Interests, the Assignment of Hedge Agreement, any letter of credit provided to Administrative Agent (for itself and on behalf of Lenders) in connection with the Loan, the Acknowledgment of Property Manager, the Secured Hedge Agreement, if any, all other documents evidencing or securing the Loan, and all amendments, modifications, renewals, substitutions and replacements of any of the foregoing; provided however, in no event shall the term “Loan Documents” include the Environmental Indemnity Agreement.

“Loan Party” means each of Sponsor, ARHC Plaza Del Rio Medical Office Campus Member 1, LLC, ARHC Plaza Del Rio Medical Office Campus Member 2, LLC, and each Borrower.

“Loan Year” means (a) for the first Loan Year, the period commencing on the Closing Date and ending on the last day of the month in which the first anniversary of the Closing Date occurs (unless the Closing Date is on the first day of a month, in which case the first Loan Year shall commence on such Closing Date and end on the date twelve (12) months after from the last day of the month immediately preceding the Closing Date) and (b) each consecutive twelve calendar month period, thereafter, until the Maturity Date.

“Management Agreement” means individually and collectively those management Agreements set forth on Schedule 1.1(b).

“Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have any Borrower or any other Borrower Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against any Borrower Party, to file a petition seeking, or consent to, reorganization or relief with respect to any Borrower Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for any Borrower Party or a substantial part of its respective property, to make any assignment for the benefit of creditors of any Borrower Party, the admission in writing by any Borrower Party of such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

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“Material Adverse Change” or “material adverse change” means, in Administrative Agent’s reasonable discretion, that the business, operations or financial condition of a Person or property has changed in a manner which could reasonably be expected to materially impair the value of the Collateral taken as a whole, prevent timely repayment of the Loan or otherwise prevent the applicable Person from timely performing any of its material obligations under the Loan Documents or Environmental Indemnity Agreement.

“Material Adverse Effect” or “material adverse effect” means, in Administrative Agent’s reasonable discretion, a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Borrowers taken as a whole, or any other Borrower Party, (ii) the ability of Borrowers taken as a whole, or any other Borrower Party, to perform any material obligation required of them under the Loan Documents, (iii) the rights and remedies of Administrative Agent and Lenders under the Loan Documents, or (iv) the operations of all or a material portion of the Projects.

“Maturity Date” means, as applicable, the earlier of (a) December 20, 2026 and (b) the date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under and pursuant to this Agreement or any of the other Loan Documents.

“MNPI” has the meaning assigned in Section 11.23(a).

“Mortgage” means, collectively (whether one or more), as applicable, the Mortgage(s), Assignment of Leases and Rents, Security Agreement and Fixture Filing, the Deed(s) of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, or the Deed(s) to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing, each executed by the applicable Borrower in favor of Administrative Agent (for itself and on behalf of Lenders), covering the applicable Borrower’s Individual Project, as amended, restated, supplemented, or otherwise modified from time to time.

“National Federal Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Federal Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Federal Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder, that, among other things, mandates the purchase of Federal Flood Insurance to cover real property improvements and contents located in Special Flood Hazard Areas in participating communities and may provide protection to property owners through a federal insurance program.

“Non-Consenting Lender” has the meaning assigned in Section 11.2(g).

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“Non-Discretionary Expenses” means, collectively, without duplication, (i) all payments required to be made under this Agreement or any other Loan Document, including, without limitation, in respect of interest, principal, servicing fees, real estate tax and insurance escrows, (ii) Emergency Expenditures, (iii) expenditures required by laws and (iv) expenditures required to pay real estate taxes and other governmental impositions, utilities, or insurance premiums.

“Note” and “Notes” means, collectively, each promissory note (together with all renewals, modifications and extensions thereof and any replacement or additional notes) executed by Borrowers in favor of a Lender pursuant to the terms hereof.

“Obligations” means the Indebtedness and any and all existing and future debts, liabilities and obligations of every kind or nature at any time owing by any Borrower and any other Borrower Party to Administrative Agent and Lenders, under this Agreement or any other Loan Document, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Borrower or any other Borrower Party, whether or not a claim for such post-commencement interest is allowed), including, without limitation, any obligations under any Secured Hedge Agreements, any extensions, modifications, substitutions, increases and renewals of the Loan (provided that the Obligations of any Loan Party shall not include Excluded Hedge Agreement Obligations of such Loan Party); the payment of all amounts advanced by Administrative Agent, any Lender or any Affiliate of a Lender to preserve, protect and enforce rights hereunder and in the Collateral; and all expenses incurred by Administrative Agent, any Lender or any Affiliate of a Lender. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to a Secured Hedge Provider in connection with any Secured Hedge Agreements; provided, however, that any obligations with respect to Secured Hedge Agreements that are owing to a Lender or an Affiliate of a Lender other than Administrative Agent or its Affiliates shall only constitute “Obligations” hereunder if the applicable Secured Hedge Agreement was entered into on or after the Closing Date and the applicable Lender or Affiliate of a Lender gave written notice to Administrative Agent of the same within ten (10) days thereafter.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Operator”, individually, and “Operators”, collectively, means the applicable Property Manager, in each case under any Operators’ Agreement, reasonably approved by Administrative Agent and any successor to such Operator reasonably approved by Administrative Agent.

“Operators’ Agreements” means, collectively, any Management Agreement.

“Original Borrowers” has the meaning set forth in the recitals.

“Original Closing Date” means June 30, 2017.

“Original Loan Agreement” has the meaning set forth in the recitals.

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“Original Term Loan” has the meaning set forth in Section 2.1 of this Agreement.

“Original Term Loan Amount” means $250,000,000.

“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of any interest in any Loan or Loan Document.

“Overpaying Borrower” has the meaning assigned in Section 11.19(i).

“Overpayment Amount” has the meaning assigned in Section 11.19(i).

“Partial Release” has the meaning assigned in Section 2.18(a).

“Partial Release Price” has the meaning assigned in Section 2.18(a)(ix).

“Partial Release Project” has the meaning assigned in Section 2.18(a).

“Participant” has the meaning assigned in Section 11.3(e).

“Participant Register” has the meaning assigned in Section 11.3(e).

“Patriot Act” means the USA Patriot Act of 2001, Pub. L. No. 107-56.

“Payment Date” has the meaning assigned in Section 2.3(a) and is the date that a regularly scheduled payment of interest or principal and interest (following a Debt Yield Failure) is due.

“Payment Guaranty” means a Limited Guaranty of Payment and Performance executed by Guarantor in favor of Administrative Agent and the Lenders in form and substance reasonably acceptable to Administrative Agent guarantying the payments required to be made to the Replacement Escrow Fund and related enforcements costs and including minimum liquidity covenants with respect to Guarantor reasonably acceptable to Administrative Agent.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate (including certificates of occupancy), concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Permitted Encumbrances” has the meaning assigned in Section 7.1(a).

“Permitted Exceptions” means, with respect to each Project, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent or which are being contested in good faith, and for which adequate reserves are being maintained in accordance with an Acceptable Accounting Method, (d) statutory Liens for labor or materials that (i) secure sums not yet delinquent, (ii) secure sums not in excess of $250,000.00 in the aggregate, (iii) are bonded over or discharged to Administrative Agent’s reasonable satisfaction within thirty (30) days, and (iv) are being contested in good faith in accordance with the terms and conditions of this Agreement, (e) the rights of customers, licensees, invitees, guests and other occupants at each Project to occupy the Project in the ordinary course, (f) rights of (i) tenants, as tenants only, under the terms of Leases either reasonably approved or deemed approved by Administrative Agent (if such approval is required under the Loan Documents) or for which Administrative Agent’s approval is not required hereunder, and (ii) the Property Manager under the Management Agreements, solely to the extent provided therein or in any amendment thereto reasonably approved or deemed approved by Administrative Agent (to the extent such approval is required by the terms hereof), (g) other encumbrances and restrictions not materially affecting the use or enjoyment of the Projects and not to exceed $250,000, and (h) any other encumbrances, liens or other matters approved by Administrative Agent or Required Lenders in their reasonable discretion.

“Permitted Transfer” means any of the following Transfers, and such other Transfers as otherwise approved in advance in writing by Lenders in their sole and absolute discretion acting reasonably:

(a)               the Transfer, in one or a series of transactions including by way of merger, through which REIT is merged with or into any Person so long as the survivor of any such Transfer is REIT and there is no Change of Control;

(b)               the listing, offer, sale, transfer or issuance of shares of stock in (x) REIT or (y) in any other Restricted Party that, in each instance, is a publicly traded entity on a national exchange;

(c)               the Transfer, in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) by REIT or any direct or indirect legal or beneficial owner of REIT for estate planning purposes to the transferor’s spouse, child, parent, grandparent, grandchild, niece, nephew, aunt, uncle or other immediate family members of such transferor, or to a trust for the benefit of such spouse, child, parent, grandparent, grandchild, niece, nephew, aunt, uncle or other immediate family members; and

(d)               an Internalization that does not result in a Change of Control.

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“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof: or any other form of entity.

“Pledging Lender” has the meaning assigned in Section 11.35.

“Post-Closing Obligations” means the post-closing requirements described on Schedule 11.36.

“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Potential Non-Monetary Default” means any Potential Default, excluding those that can be cured or performed with the payment of money.

“Pre-Approved Manager” means those certain property managers identified on Schedule 1.1(c) attached hereto.

“Prepayment Premium” means with respect to any prepayment occurring, (i) during the first Loan Year, an amount equal to three percent (3%) of the principal amount of the Loan being prepaid, (ii) during the second Loan Year, an amount equal to two percent (2%) of the principal amount of the Loan being prepaid (iii) during the third Loan Year, an amount equal to one percent (1%) of the principal amount of the Loan being prepaid and (iv) following the end of the third Loan Year and thereafter, zero (0).

“Prohibited Transfer” has the meaning assigned in Section 7.1(a).

“Projects” means, collectively, the Land and medical office buildings located on the Land, and all related facilities, amenities, fixtures, and personal property owned by Borrowers and any other improvements now or hereafter located on the Land.

“Property Condition Report” has the meaning assigned in Schedule 2.1.

“Property Manager” means the Pre-Approved Managers and any other property manager reasonably approved or Deemed Approved by Administrative Agent (to the extent such approval is required pursuant to the terms of this Agreement).

“Pro Rata Outstandings” means, with respect to any Lender at any time, the outstanding principal amount of the Loan owing to such Lender at such time.

“Pro Rata Share” means, with respect to any Lender at any time the percentage obtained by dividing (i) the Loan Commitment of such Lender then in effect by (ii) the sum of the Loan Commitments and (b) after the making of the Loan, the percentage obtained by dividing (i) the Pro Rata Outstandings of such Lender by (ii) the total outstanding principal amount of the Loan; provided, however, that, if there are no Loan Commitments and no Pro Rata Outstandings, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to the terms of this Agreement.

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“Prorated Interest” has the meaning assigned in Section 2.4(b).

“Protective Advances” has the meaning assigned in Section 9.2(b).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Hedge Agreement, each guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Hedge Agreement or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Leases” means fully executed and delivered Leases which are not in default and are entered into with entities unaffiliated with any Borrower Party for which either (a) the Tenant under any such Lease has commenced rental payments and such Lease has a remaining term of three months or more from the applicable Test Date, or (b) the Tenant under any such Lease is obligated to commence rental payments within one year (or such Leases with more than twelve (12) months of free rent so long as Borrowers reserve such amounts in excess of twelve (12) months in a manner reasonably acceptable to Administrative Agent) from the applicable Test Date and such Lease has an initial term of three years or more.

“Recipient” has the meaning assigned in Section 11.37.

“Recognition Agreement” means individually and collectively those certain Estoppel and Agreements identified on Schedule 1.1(d) attached hereto.

“Recourse Guaranty Agreement” means that certain Guaranty of Recourse Obligations executed by Sponsor, as amended, restated, supplemented, or otherwise modified from time to time.

“Register” has the meaning assigned in Section 2.12(b).

“REIT” means Healthcare Trust, Inc., a Maryland corporation.

“Related Persons” means, with respect to any Person, each of such Person’s Affiliates, officers, directors, employees, agents, trustees, representatives, attorneys, accountants, and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document or the Environmental Indemnity Agreement.

“Release Notice” has the meaning assigned in Section 2.18(a)(v).

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“Replacement Escrow Fund” has the meaning assigned in Section 2.5(b)(ii).

“Replacement Project” has the meaning assigned in Section 2.18(c).

“Reports” has the meaning assigned in Section 11.37.

“Required Lenders” means, at any time, both Agent and Lenders whose combined Pro Rata Shares at such time are in excess of fifty percent (50%) in the aggregate; provided, however, that: (i) the Loan Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and (ii) Required Lenders must at all times include three (3) Lenders that are not Affiliates, unless at any time there is only one (1) Lender or all Lenders are Affiliates.

“Required Repairs” has the meaning assigned in Section 2.5(b)(i).

“Required Repair Fund” has the meaning assigned in Section 2.5(b)(i).

“Requirements of Law” means, with respect to any Person or Project, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or Project or any of its other property or to which such Person or any of its property is subject, as the same may be amended from time to time.

“Resize Amount” means an amount, as calculated by Administrative Agent upon the occurrence of any Resize Event, that, if applied to the outstanding principal balance of the Loan as of the most recent Test Date, would have resulted in a Debt Yield equal to the Debt Yield Covenant Threshold required by Section 7.13(a) for such Test Date.

“Resize Event” means that for two consecutive Test Dates, the Debt Yield for such Test Date is less than the Debt Yield Covenant Threshold required by Section 7.13(a) for such Test Date.

“Resize Event Termination Date” means the date on which Administrative Agent has determined that the Debt Yield (when calculating the Debt Yield for this purpose the outstanding principal balance of the Loans will not be deemed reduced by any amounts in a Debt Yield Fund or by the balance of any Specified Letter of Credit) has exceeded the Debt Yield Covenant Threshold required by Section 7.13(a) for two consecutive Test Dates, provided that no Potential Default or Event of Default exists.

“Resize Funded Amount” has the meaning set forth in Section 7.13(b)(i).

“Resize LC” has the meaning set forth in Section 7.13(b)(i).

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“Resize Period” means the period commencing upon the occurrence of a Resize Event and terminating upon (a) the occurrence of a Resize Event Termination Date or (b) Borrower prepayment of the Loan in the amount equal to the applicable Resize Amount.

“Restoration Threshold” means, as of any date, an amount equal to one percent (1%) of the aggregate amount of the Loan outstanding on the Closing Date.

“Restricted Party” means each (i) Borrower, (ii) any Affiliated Manager, (iii) each Guarantor and (iv) each of ARHC Plaza Del Rio Medical Office Campus Member 1, LLC, ARHC Plaza Del Rio Medical Office Campus Member 2, LLC.

“Secured Hedge Agreement” means (whether one or more) any Hedge Agreement (excluding interest rate cap agreements) between any one or more of the Borrower Representative or a Borrower Party (or an Affiliate of any such Borrower) and a Secured Hedge Provider.

“Secured Hedge Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time any of execution and delivery of a Hedge Agreement) who has entered into a Hedge Agreement with any Borrower Party with respect to the Loan.

“Secured Parties” means Lenders and Administrative Agent and each such Person’s Related Persons.

“Security” means all of the real and personal property securing the Obligations described in the Loan Documents and the Secured Hedge Agreement.

“Security Deposits” means any and all security deposits and entrance fees from any tenant or occupant of the Projects collected or held by Borrowers or Property Manager.

“Single Purpose Entity” means a Person (other than an individual, a government or any agency or political subdivision thereof), which exists solely for the purpose of owning and leasing the Projects, observes corporate, company or partnership formalities, as applicable, independent of any other entity, and which otherwise complies with the covenants set forth in Section 5.18 hereof.

“Site Assessment” means an environmental engineering report for each Project (including without limitation, any phase II engineering report) prepared at Borrowers’ expense by an engineer engaged by Borrowers, or by Administrative Agent on behalf of Borrowers, and reasonably approved by Administrative Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about each Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E1527-05 (or any successor thereto published by ASTM) and good customary and commercial practice.

“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood hazards, the current standard for which is at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year as per the applicable flood maps.

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“Specified Compliance Certificate” means a compliance certificate in form and substance satisfactory to Administrative Agent.

“Specified Letter of Credit” means a letter of credit in form and substance satisfactory to Administrative Agent, issued to Administrative Agent, as beneficiary, for the account of a Borrower, as customer, issued by a depository institution acceptable to Administrative Agent in its reasonable discretion or the Approved L/C Provider, that includes an “evergreen” provision providing for automatic renewal to the extent available, and that permits one or more drawings at any time by Administrative Agent.

“Specially Designated National and Blocked Persons” mean those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

“Sponsor” means Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Administrative Agent.

“State Regulator” has the meaning assigned in Section 7.12.

“Subaccount” means a subaccount, which may be ledger or book entry account and not an actual account.

“Survey” has the meaning assigned in Schedule 2.1.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Impound” has the meaning assigned in Section 3.5.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant Estoppel Certificates” means any estoppel certificate from a Tenant delivered to Administrative Agent in connection with the Loan.

“Tenants” means the parties listed on Exhibit D attached hereto and any successor or other tenant of any Project approved by Administrative Agent in accordance with the terms of this Agreement to the extent such approval is require hereunder or as otherwise permitted under this Agreement.

AMENDED AND RESTATED LOAN AGREEMENT – PAGE 28

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“Term Sheet” means that certain Term Sheet dated October 2019 between Sponsor and CONA.

“Test Date” means the last day of each calendar quarter commencing with the calendar quarter ending March 31, 2020.

“Test Period” means, as of any date, a period of twelve (12) consecutive calendar months then ended (taken as one accounting period), or such other period as specified in this Agreement.

“Title Policy” has the meaning assigned in Schedule 2.1.

“Transfer” means any direct or indirect sale, transfer, conveyance, mortgage, grant of lien or other interest, bargain, installment sale, master lease, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of all or any portion of the direct or indirect legal or beneficial ownership of, or any interest in, (a) the Projects or any part thereof or (b) any Restricted Party including any agreement to transfer or cede to another Person any voting management or approved rights, or any other rights, appurtenant to such legal or beneficial ownership or other interest.

“Transferee” has the meaning assigned in Section 7.1(c).

“Triple Net Project” has the meaning assigned in Section 2.5(b).

“Triple Net Lease” any Lease with respect to a Triple Net Project.

“Triple Net Tenant” means a Tenant under any Triple Net Lease.

“TWEA” has the meaning assigned in Section 5.20(f).

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of Administrative Agent’s or any other Lender’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

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“U.S. Tax Compliance Certificate” has the meaning assigned in Section 2.17(g)(ii)(B)(3).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zoning Report” has the meaning assigned in Schedule 2.1.

Section 1.2           DefinitionsSection 1.3. All terms defined in Section 1.1 above or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document or Environmental Indemnity Agreement, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole. The words “include” and “include(s)” when used in this Agreement and the other Loan Documents or Environmental Indemnity Agreement means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

Section 1.3           PhrasesSection 1.4. When used in this Agreement and the other Loan Documents or Environmental Indemnity Agreement, the phrase “including” shall mean “including, but not limited to,” the phrases “satisfactory to Administrative Agent,” “satisfactory to Lenders” and “satisfactory to Required Lenders” shall mean “in form and substance satisfactory to the applicable Person in all respects”, the phrases “with Administrative Agent’s consent”, “with Lenders’ consent” and “with the Required Lenders’ consent” or “with Administrative Agent’s approval”, “with Lenders’ approval” and “with the Required Lenders’ approval” shall mean such consent or approval at such Person’s sole discretion, and the phrases “acceptable to Administrative Agent,” “acceptable to Lenders” and “acceptable to the Required Lenders” shall mean “acceptable to such Person at such Person’s sole discretion” unless otherwise specified in this Agreement.

ARTICLE 2

LOAN TERMS

Section 2.1           The Loan. Pursuant to the Original Loan Agreement, each lender party thereto extended on the Original Closing Date its pro rata share of the original term loan (the “Original Term Loan”) to Original Borrowers in the original aggregate principal amount equal to the Original Term Loan Amount. Borrowers acknowledge and agree that as of the date hereof $241,986,909.20 of the principal amount of the Original Term Loan remains outstanding and shall be refinanced hereunder, without constituting a novation. Upon satisfaction of all the terms and conditions set forth in the Term Sheet and Schedule 2.1 attached hereto, each Lender, severally, but not jointly, agrees to make on the Closing Date its Pro Rata Share of the term loan (the “Loan”) to Borrowers in the original aggregate principal amount equal to the Loan Amount, which Loan shall mature on the Maturity Date. Lenders have advanced the entire Loan to Borrowers on the date hereof. Borrowers acknowledge receipt of the Loan, the proceeds of which are being and shall be used to (i) refinance the Original Term Loan, and (ii) pay transaction costs. Any excess proceeds, if any, may be used for any lawful purpose. Each Borrower hereby (x) represents, warrants, agrees, covenants and reaffirms that it has no defense (other than the defense of payment and/or performance), set off, claim or counterclaim against the Administrative Agent, the lenders party to the Original Loan Agreement or the Lenders party hereto with regard to their Obligations in respect of the Original Term Loan arising prior to the Original Closing Date and (y) reaffirms its obligation to repay the Loan in accordance with the terms and provisions of this Agreement and the other Loan Documents. Borrowers hereby agree to accept the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein. The aggregate amount of all advances of the Loan on a cumulative basis shall not exceed the total Loan Commitments. The Loan is not a revolving credit loan, and Borrowers are not entitled to any readvances of any portion of the Loan which they may (or are otherwise required to) prepay pursuant to the provisions of this Agreement.

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Section 2.2           Interest Rate; Late Charge. The outstanding principal balance of the Loan shall bear interest at a floating rate of interest equal to the Libor Rate plus two percent (2%) per annum (the “Applicable Margin”), as the same may be modified as expressly provided in Section 2.9(c) (the “Contract Rate”). If Borrowers fail to pay any installment of interest or principal within five (5) days after the date on which the same is due excluding the final installment due on the Maturity Date, Borrowers shall pay to Administrative Agent, for the account of Lenders (other than any Defaulting Lender but subject to Section 2.19(c)), a late charge on such past due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. Administrative Agent shall pay to each Lender (other than any Defaulting Lender but subject to Section 2.19(c)) its portion of the late charge based on each Lender’s Pro Rata Share of the Loan in accordance with Section 2.6. The foregoing late charge is intended to compensate each Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by each Lender as a result of such delinquent payment. Borrowers agree that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses each Lender will incur by reason of late payment. Borrowers and each Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the Event of Default arising from the overdue installment and shall not prevent any Lender from exercising any other rights or remedies available to such Lender with respect to such Event of Default. While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3           Terms of Payment.

(a)               Interest and Principal. Commencing on January 1, 2020, and continuing on the first day of each calendar month thereafter until the earlier of the Maturity Date or the full repayment of the Indebtedness (each a “Payment Date”), Borrowers shall pay to Administrative Agent for the account of Lenders (other than Defaulting Lenders but subject to Section 2.19(c)), interest only in arrears computed at the Contract Rate on the outstanding principal balance of the Loan.

(b)               Maturity Date. On the Maturity Date, Borrowers shall pay to Administrative Agent for the account of Lenders (other than any Defaulting Lender but subject to Section 2.19(c)), all outstanding principal, accrued and unpaid interest, default interest, late charges, Prepayment Premium, if applicable, and any and all other amounts due under the Loan Documents.

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Section 2.4           Prepayment.

(a)               Right to Prepay. The Loan may be prepaid in whole or in part at any time, provided Borrowers pay with such prepayment all accrued interest and all other outstanding amounts then due and unpaid under the Loan Documents, including, without limitation, Prorated Interest, the Prepayment Premium, and any Libor Breakage Amount.

(b)               Prepayment Not Made on a Payment Date. If for any reason the Loan or any portion thereof is prepaid on a day other than a scheduled monthly Payment Date, interest shall be prorated (the “Prorated Interest”) through the date of prepayment. On the prepayment date, Borrowers shall pay to Administrative Agent, for the account of Lenders, as applicable, the applicable principal of the Loan, Prorated Interest, Prepayment Premium, if applicable, Libor Breakage Amount, and any other amounts, if any, required under this Agreement.

(c)               Involuntary Prepayment. If the Loan is accelerated for any reason other than casualty or condemnation, Borrowers shall pay to Administrative Agent, for the account of Lenders, in addition to all other amounts outstanding under the Loan Documents, including without limitation, Prorated Interest (if applicable) the Libor Breakage Amount (if applicable), and a prepayment premium equal to the Prepayment Premium, if applicable.

(d)               Prepayment Due to Casualty or Condemnation. In the event of a prepayment resulting from the application of insurance or condemnation proceeds pursuant to Article 3 hereof, no Prepayment Premium shall be imposed, and Lenders agree to use commercially reasonable efforts to mitigate and minimize the LIBOR Breakage Amount arising out of such prepayment.

(e)               Prepayment Following a Casualty. Following the occurrence of a Casualty at a Project, if Borrowers elect to prepay the Allocated Loan Amount in respect of such Project in accordance with the terms of Section 3.2(d), Borrowers shall (i) provide not less than ten (10) days’ notice to Administrative Agent of such prepayment and (ii) pay with such prepayment of the Allocated Loan Amount all accrued interest, including Prorated Interest on the amount being prepaid, but without payment of any Prepayment Premium. Concurrently with the completion of the prepayment, and provided that Borrowers otherwise satisfy the requirements of Section 2.18 with respect to Partial Releases (other than payment of the Partial Release Price and other than Sections 2.18(a)(iv)), Administrative Agent and Lenders shall (i) release and discharge the Project from the Mortgage and the other documents securing the Loan (or assign the same at the request of Borrower) and the Assignment of Ownership Interests Agreement, (ii) release and discharge Borrower from its obligations under the Loan Documents, except for those obligations that expressly survive the repayment of the Obligations under this Agreement, the other Loan Documents and the Environmental Indemnity, and (iii) execute and deliver all instruments reasonably required to effect such release and discharge (or assignment). Borrowers shall also pay all reasonable out of pocket expenses incurred by Administrative Agent and Lenders in connection with the prepayment and the release and discharge of the Project from the Mortgage (or the assignment of the applicable Mortgages).

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(f)                Character of Prepayment Premium. The Prepayment Premium does not constitute a penalty, but rather represents the reasonable estimate, agreed to between Borrowers and each Lender, of fair compensation for the loss that may be sustained by such Lender due to the payment of the principal Indebtedness of Borrowers prior to the Maturity Date and/or the increased cost and expense to such Lender resulting from an acceleration of the Loan. Any Prepayment Premium shall be paid without prejudice to the right of any Lender to collect on its behalf any of the amounts owing under the Note, this Agreement or the other Loan Documents or otherwise, to enforce any of its rights or remedies arising out of an Event of Default.

Section 2.5           Security; Establishment of Funds; Deposit Accounts.

(a)               Security. The Loan shall be secured by the Mortgage, creating a first lien on Borrowers’ respective fee and/or leasehold interests in the Projects, and the other Loan Documents.

(b)               Establishment of Funds. Borrowers agree to establish the following reserves or escrows with Administrative Agent, to be held by Administrative Agent as further security for the Loan subject to the terms hereto:

(i)                 on the Closing Date, Borrowers shall deposit with Administrative Agent the amount of $207,038 (the “Required Repair Fund”) which shall be held by Administrative Agent for the completion of the required repairs set forth on Schedule 11.36 annexed hereto (the “Required Repairs”) on or before the date(s) specified in Schedule 11.36. Borrowers shall provide Administrative Agent with evidence reasonably satisfactory to Administrative Agent of the completion of the Required Repairs, all of which shall be performed in a manner reasonably satisfactory to Administrative Agent and in accordance with all applicable Requirements of Law; and

(ii)              Borrowers shall (A) deposit with Administrative Agent on each Payment Date one-twelfth (1/12th) of the product of $0.15 multiplied by the number of rentable square feet in each Individual Project other than each Individual Project that is the subject of a triple net lease with the Tenant solely responsible for all replacement and repairs (“Triple Net Project”), each such Triple Net Project as of the date hereof being identified on Schedule 2.5 hereof, which shall be held by Administrative Agent for replacements and repairs required to be made to the Projects during the term of the Loan (the “Replacement Escrow Fund”) pursuant to the terms hereof or (B) provide a Payment Guaranty to Administrative Agent for the benefit of the Administrative Agent and Lenders.

Administrative Agent shall hold the Funds, and any and all other impounds or reserves otherwise provided for in this Agreement, for the benefit of all Lenders subject to the terms hereof.

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(c)               Pledge and Disbursement of Funds. Borrowers hereby pledge to Administrative Agent and Lenders, and grant a security interest in, any and all monies now or hereafter deposited in the Funds as additional security for the payment of the Loan. Administrative Agent may reasonably reassess its estimate of the amount necessary for the Funds from time to time and may reasonably adjust the monthly amounts required to be deposited into the Funds upon thirty (30) days’ notice to Borrowers. Administrative Agent shall make disbursements from the Funds as requested by Borrowers, and approved by Administrative Agent in its reasonable discretion, on a monthly basis in increments of no less than $5,000.00 not later than ten (10) days following delivery by Borrowers of Administrative Agent’s standard form of draw request, accompanied by copies of invoices for the amounts requested and, if reasonably required by Administrative Agent, conditional lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment (which waivers and releases may be subject to receipt of the dollars being requested). If Borrower makes a request for disbursement of Funds in excess of $25,000, Administrative Agent may require an inspection of the Projects at Borrowers’ expense prior to making a disbursement in order to verify completion of replacements and repairs for which reimbursement is sought. Lenders and Borrowers acknowledge and agree that the Funds shall be held without interest in Administrative Agent’s name or in the name of CONA as an Affiliate of Administrative Agent and may be commingled with the general funds of Administrative Agent. Upon the occurrence and continuation of an Event of Default, Administrative Agent may (and at the direction of the Required Lenders shall) apply any sums then present in the Funds to the payment of the Loan in any order in the reasonable discretion of Administrative Agent. Until expended or applied as above provided, the Funds shall constitute additional security for the Loan. Administrative Agent shall have no obligation to release any of the Funds while any Event of Default exists or any Material Adverse Change has occurred in any Borrower or any other Borrower Party or any Project. All costs and expenses, if any, incurred by Administrative Agent in the disbursement of any of the Funds shall be paid by Borrowers promptly upon demand or, at Administrative Agent’s sole discretion, deducted from the Funds. Any amounts remaining in the Funds at the time of payment and performance in full of the Obligations or, if earlier, completion of all Required Repairs solely with respect to the Required Repair Fund so long as no Potential Default or Event of Default exists, shall be promptly disbursed to Borrowers; provided, however the requirement for no Potential Default to exist may be waived by Administrative Agent in its sole discretion for Potential Non-Monetary Defaults.

(d)               [Reserved].

(e)               [Reserved].

(f)                Deposit Accounts. Subject to the provisions of Section 7.20 of this Agreement, Borrowers shall (i) maintain all Deposit Accounts with Administrative Agent (or other Deposit Account Bank) which accounts shall be subject to Deposit Account Control Agreements and (ii) cause all rents payable under the Leases to be deposited into a Deposit Account subject to a Deposit Account Control Agreement within five (5) Business Days of receipt of same by Borrowers.

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Section 2.6           Application of Payments.

(a)               Payments Following an Event of Default. Upon the occurrence and during the continuance of an Event of Default, all payments shall be applied in such order as Administrative Agent shall determine in its sole discretion or as directed by the Required Lenders. Notwithstanding anything herein to the contrary, if at any time during the existence of an Event of Default, Administrative Agent applies any payments received or the proceeds of any Collateral to principal payments on the Loan, Administrative Agent shall apply such payments or proceeds pro rata between such principal on the Loan and the Obligations under the Secured Hedge Agreements based on the outstanding principal balance of the Loan and the Obligations under the Secured Hedge Agreements.

(b)               Application of Payments Generally. All repayments of the Loan shall be applied to reduce the remaining installments of the outstanding principal amount of the Loan in the inverse order of maturity (together with accrued interest thereon as applicable).

(c)               Payments and Computations. Borrowers shall make each payment under any Loan Document not later than 2:00 p.m. (Eastern Standard or Daylight Savings time) on the day when due to Administrative Agent by wire transfer or Automated Clearing House (“ACH”) transfer to be initiated by Administrative Agent (which shall be the exclusive means of payment hereunder) to the following account (or at such other account or by such other means to such other address as Administrative Agent shall have notified Borrowers in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Bank:	Capital One, N.A.
ABA/Routing Number:	065000090
Account Name:	Agency Clearing
Account Number:	38395-10002131
Reference:	HTI MOB Portfolio

Administrative Agent shall cause to be distributed immediately available funds relating to the payment of principal, interest or fees to Lenders, in accordance with the application of payments set forth in Section 2.6(a), promptly after receipt or deemed receipt, but not later than one Business Day following receipt (or deemed receipt) by Administrative Agent. Administrative Agent shall have no obligation to make any payments to a Lender except out of amounts received or applied by Administrative Agent with respect to the Loan, and only if and to the extent payable in accordance with said Section 2.6(a). Payments received by Administrative Agent after 2:00 p.m. (Eastern Standard or Daylight Savings time) shall be deemed to be received on the next Business Day.

(d)               Computations of Interests and Fees. All computations of interest and of fees shall be made by Administrative Agent on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date of the initial disbursement under the Loan or the date of the preceding Payment Date, as the case may be, to the date of the next Payment Date or the Maturity Date, as the case may be. Each determination of an interest rate or the amount of a fee hereunder shall be made by Administrative Agent in its reasonable discretion and shall be conclusive, binding and final for all purposes, absent manifest error.

(e)               Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees.

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(f)                Advancing Payments. Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due hereunder that Borrowers will not make such payment in full, Administrative Agent may assume that Borrowers has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that Borrowers shall not have made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent.

Section 2.7           Sources and Uses. The sources and uses of funds for the contemplated transaction are as provided in writing to the Administrative Agent on the Closing Date. Borrowers shall deliver such information and documentation as Administrative Agent reasonably shall request to verify that such sources and uses. The proceeds of the Loan are intended and will be used for agricultural, business and/or commercial purposes and are not intended and will not be used for personal, family or household purposes.

Section 2.8           Increased Costs.

(a)                  Increased Costs Generally. If any Change in Law shall:

(i)               impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)              subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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(b)              Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loan Commitment of such Lender or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)               Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.8(a) or (b) and delivered to Borrowers, shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)               Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.9           Illegality; Market Disruption Event.

(a)                  Illegality. If any Lender determines in good faith that any Change in Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender to maintain Loans or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank Eurodollar market, then (a) such Lender shall promptly notify the Borrower Representative thereof (with a copy to Administrative Agent) and (b) if such Change in Law or such restrictions shall so mandate, such Lender’s Loan shall be prepaid by Borrowers, together with accrued and unpaid interest thereon and all other amounts payable with respect thereto by Borrowers under this Agreement (but without any Prepayment Premium), on or before such date as shall be mandated by such Change in Law or such restrictions, to Administrative Agent for the account of such Lender, on the last day of the then current Interest Period for such Loan (or on such earlier date as shall be notified to by Lender as being the last permissible date for such prepayment under the relevant applicable Law) but in all events no sooner than sixty (60) days after Administrative Agent’s request for such prepayment; provided, that, (i) in the event that such Lender has notified the Borrower Representative that it is not unlawful for such Lender to maintain any Loan accruing interest at a rate determined by reference to the Base Rate, the portion of the Loan held by such Lender bearing interest at the Contract Rate will automatically at the end of the Libor Interest Period during which such notice is delivered to Borrower Representative, convert to bearing interest at the Base Rate, and (ii) the obligation of such Lender to make or maintain Loans bearing interest at the Contract Rate shall be suspended, in each case until Administrative Agent shall notify the Borrower Representative that such Lender has determined that the circumstances causing such suspension no longer exist (of which cessation each such Lender agrees to promptly notify Administrative Agent).

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(b)                  Market Disruption Event. If, on or prior to the first day of any Interest Period (an “Affected Interest Period”):

(i)               Administrative Agent determines (which determination shall be made in good faith and be conclusive and binding on Borrowers absent manifest error) that, by reason of circumstances affecting the London interbank Eurodollar market, the “LIBOR Rate” cannot be determined pursuant to the definition thereof, or

(ii)              Administrative Agent and the Required Lenders determine in good faith that for any reason in connection with any request for a Loan bearing interest at the Contract Rate or a continuation thereof that (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan bearing interest at the Contract Rate, or (B) the LIBOR Rate for any requested Interest Period with respect to a proposed Loan bearing interest at the Contract Rate does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Administrative Agent will promptly so notify the Borrower Representative and each Lender. Thereafter, the obligation of Lenders to maintain its Loan bearing interest at the Contract Rate shall be suspended at the end of the Libor Interest Period in which Administrative Agent so notifies the Borrower Representative until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. During any period for which Administrative Agent has notified Borrower Representative that use of the Contract Rate has been suspended, the Loan will accrue interest at the Base Rate. Upon receipt Administrative Agent’s notice that use of the Contract Rate is to be suspended, the Borrower Representative may revoke any pending request for a continuation of interest accruing at the Contract Rate and will be deemed to have converted such request into a request for the Loan to bear interest at the Base Rate.

(c)                  Notwithstanding anything to the contrary contained herein, if after the Closing Date an Alternate Rate Event occurs, Administrative Agent will give prompt notice thereof to Borrowers and Lenders, and Administrative Agent and Borrowers shall negotiate in good faith to establish an alternate rate of interest to the Libor Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated commercial mortgage loans in the United States at such time similar to the Loan, taking into consideration hedge products between Borrower and Administrative Agent and ARRC and ISDA replacement rate market conventions, as the same may be affected by applicable Governmental Authorities; provided, that, if such alternate rate of interest shall be less than one percent (1%), such rate shall be deemed to be one percent (1%) for the purposes of this Agreement (such alternate rate, the “Alternate Rate”). Once the Alternate Rate has been established, Administrative Agent and Borrowers shall negotiate in good faith to enter into an amendment to this Agreement reflecting the Alternate Rate and such other related changes (including the addition or subtraction of such margin as may be required to approximate the Contract Rate in effect prior to the Alternate Rate Event) as may be reasonably required by Administrative Agent and Borrowers (an “Alternate Rate Amendment”). Administrative Agent shall promptly deliver any proposed Alternate Rate Amendment to Lenders in writing, and such proposed Alternate Rate Amendment shall be effective without any further action or consent of any other Lenders so long as Administrative Agent shall not have received written notice from Required Lenders objecting to such Alternate Rate Amendment within five (5) Business Days. From the occurrence of an Alternate Rate Event until an Alternate Rate Amendment is effective, the Contract Rate shall be the Base Rate, plus the Applicable Margin. If the Alternate Rate or Base Rate is applied in accordance with the terms of this Section 2.9(c), then any such Alternate Rate or Base Rate (as applicable) will, with an applicable spread (which may be positive or negative), approximate the Contract Rate calculated based on normalized Libor Rate immediately prior to the application of the Alternate Rate or Base Rate (as applicable) prior to the Alternate Rate Event, as reasonably adjusted by Administrative Agent.

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Section 2.10       Interest Rate Protection. Within 5 days of the Closing Date, Borrowers shall or shall cause Guarantor, at their sole cost and expense, obtain and maintain or cause to be obtained and maintained an interest rate swap for the benefit of Borrowers pursuant to a Hedge Agreement reasonably satisfactory to Administrative Agent (a) having a term coterminous with the scheduled Maturity Date, and (b) sufficient to hedge the interest rate on the outstanding principal amount of the Loan. Upon repayment of the Loan in full, Administrative Agent shall assign the Hedge Agreements back to a Borrower Party or an Affiliate of Borrowers (at Borrowers’ direction). Except in connection with a Secured Hedge Agreement, the Projects shall not be pledged or encumbered in any manner to secure any obligation under the Hedge Agreement. Borrowers shall not enter into any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement pertaining to fluctuations in interest rates, or any swaps, caps or collar agreements or similar arrangements providing for protection against fluctuations in currency exchange rates, either generally or under specific contingencies, other than the Hedge Agreement contemplated by this Section 2.10, and not for speculative purposes. Notwithstanding anything set forth herein or in any other Loan Document to the contrary, pursuant to the rights of set-off set forth in a Secured Hedge Agreement, Guarantor shall have the right to set off against any payments due and payable by any Borrower Party under any Loan Document, including payments of interest and principal on the Loan, any amount payable to Guarantor by any Secured Hedge Provider under any such Secured Hedge Agreement as provided therein.

Section 2.11       Libor Breakage Amount. Upon any payment of the Loan (or any portion thereof) on any day that is not the last day of the Libor Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall pay to Administrative Agent, for the account of Lenders (other than a Defaulting Lender) the Libor Breakage Amount. For purposes of calculating the Libor Breakage Amount payable to a Lender under this Section 2.11, each Lender shall be deemed to have actually funded the Loan through the purchase of a deposit bearing interest at the Libor Rate in an amount equal to the amount of the Loan and having a maturity and repricing characteristics comparable to the relevant Libor Interest Period; provided, however, that each Lender may fund its Pro Rata Share of the Loan in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.11.

Section 2.12       Evidence of Debt; Loan Accounts.

(a)                  Administrative Agent, on behalf of Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Administrative Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Administrative Agent.

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(b)               Administrative Agent, acting as a non-fiduciary agent of Borrowers solely for tax purposes and solely with respect to the actions described in this Section 2.12(b), shall establish and maintain at its address referred to in Section 11.1 (or at such other address as Administrative Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Administrative Agent and each Lender, each of their obligations under this Agreement to participate in each Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of Lenders (and each change thereto pursuant to Sections 11.1 and 11.3), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, (4) the amount of any principal or interest due and payable or paid and (5) any other payment received by Administrative Agent from a Borrower and its application to the Obligations.

(c)               Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations. The right, title and interest of Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.12 and Section 11.1 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)               The Borrower Parties, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by Borrowers, the Borrower Representative, Administrative Agent or such Lender during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or unless otherwise agreed by Administrative Agent.

Section 2.13       [Reserved].

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Section 2.14       Mitigation Obligations; Replacement of Lenders.

(a)                  Mitigation Obligations. If any Lender requests compensation under Section 2.8 or Section 2.9, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.17, 2.8 or 2.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                  Replacement of Lenders. If any Lender requests compensation under Sections 2.8 or 2.9, or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a), or if any Lender is a Defaulting Lender, then Borrowers may, at their sole expense, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.8 or 2.9) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee under Section 11.3 that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)               Borrowers shall have paid to Agent the assignment fee (if any) specified in Section 11.3;

(ii)              such assigning Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Loan and accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents in connection therewith (including, without limitation, any LIBOR Breakage Amount except where such assignment is of a Defaulting Lender’s interest or the assigning Lender declined to designate a different lending office despite having the ability to do so) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of any applicable Libor Breakage Amount or Prepayment Premium);

(iii)             in the case of any such assignment resulting from a claim for compensation under Section 2.13, or payments required to be made pursuant to Section 2.17, such assignment will result in a concomitant reduction in such compensation or payments thereafter; and

(iv)             such assignment does not conflict with Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

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Section 2.15       Pro Rata Treatment; Sharing of Payments.

(a)               Pro Rata Treatment. (i) The advance of the Loan from Lenders under Section 2.1 and each advance under Section 9.2((b), shall be made by Lenders based on their Pro Rata Share; (ii) each payment or prepayment of principal of the Loan by Borrowers shall be made for account of Lenders based on their Pro Rata Share; and (iii) each payment of interest on the Loan by Borrowers shall be made for account of Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(b)               Sharing of Payments, Etc.

(i)               If any Lender shall obtain from any Borrower payment of any principal of or interest on the Loan owing or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set off, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loan or such other amounts then due hereunder or thereunder by Borrowers to such Lender (other than pursuant to any Secured Hedge Agreements) than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loan or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of or interest on the Loan or such other amounts, respectively, owing to each of Lenders. To such end, all Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(ii)             Borrowers agree that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(iii)            Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrowers. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section 2.15(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section 2.15(b) to share in the benefits of any recovery on such secured claim.

Section 2.16       Fees and Expenses. Borrowers agree to pay to Administrative Agent (for the benefit of Lenders, as applicable) an annual collateral monitoring fee paid annually to cover property inspections by Administrative Agent in an amount equal to $150 per month per Project, as same shall be reduced by $1,800 per annum (or to the extent prepaid, Borrowers shall receive a pro-rata credit of such amount) upon a release (without substitution) of any property from the lien of the security instruments securing the Loan. The first such fee is due on the Closing Date.

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Section 2.17       Taxes.

(a)                  Defined Terms. For purposes of this Section 2.17, the term “Requirements of Law” includes FATCA.

(b)                  Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Requirements of Law. If any Requirements of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or a Borrower Party, then Administrative Agent or such Borrower Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                  Payment of Other Taxes by the Borrower Parties. The Borrower Parties shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                  Indemnification by Borrower. The Borrower Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Parties by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(e)                  Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.3 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to Lender from any other source against any amount due to Administrative Agent under this Section 2.17.

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(f)                   Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower Party to a Governmental Authority pursuant to this Section 2.17, such Borrower Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)                  Status of Lenders.

(i)                 Any Lender and Administrative Agent (if not also a Lender) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender and Administrative Agent (if not also a Lender), if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)              Without limiting the generality of the foregoing, if any Borrower is a U.S. Person,

(A)             any Lender that is a U.S. Person and Administrative Agent (if not also a Lender) shall deliver to Borrowers and Administrative Agent on or prior to the date on which such person becomes a Lender or Administrative Agent (if not also a Lender) hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of IRS Form W-9 certifying that such person is exempt from U.S. federal backup withholding tax;

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(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty

(2)               executed copies of IRS Form W-8ECI;

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in form reasonably acceptable to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)               to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form reasonably acceptable to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form reasonably acceptable to Administrative Agent on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

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(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Administrative Agent in writing of its legal inability to do so.

(h)                  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                 Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

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Section 2.18       Partial Releases.

(a)               General Provisions. Notwithstanding anything contained in this Agreement, the Note, the Mortgage or any of the other Loan Documents to the contrary, upon the request of Borrowers, Administrative Agent agrees to release its Lien with respect to one or more of the Individual Projects (each, a “Partial Release Project”) from the lien of the related Mortgage and the other Loan Documents (or, at the applicable Borrower’s request, assign its interest in the Mortgage and the other Loan Documents applicable to the Individual Project as further provided in clause xi below), release the applicable portion of the Assignment of Ownership Interest and release the applicable Borrower from its obligations under the Loan Documents and, provided that all of the following terms and conditions are satisfied (such release herein called a “Partial Release”):

(i)                 After giving effect to a Partial Release, payment of the Partial Release Price, and the substitution of a Replacement Project, if any there shall be at least (x) twenty-five (25) Individual Projects remaining as security for the Loan or (y) seventy-five percent (75%) of the original principal balance of the Loan as of the Closing Date.

(ii)               There shall exist no Potential Default or Event of Default at the time the Partial Release request is made by Borrowers, and Borrowers shall certify in writing to Administrative Agent that no Event of Default shall exist immediately after giving effect to the applicable Partial Release and the execution and delivery of all documents connected therewith; provided, however the requirement for no Potential Default to exist may be waived by Administrative Agent in its sole discretion for Potential Non-Monetary Defaults.

(iii)              In each case after giving effect to the release or assignment of the Partial Release Project, the remaining Projects and the Replacement Project shall have achieved: (a) a pro forma (i.e., taking into account the release of the Partial Release Project and excluding the ANOI of such Partial Release Project) Debt Yield equal to the greater of (A) nine percent (9%) and (B) the in place Debt Yield evidenced by the most recently delivered Compliance Certificate; and (b) a Debt Service Coverage Ratio of at least 1.25:1.00.

(iv)              Borrowers shall deliver, together with such request for the Partial Release, a pro forma Compliance Certificate showing that, on a pro forma basis, after giving effect to such release, the financial tests in subsection (iii) herein above (or, with respect to a release pursuant to Section 2.2(e) hereof, the financial tests in Section 7.13(c) hereof) shall be satisfied.

(v)               Borrowers shall provide written notice to Administrative Agent of their desire to have the applicable Partial Release Project released as security for the Loan (the “Release Notice”), and provide Administrative Agent with all information (including any proposed partial release forms) and documents relating to such release (or the applicable Mortgage assigned), at least thirty (30) days prior to the anticipated date for such partial release (or assignment) and deliver to Administrative Agent the documents to be executed by Administrative Agent or Lenders in connection therewith at least five (5) Business Days before the anticipated date for such partial release (or assignment) which forms of such documents must be reasonably satisfactory to Administrative Agent in form and substance.

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(vi)             Such release or assignment will not affect the priority of lien or liens on the remainder of the Security, or Administrative Agent’s or Lenders’ rights in and to the remainder of the Security.

(vii)            Borrowers shall pay all reasonable out of pocket expenses of Administrative Agent, including reasonable attorneys’ fees and expenses, title insurance premiums (if applicable), recording costs and similar costs in connection with the Partial Release.

(viii)          Administrative Agent shall receive reasonable assurances if reasonably requested by Administrative Agent that the Environmental Indemnity Agreement shall remain in full force and effect with respect to the remaining Security and the Partial Release Project, subject in each case to the terms and conditions of the Environmental Indemnity Agreement.

(ix)             Provided there is no simultaneous substitution of a Replacement Project in satisfaction of Section 2.18(c) hereof, Borrowers shall pay to Administrative Agent, for the account of Lenders, an amount equal to 110% of the Allocated Loan Amount for the Partial Release Project (such amount is the “Partial Release Price”), plus the pro rata portion of any applicable Prepayment Premium required and calculated on the Partial Release Price; provided, however for the period from the date hereof through December 19, 2020, if the Partial Release Project is the Careplex Project, the Partial Release Price shall be an amount equal to 105% of the Allocated Loan Amount for such Project.

(x)             Administrative Agent shall receive such title insurance endorsements as it may require, including partial release endorsements (if available).

(xi)             If Borrower advises Administrative Agent that it desires Administrative Agent to assign the applicable Mortgage and other documents securing the Loan encumbering the Partial Release Project to a new lender providing the funds for such prepayment, then Administrative Agent and Lenders shall (i) reasonably cooperate with Borrower to split and sever the Note and applicable Mortgage (if applicable) and/or assign the applicable Note and Mortgage and all of the other applicable Loan Documents to any Person designated by Borrower, which assignment documents shall be in recordable form and otherwise in form and substance reasonably acceptable to Administrative Agent, (ii) deliver to or as directed by Borrower the originally executed applicable Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the applicable Note and which originals were delivered to Administrative Agent, (iii) execute and deliver an allonge with respect to the applicable Note, (iv) deliver the original executed Mortgage or a certified copy of record, and (v) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements and terminations of rent direction notices to Tenants and other third parties) in recordable form as may reasonably be requested by Borrower to evidence such assignment; provided however, that Borrowers will pay all costs and expenses of Administrative Agent in connection with the foregoing and such assignment shall be made without representation, warranty or covenant by Administrative Agent and such documentation is otherwise acceptable to Administrative Agent in its sole discretion.

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(b)               Upon receipt of the amounts required under Sections 2.18(a)(vii) (or the substitution of a Replacement Project in accordance with Section 2.18(c) hereof) and 2.18(a)(ix) above and satisfaction of all of the other requirements contained in this Section 2.18, in addition to releasing the applicable Project from the lien of the applicable Mortgage and other Loan Documents specific to the Partial Release Project, or assigning the applicable Note, Mortgage and other applicable documents, Administrative Agent shall also release all obligations of Borrower that is the owner of the Partial Release Project under all of the Loan Documents, and the other Borrowers under all other Loan Documents as, but only to the extent as to such other Borrowers, as they relate to the Partial Release Project. Any such application of funds to the Loan shall be deemed a prepayment and shall be subject to the Libor Breakage Amount and Prepayment Premium, in each case as applicable.

(c)       In connection with the release of a Partial Release Project, Borrowers may request to substitute a project for the Partial Release Project (the “Replacement Project”) not more than ten (10) times during the term of the Loan by providing written notice to Administrative Agent simultaneously with the Release Notice along with operating statements for the Replacement Project for which Debt Yield may be calculated, in form and substance acceptable to Administrative Agent. Subject to satisfaction of the conditions and covenants set forth in this Section 2.18 and the conditions set forth on Schedule 2.18, and Administrative Agent and Lender’s prior approval, the Replacement Project shall be added as a Project hereunder provided that all of the following terms and conditions are satisfied:

(i)                No Potential Default shall exist, and no Event of Default shall have occurred and be continuing under any of the Loan Documents after giving effect to the substitution of the Replacement Project;

(ii)              Borrowers shall, at Borrowers' expense, deliver to Administrative Agent a Title Policy with respect to the Replacement Project, with title insurance in accordance with the amount of funds disbursed by Lender. The Title Policy will ensure that the applicable Mortgage is a valid lien on the Replacement Project and is prior and superior to all other liens and encumbrances except those set forth on the Title Policy, any other approved by Administrative Agent in writing, and any liens that Borrowers are contesting pursuant to the terms of the Loan Documents;

(iii)            Borrowers shall deliver, together with the Release Request, a Compliance Certificate evidencing that the pro forma economic metrics after giving effect to such release and replacement (e.g., loan to appraised “as-is” value, Debt Yield, ANOI, and debt service coverage) are equal to or greater than those in place prior to such release and replacement, as reasonably determined by Administrative Agent, or as otherwise agreed to by Required Lenders; and

(d)       Borrowers agree to enter into any amendments to this Agreement, a Mortgage, and, as appropriate, the other Loan Documents, executed by Borrower, each Lender, and Administrative Agent with respect the Replacement Project as are reasonably required by Administrative Agent.

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(e)       Borrower agrees to pay Administrative Agent’s reasonable out-of-pocket expenses actually incurred in connection with analyzing the Replacement Project whether or not the Replacement Project is added as a Project, including, but not limited to, all reasonable and documented fees and disbursements for Administrative Agent’s legal counsel, title insurance, appraisal fees, documentary stamp taxes, environmental site assessment expenses, any inspection(s) of the physical condition of the Replacement Project, mortgage taxes, and recording fees.

Section 2.19       Defaulting Lenders.

(a)               Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                 Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated account and, subject to any Requirements of Law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, if so determined by Administrative Agent and Borrowers, held in such account as cash collateral for future funding obligations (if any) of the Defaulting Lender hereunder, (iii) third, pro rata, to the payment of any amounts owing to Borrowers, Administrative Agent or Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrowers, Administrative Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations hereunder, and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of the Loans, such payment shall be applied solely to prepay the Loans of all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender.

(ii)              Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to this Agreement or any other Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to this Agreement or any other Loan Document except with respect to items described in Section 11.2(a) which require the vote or consent of all Lenders or all affected Lenders, and no Defaulting Lender shall have any other right to approve or disapprove any amendment, waiver, consent or any other action Lenders or the Required Lenders have taken or may take hereunder (including any consent to any amendment or waiver pursuant to Section 11.2), provided that any waiver, amendment or modification described in Section 11.2(a) requiring the consent of all Lenders or each directly affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

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(iii)            The failure of any Defaulting Lender to make any Loan, advance or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Loan, advance or payment, but neither any Lender nor Administrative Agent shall be responsible for the failure of any Defaulting Lender to make a Loan, advance or make any other payment required hereunder.

(iv)             At the written request of Borrower Representative, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s written consent and in Administrative Agent’s sole discretion (but without any obligation whatsoever on Administrative Agent) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Administrative Agent’s written request, promptly sell and assign to Administrative Agent or such Person, all of the interests of that Defaulting Lender for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated (if at all upon Administrative Agent’s election) pursuant to an executed Assignment Agreement.

(b)               Defaulting Lender Cure. If Borrowers and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by Lenders in accordance with their pro rata shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)               Payments Credited to Defaulting Lender. Notwithstanding anything in this Agreement, including this Section 2.19 to the contrary, Administrative Agent and all Lenders agree that Borrower’s delivery to Administrative Agent of all amounts due and payable to Lenders and/or Administrative Agent at any time shall be deemed delivery of payment to all Lenders and/or Administrative Agent, as applicable, of such amounts as of the date of delivery of such funds to Administrative Agent by or on behalf of Borrower regardless of whether Administrative Agent delivers the same to the applicable Lenders including, without limitation, regardless of whether any amounts are withheld by Administrative Agent from a Defaulting Lender pursuant to the terms of this Agreement.

ARTICLE 3
INSURANCE, CONDEMNATION AND IMPOUNDS

Section 3.1           Insurance. Borrowers shall maintain (or cause to be maintained) insurance as follows:

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(a)              Property; Business Interruption. Borrowers shall (i) keep the Projects insured against damage by fire, acts of domestic and foreign terrorism, any type of wind (including named storms) and such other hazards covered by a special form or all-risk insurance policy (A) for the full insurable value thereof on a replacement cost basis without any coinsurance, (B) with a deductible not to exceed $75,000, except for wind/named storms and earthquake, which shall provide for a deductible of no more than five percent (5%) of the total insurable value of the Projects, (C) containing Law & Ordinance coverage with respect to any Individual Project if any of the Improvements on or the use of any such Individual Project shall at any time constitute legal non-conforming structures or uses, including coverage for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased costs of construction (each in amounts as reasonably required by Administrative Agent, but not to exceed one hundred percent (100%) of the replacement cost value for Coverage A and twenty percent (20%) of the replacement cost value for each of Coverages B and C), and (D) shall maintain boiler and machinery insurance and such other property insurance as reasonably required by Administrative Agent. Notwithstanding the foregoing, a Tenant may provide all or portion of the property damage coverages required herein or such coverages acceptable to Administrative Agent, as agreed to by Administrative Agent in its sole and absolute discretion. Administrative Agent reserves the right to reasonably require such other insurance from time to time, including but not limited to earthquake, flood (in addition to Federal Flood Insurance) and sinkhole, if exposures are reasonably deemed to be at an elevated risk to such loss (i.e., Earthquake Zones 3 and 4 with Probably Maximum Loss of twenty percent (20%) or greater, FEMA Designated Special Flood Hazard Area (SFHA)), each in amounts acceptable to Administrative Agent. The full insurable value shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Administrative Agent by an appraiser or contractor designated and paid by Borrowers and reasonably approved by Administrative Agent, or by an engineer or appraiser in the regular employ of the insurer. No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrowers of any of their obligations under this Subsection. Further, if any portion of the Project or personal property at any Project is located currently or at any time in the future in Special Flood Hazard Area, Borrowers shall deliver to Administrative Agent the following: (1) evidence as to whether the community in which such Project is located is participating in the National Flood Insurance Program, (2) the applicable Borrowers’ written acknowledgment of receipt of written notification from Administrative Agent as to the fact that such Project is located in a Special Flood Hazard Area and as to whether the community in which such real estate is located is participating in the National Flood Insurance Program, and (3) copies of the application for a Federal Flood Insurance policy, plus proof of premium payment, a declaration page confirming that Federal Flood Insurance has been issued, or such other evidence of Federal Flood Insurance satisfactory to Administrative Agent, in all cases naming Administrative Agent as Mortgagee on behalf of Lenders; and (ii) maintain business interruption insurance, including rental income loss and extra expense, (A) with loss payable to Administrative Agent, (B) covering all perils required herein to be insured against, (C) covering a period of restoration of twelve (12) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Project is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period and (D) in an amount equal to one hundred percent (100%) of the projected gross revenue (less non-continuing expenses) from the Projects as determined by Administrative Agent for a period of twelve (12) months, or such lesser amount written on a blanket basis, as determined by Administrative Agent. The amount of such business interruption insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrowers’ reasonable estimate of the gross revenue (less non-continuing expenses) from the Projects for the succeeding twelve (12) month period. During the existence of an Event of Default, all business interruption proceeds from the Projects shall be held by Administrative Agent and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrowers of their Obligations to pay all amounts due hereunder on the Payment Dates set forth herein, except to the extent such amounts are actually paid out of the proceeds of such business interruption insurance.

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(b)               Liability. Borrowers shall maintain (i) commercial general liability insurance (with no exclusion for acts of domestic and foreign terrorism) for both personal injury, bodily injury to or death of a person and for property damage providing for limits of liability in the amount reasonably approved by Administrative Agent but in no event less than $1,000,000 per occurrence and $2,000,000 in the aggregate, in each case, for the Projects, (ii) umbrella liability coverage in the amount and to the extent reasonably required by Administrative Agent, not to exceed $50,000,000 and on terms consistent with the general liability insurance required hereinabove, and (iii) other liability insurance as reasonably required by Administrative Agent, including but limited to auto liability or worker’s compensation and employer’s liability covering employees of Borrowers. In no event shall Borrowers consent to any decrease in the amount or scope of coverage or increase the deductibles from those previously approved by Administrative Agent.

(c)               Construction, Repairs, Alterations. At all times during which structural construction, repairs or alterations are being made with respect to any Improvements, and only if the property or liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required in Section 3.1(b); and (B) the insurance provided for in Section 3.1(a) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 3.1(a), and (3) including permission to occupy the Projects.

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(d)               Form and Quality. All insurance policies shall be obtained under valid and enforceable policies and shall be subject to the reasonable approval of Administrative Agent as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Such policies shall be endorsed in form and substance reasonably acceptable to Administrative Agent to name Administrative Agent (on behalf of Lenders) thereunder as an additional insured, as its interest may appear, on liability insurance policies and as mortgagee/lender’s loss payable, as its interest may appear, on all property insurance policies, including but not limited to special form/all-risk, business interruption, boiler and machinery, terrorism, windstorm, and, when required, flood and earthquake insurance, with all loss payable to Administrative Agent, without contribution, under a standard non-contributory mortgagee clause. No policy shall contain a Protective Safeguard Endorsement. Administrative Agent shall act on behalf of Lenders in respect of insurance matters. The proceeds of insurance paid on account of any damage or destruction to any Project shall be paid to Administrative Agent, on behalf of Lenders, to be applied as provided in Section 3.2. In the event any Borrower or Property Manager receives any insurance proceeds as contemplated by this Article 3 (without the same having been disbursed to Administrative Agent), Borrowers will (with respect to proceeds received by Borrower and only if such proceeds are otherwise required to be delivered to Administrative Agent hereunder), or if required by the applicable Lease or Ground Lease, will cause Property Manager (with respect to proceeds received by a Property Manager and only if such proceeds are otherwise required to be delivered to Administrative Agent hereunder) to immediately return such proceeds to Administrative Agent for application in accordance with the provisions of Section 3.2. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form reasonably acceptable to Administrative Agent and issued by such insurance companies approved to do business in the state in which the applicable Project is located, with a rating of “A-X” (or better as established by Best’s Rating Guide or “A-” or better by Standard & Poor’s Ratings Group. Each property insurance policy shall provide that such policy may not be canceled except upon thirty (30) days’ prior written notice (except ten (10) days’ prior notice for non-renewal or cancellation due to non-payment of premium) to Administrative Agent and that no act or negligence of Borrowers, or any other insured under the policy, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, or commencement of foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned. If available using commercially reasonable efforts, each liability insurance policy shall provide that such policy may not be canceled except upon thirty (30) days’ prior written notice (except ten (10) days’ prior notice for non-renewal or cancellation due to non-payment of premium) to Administrative Agent (provided that, if the insurer will not or cannot provide the required notice, Borrowers shall be obligated to provide such notice). Blanket policies shall be permitted only if (i) any such policy shall in all other respects comply with the requirements of this Section and (ii) such policy is approved in advance in writing by Administrative Agent in its reasonable discretion and such policy includes changes to the coverages and requirements set forth herein as may be required by Administrative Agent (including, without limitation, increases to the amount of coverages required herein); provided, however, that Borrowers shall not be required to obtain approval from Administrative Agent for any renewal of a previously approved blanket policy unless the terms of such policy have been materially changed. Notwithstanding Administrative Agent’s approval of any blanket policy hereunder, Administrative Agent reserves the right, in its sole discretion, to require Borrowers to obtain a separate policy in compliance with this Section 3.1. Borrowers authorize Administrative Agent to pay the premiums for such policies (the “Insurance Premiums”) from the Insurance Impound, if applicable, as the same become due and payable annually in advance. If Borrowers fail to deposit funds into the Insurance Impound in accordance with and when required by Section 3.4 sufficient to permit Administrative Agent to pay the Insurance Premiums when due, Administrative Agent may obtain such insurance and pay the premium therefor and Borrowers shall, on demand, reimburse Administrative Agent for all expenses incurred in connection therewith. Borrowers shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Administrative Agent in all respects.

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(e)               Assignment; Delivery of Certificates and Policies. Borrowers shall assign (or cause to be assigned) the policies relating to the Projects and all proceeds payable thereunder or proofs of insurance to Administrative Agent (for the benefit of Lenders), in such manner and form that Administrative Agent shall require and Administrative Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. In the event of a foreclosure of any Security or other transfer of title to any Project in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrowers in and to the Policies then in force concerning the applicable Project and all proceeds payable thereunder shall thereupon vest exclusively in Administrative Agent or, subject to the insurer’s prior written approval, the purchaser at such foreclosure or other transferee in the event of such other transfer of title. Unless otherwise approved by Administrative Agent, with respect to the property insurance required under this Section 3.1, Borrowers shall provide (i) on or before the Closing Date, an ACORD 27 or 28 along with a policy binder which is valid for at least 60 days following the Effective Date or a complete copy of the policy, (ii) endorsements required by Administrative Agent within thirty (30) days following the Closing Date if not provided on or before the Closing Date and (iii) a copy of the full policy within sixty (60) days following the Closing Date or prior to expiration of the binder. Unless otherwise approved by Administrative Agent, with respect to the liability and property insurance required under this Section 3.1, Borrowers shall provide (i) on or before the Closing Date, an ACORD 25 along with evidence of 30-day notice of cancellation of coverage, (ii) endorsements required by Administrative Agent within thirty (30) days following the Closing Date if not provided on or before the Closing Date and (c) a copy of the full policy within sixty (60) days following the Closing Date. If Borrowers elect to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 3.1(d), and such additional insurance shall not be canceled without prior notice to Administrative Agent. From time to time upon Administrative Agent’s request, Borrowers shall identify to Administrative Agent all insurance maintained by Borrowers with respect to the Projects. The proceeds of insurance policies coming into the possession of Administrative Agent shall not be deemed trust funds, and Administrative Agent shall be entitled to apply such proceeds as herein provided.

(f)                Adjustments. Borrowers shall give prompt written notice of any loss in excess of $100,000 to the insurance carrier and to Administrative Agent. Borrowers hereby irrevocably authorize and empower Administrative Agent, as attorney in fact for Borrowers coupled with an interest, to (i) notify any of Borrowers’ insurance carriers to add Administrative Agent (for itself and the benefit of Lenders) as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrowers (regardless of whether such policy is required under this Agreement), (ii) if such loss exceeds the Restoration Threshold, make proof of loss, to adjust and compromise any claim under insurance policies, appear in and prosecute any action arising from such insurance policies, and (iii) collect and receive insurance proceeds, and to deduct therefrom Administrative Agent’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(f), however, shall require Administrative Agent to incur any expense or take any action hereunder.

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(g)               Warning Regarding Right of Administrative Agent to Purchase Insurance: IF BORROWERS FAIL TO PROVIDE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGES REQUIRED BY THIS AGREEMENT, ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO TAKE SUCH ACTION DEEMED NECESSARY TO PROTECT THE INTEREST OF ADMINISTRATIVE AGENT AND LENDERS, INCLUDING, WITHOUT LIMITATION, THE PURCHASING OF INSURANCE AT BORROWERS’ EXPENSE AS ADMINISTRATIVE AGENT IN ITS SOLE DISCRETION DEEMS APPROPRIATE. THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT BORROWERS’ INTEREST. IF THE COLLATERAL BECOMES DAMAGED, THE COVERAGE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM BORROWERS MAKE OR ANY CLAIM MADE AGAINST BORROWERS. BORROWERS ARE RESPONSIBLE FOR ALL EXPENSES INCURRED BY ADMINISTRATIVE AGENT IN CONNECTION WITH SUCH ACTION AND THE COST OF ANY INSURANCE PURCHASED PURSUANT TO THIS PROVISION AND SUCH COST IS PAYABLE ON DEMAND; IF BORROWERS FAIL TO PAY SUCH COST, IT MAY BE ADDED TO THE INDEBTEDNESS AND BEAR INTEREST AT THE DEFAULT RATE. THE EFFECTIVE DATE OF COVERAGE MAY BE THE DATE BORROWERS’ PRIOR COVERAGE LAPSED OR THE DATE BORROWERS FAILED TO PROVIDE PROOF OF COVERAGE. THE COVERAGE ADMINISTRATIVE AGENT PURCHASES MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE BORROWERS CAN OBTAIN AND MAY NOT SATISFY ANY NEED FOR PROPERTY DAMAGE COVERAGE OR ANY MANDATORY LIABILITY INSURANCE IMPOSED BY REQUIREMENTS OF LAW. AFTER RECEIVING WRITTEN CONSENT FROM ADMINISTRATIVE AGENT, BORROWERS MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE THAT THE REQUIRED PROPERTY COVERAGE WAS PURCHASED ELSEWHERE.

(h)               Non-Conforming Policy. As an alternative to the policies required to be maintained pursuant to the preceding provisions of this Section 3.1, Borrowers will not be in default under this Section 3.1 if Borrowers maintain (or causes to be maintained) policies which (i) have coverages, deductibles or other related provisions other than those specified above or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrowers shall have received Administrative Agent’s prior written consent thereto. Notwithstanding the foregoing, Administrative Agent hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Administrative Agent has consented to the same on any prior occasion.

Section 3.2           Use and Application of Insurance Proceeds.

(a)               Notice; Repair Obligation. If any Project shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall give prompt notice thereof to Administrative Agent. Following the occurrence of a Casualty, provided Administrative Agent makes insurance proceeds available to Borrowers, Borrowers shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable Requirements of Law. If Administrative Agent is entitled to receive such proceeds and, pursuant to the terms hereof, does not make insurance proceeds available to Borrowers, Borrowers, at Borrowers’ expense, shall promptly proceed to remove any debris and secure the damaged Project.

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(b)               Application of Insurance Proceeds. Subject to any applicable provisions of the Ground Lease and Recognition Agreement, Administrative Agent shall make insurance proceeds available to Borrowers for application to the costs of restoring the damaged Project or to the payment of the Loan as follows:

(i)                 if the insurance proceeds plus the amount of any deductible is less than or equal to the Restoration Threshold, Administrative Agent shall make the insurance proceeds available to Borrowers, which proceeds shall be used by Borrowers to pay for the restoration of the damaged Project provided (A) no Event of Default exists, and (B) the applicable Borrower promptly commence and are diligently pursuing restoration of the damaged Project;

(ii)              if the insurance proceeds plus the amount of any deductible exceeds the Restoration Threshold but is not more than twenty-five percent (25%) of the aggregate amount of the Loans on such date, Administrative Agent shall disburse the insurance proceeds to the applicable Borrower, which proceeds shall be used by the applicable Borrower for the restoration of the damaged Project; provided that (A) at all times during such restoration no Event of Default exists; (B) Administrative Agent determines that there are sufficient funds available to restore and repair the damaged Project to a condition existing immediately prior to such Casualty or, if Administrative Agent reasonably determines there is any such insufficiency, Borrowers provide additional security to address such insufficiency to Administrative Agent’s reasonable satisfaction; (C) Administrative Agent reasonably determines that the Adjusted Net Operating Income of the Projects (including the damaged Project) during restoration, taking into account rent loss or business interruption insurance, will be sufficient to pay all amounts due hereunder as the same are due and payable; (D) Administrative Agent reasonably determines that restoration and repair of the damaged Project to a condition reasonably approved by Administrative Agent will be substantially completed within nine (9) months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (E) the applicable Borrower promptly commences and are diligently pursues restoration of the damaged Project; (F) the Project after the restoration will be in compliance with and permitted under all Requirements of Law; and (G) Borrowers demonstrate compliance with the financial covenant set forth in Section 7.13(c); and

(iii)            if the conditions set forth in (i) and (ii) above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(b)(ii) above, (A) if no Event of Default exists hereunder, Administrative Agent may elect to apply any insurance proceeds Administrative Agent receives as a prepayment of the Loan, or allow all or a portion of such proceeds to be used for the restoration of the damaged Project and (B) if an Event of Default exists hereunder, Administrative Agent shall apply any insurance proceeds Administrative Agent receives as a prepayment of the Loan. Any prepayment of the Loan made pursuant to this Section 3.2 shall be made without Prepayment Premium or penalty.

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(c)               Disbursement of Insurance Proceeds. Insurance proceeds received by Administrative Agent and to be applied to restoration pursuant to the terms of this Section 3.2, will be disbursed by Administrative Agent to the applicable Borrowers on a monthly basis, commencing within ten (10) Business Days following receipt by Administrative Agent of plans and specifications, contracts and subcontracts, schedules, budgets, conditional lien waivers and architects’ certificates all in form reasonably satisfactory to Administrative Agent, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner). Any insurance proceeds remaining after payment of all restoration costs under Section 3.2(b)(ii) shall be remitted to Borrowers provided no Event of Default shall be continuing.

(d)               Special Right to Repay Loan. Notwithstanding anything in this Sections 3.2 or 3.3 to the contrary, if pursuant to Section 3.2(b)(iii) above or Section 3.3 below, Administrative Agent elects to require that the insurance or condemnation proceeds be applied as a prepayment of the Loan, Borrowers shall have the option to prepay the Allocated Loan Amount for the damaged Project and effect a Partial Release of the applicable Project in accordance with Section 2.4(e), less any insurance or condemnation proceeds actually received by Administrative Agent at the time of such prepayment, if any. If the insurance or condemnation proceeds have not been received by Administrative Agent at the time of prepayment, Borrowers will be entitled to receive all such insurance or condemnation proceeds after such prepayment of the Loan.

Section 3.3           Condemnation Awards. Borrowers shall promptly give Administrative Agent written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Project (a “Condemnation”) and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrowers, regardless of whether any award or compensation (an “Award”) is available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character, as prior to such Condemnation, all to be effected in accordance with all Requirements of Law. Administrative Agent may participate in any such proceeding (for itself and on behalf of Lenders) and Borrowers will deliver to Administrative Agent all instruments necessary or required by Administrative Agent to permit such participation. Without Administrative Agent’s prior consent, Borrowers (a) shall not agree to any Award, and (b) shall not take any action or fail to take any action which would cause the Award to be determined. All Awards for the taking or purchase in lieu of condemnation of any Individual Project or any part thereof are hereby assigned to and shall be paid to Administrative Agent. Administrative Agent is hereby irrevocably appointed as Borrowers’ attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation and to give proper receipts and acquittances therefor, and in Administrative Agent’s sole discretion (in consultation with the Required Lenders) to apply the same toward the payment of the Loan), notwithstanding that the Loan may not then be due and payable, or to the restoration of the applicable Project; provided, however, if all Awards in the aggregate are less than or equal to the Restoration Threshold and Borrowers request that such proceeds be used for nonstructural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such Condemnation, Administrative Agent will apply such Award(s) to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Event of Default. Borrowers, upon request by Administrative Agent, shall execute all instruments requested to confirm the assignment of the Awards to Administrative Agent, free and clear of all liens, charges or encumbrances. Anything herein to the contrary notwithstanding, if an Event of Default exists, Administrative Agent is authorized to adjust such Award without the consent of Borrowers and to collect such Award in the name of Administrative Agent (on behalf of itself and Lenders) and Borrowers.

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Section 3.4           Insurance Impounds. Borrowers shall not be required to deposit Insurance Impounds in escrow with Administrative Agent except as specifically set forth in this Section 3.4. Upon the occurrence and during the continuance of an Event of Default, at the option of Administrative Agent, Borrowers shall (i) deposit with Administrative Agent monthly on each Payment Date, a sum of money for the Projects other than Triple Net Projects for which Borrower has provided timely evidence of payment of applicable Insurance Premiums (the “Insurance Impound”) equal to one-twelfth (l/12th) of the annual charges for the Insurance Premiums and (ii) a sum of money which together with the monthly installments to be made prior to the date that is thirty (30) days before any delinquency or penalty is due with respect to the Insurance Premiums become due and payable will be sufficient to make each of such payments prior to such date. If Administrative Agent so elects in its reasonable discretion, at any time following Borrowers obligation to make deposits in the Insurance Impound, Borrowers shall not be obligated to deposit any sums with Administrative Agent pursuant to this Section 3.4 to the extent Borrowers provide evidence reasonably acceptable to Administrative Agent that Borrowers have paid all such Insurance Premiums. Deposits shall be made on the basis of Administrative Agent’s estimate from time to time of the Insurance Premiums for the current year. All funds so deposited shall be held without interest in Administrative Agent’s name or in the name of CONA as an Affiliate of Administrative Agent (in each case, on behalf of all Lenders), and shall not be deemed to be held in trust for the benefit of Borrowers. All funds so deposited may be commingled with the general funds of Administrative Agent including without limitation as follows: (i) with Administrative Agent’s own funds at financial institutions selected by Administrative Agent in its reasonable discretion; or (ii) with Administrative Agent’s funds at CONA to be held in a Subaccount designated for Administrative Agent for such purpose. Borrowers hereby grant to Administrative Agent (for its benefit and the benefit of Lenders) a security interest in all funds so deposited with Administrative Agent for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the Insurance Premiums for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Administrative Agent, as Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent. Borrowers shall furnish Administrative Agent with bills for the Insurance Premiums for which such deposits are required at least ten (10) days prior to the date on which the Insurance Premiums first become payable. If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrowers before such Insurance Premiums are payable, is insufficient to pay such Insurance Premiums, Borrowers shall deposit any deficiency with Administrative Agent immediately upon demand. Administrative Agent shall pay such Insurance Premiums on or before the due date; provided the amount on deposit with Administrative Agent is sufficient to pay such Insurance Premiums and Administrative Agent has received a bill for such Insurance Premiums. On the earlier of the date on which all outstanding Events of Default have been cured as determined by Administrative Agent in its sole discretion and the Maturity Date, the monies then remaining on deposit with Administrative Agent under this Section 3.4 shall, at Administrative Agent’s option, be applied against the Indebtedness or if no Event of Default exists hereunder, returned to Borrowers. Borrowers shall provide Administrative Agent with proof of payment with respect to all of Borrowers’ insurance, in each case, not later than five (5) Business Days prior to the stated due date therefor. If Borrowers fail to timely provide such proof of payment during the Loan term, Administrative Agent, at its option, may require that Borrowers commence depositing Insurance Impounds pursuant to this Section 3.4.

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Section 3.5           Real Estate Tax Impounds. Borrowers shall not be required to deposit Tax Impounds in escrow with Administrative Agent except as specifically set forth in this Section 3.5. Upon the occurrence and during the continuation of an Event of Default, at the option of Administrative Agent, Borrowers shall deposit with Administrative Agent monthly on each Payment Date, a sum of money (the “Tax Impound”) equal to one-twelfth (1/12th) of the annual Taxes for the Projects other than Triple Net Projects for which Borrower has provided timely evidence of payment of applicable Taxes. If so required under this Section 3.5, Borrowers shall deposit with Administrative Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Administrative Agent’s reasonable estimate from time to time of the Taxes for the current year (after giving effect to any reassessment or, at Administrative Agent’s election, on the basis of the Taxes for the prior year, with adjustments when the Taxes are fixed for the then current year). All funds so deposited shall be held without interest in Administrative Agent’s name or in the name of CONA as an Affiliate of Administrative Agent (in each case, on behalf of all Lenders), and shall not be deemed to be held in trust for the benefit of Borrowers. All funds so deposited may be commingled with the general funds of Administrative Agent including without limitation as follows: (i) with Administrative Agent’s own funds at financial institutions selected by Administrative Agent in its reasonable discretion; or (ii) with Administrative Agent’s funds at CONA to be held in a Subaccount designated for Administrative Agent for such purpose. Borrowers hereby grant to Administrative Agent (for its benefit and the benefit of Lenders) a security interest in all funds so deposited with Administrative Agent for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Administrative Agent, as Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent. Upon the reasonable request of Administrative Agent if the applicable tax monitoring services being utilized by Administrative Agent fails to do so, Borrowers shall furnish Administrative Agent with bills for the Taxes for which such deposits are required at least thirty (30) days prior to the date on which the Taxes first become payable. If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrowers before such Taxes are payable, is insufficient to pay such Taxes, Borrowers shall deposit any deficiency with Administrative Agent immediately upon demand. Administrative Agent shall pay such Taxes on or before the same are delinquent; provided the amount on deposit with Administrative Agent is sufficient to pay such Taxes and Administrative Agent has received a bill for such Taxes. The obligation of Borrowers to pay the Taxes, as set forth in the Loan Documents, is not affected or modified by the provision of this paragraph; provided, however, that Borrowers shall not be in default under the Loan for failure to pay Taxes if and to the extent there are sufficient funds on deposit in the Tax Impound to timely pay such Taxes. On the earlier of the date on which any outstanding Events of Default have been cured as determined by Administrative Agent in its sole discretion and the Maturity Date, the monies then remaining on deposit with Administrative Agent under this Section 3.5 shall, at Administrative Agent’s option, be applied against the Indebtedness or if no Event of Default exists hereunder, returned to Borrowers. Upon the reasonable request of Administrative Agent if the applicable tax monitoring services being utilized by Administrative Agent fails to do so, Borrowers shall provide Administrative Agent with proof of payment with respect to all of Borrowers’ Taxes, in each case, not later than fifteen (15) Business Days prior to the date such Taxes become delinquent. If Borrowers fail to provide such proof of payment within such time periods, Administrative Agent, at its option, may require that Borrowers commence depositing Tax Impounds pursuant to this Section 3.5. Administrative Agent shall use commercially reasonable efforts to engage a tax monitoring service to monitor tax bills for the Projects and provide Administrative Agent with all information required by Administrative Agent regarding such tax bills and related tax payments. Any and all tax monitoring services utilized by Administrative Agent to ensure Borrowers’ compliance with the foregoing shall be reimbursed by Borrowers promptly upon demand.

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ARTICLE 4
LEASING MATTERS

Section 4.1           Representations and Warranties on Leases. Borrowers represent and warrant to Administrative Agent and Lenders with respect to the Leases that except as set forth on Schedule 4.1, (i) the rent roll delivered to Administrative Agent with respect to such Leases is true and correct; (ii) such Leases are in full force and effect; (iii) the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (iv) the copies of the Leases delivered to Administrative Agent are true and complete; (v) neither the landlord nor, to Borrower’s Knowledge, any tenant is in default under any of the Leases; (vi) except as disclosed in estoppel certificates delivered by or on behalf of any Tenant, Borrowers have no knowledge of any notice of termination or default with respect to any Lease; (vii) Borrowers have not assigned or pledged any of the Leases, the rents or any interests therein except to Administrative Agent and Lenders; (viii) except as set forth on Schedule 4.1, no Tenant or other party has an option to purchase all or any portion of any Project; (ix) except as set forth in the Leases, no Tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease; and (x) except as set forth in any estoppel certificates delivered by or on behalf of any Tenant, no Tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits).

Section 4.2           Standard Lease Form; Approval Rights. Except as otherwise provided herein, any Leases and other rental arrangements entered into from the date hereof until the Obligations have been paid shall in all respects be reasonably approved by Administrative Agent and shall be on a standard lease form reasonably approved by Administrative Agent. Such lease form shall provide that (a) the lease is subordinate to the Mortgage, (b) the tenant shall attorn to Administrative Agent, and (c) that any cancellation, surrender, or amendment of such lease without the prior written consent of Administrative Agent shall be voidable by Administrative Agent. Borrowers shall hold all tenant security deposits in a segregated account if required by applicable Requirements of Law. Within ten (10) days after Administrative Agent’s request, Borrowers shall furnish to Administrative Agent a statement of all tenant security deposits, and copies of all Leases not previously delivered to Administrative Agent, certified by Borrowers as being true and correct. Notwithstanding anything contained in the Loan Documents to the contrary, Borrowers shall have the right to enter into Leases with third parties without Administrative Agent’s consent provided (i) the economic terms of the Lease are generally, in Borrowers’ reasonable discretion, market terms in the market in which the Individual Project is located, (ii) the initial term is no longer than ten (10) years (excluding renewals, to the extent such renewal is an extension on substantially the same terms as the existing Lease), and (iii) (A) for any Project containing 35,000 or fewer rentable square feet, the leased premises is less than 7,000 rentable square feet and (B) for any Project containing greater than 35,000 rentable square feet, the rent payable by the Tenant pursuant to such Lease during the first month in which rent is not abated is no greater than twenty-five percent (25%) of the total revenue for such Individual Project during such month, (iv) the Lease is in the form previously reasonably approved by Administrative Agent; (v) intentionally omitted; (vi) the Lease and the tenant thereunder comply with the requirements of any applicable Ground Lease; and (vii) if required under the terms of the Ground Lease, Lender shall have received evidence of written approval of the Lease by Ground Lessor.

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Section 4.3           Covenants. Borrowers shall use commercially reasonable efforts to (or cause Operators to) (i) perform the obligations which lessor is required to perform under the Leases; (ii) enforce the obligations to be performed by the Tenants under the Leases; (iii) except with respect to De Minimis Leases, promptly furnish to Administrative Agent any notice of default or termination received by any Borrower from any Tenant under a Lease, and any notice of default or termination given by any Borrower to any Tenant; (iv) not collect any rents for more than one month in advance of the time when the same shall become due, except for bona fide Security Deposits disclosed to Administrative Agent in writing; (v) not enter into any ground lease or master lease of any part of the Projects (other than the Ground Leases); (vi) not further assign or encumber any Lease; (vii) not, except with Administrative Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), terminate or accept surrender or termination of any Lease (except with respect to De Minimis Leases); (viii) not, except with Administrative Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), modify or amend any Lease (except with respect to (x) modification to the Lease that otherwise satisfied Sections 4.2(i) through (vi) and continues to do so after giving effect to the modification, (y) De Minimis Leases, or (z) immaterial modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the Lease); and (ix) assign to Administrative Agent any letter of credit evidencing a security deposit on such terms as may be required by Administrative Agent and shall deliver the original of such letter(s) of credit to Administrative Agent (provided that, absent the occurrence and continuation of an Event of Default, Administrative Agent shall make available to the applicable Borrower such letter of credit to be used and/or returned to the applicable tenant pursuant to the terms of the applicable Lease). Any action in violation of clauses (v), (vi), (vii), and (viii) of this Section 4.3 shall be void at the election of Administrative Agent. Borrowers and Operators, as applicable, will not suffer or permit any breach or default to occur in any of its obligations under any of the Leases, nor suffer or permit a Tenant to terminate a Lease or a Lease to terminate by reason of any failure by it to meet any requirement of any Lease.

Section 4.4           Tenant Estoppels. At Administrative Agent’s request, Borrowers shall, to the extent contemplated by the Lease or Ground Lease, as applicable, use commercially reasonable efforts to obtain and furnish (or cause Operators to obtain and furnish) to Administrative Agent, written estoppels, in each case, in form and substance reasonably satisfactory to Administrative Agent, executed by Tenants under Leases in excess of 5,000 square feet of any Project and confirming the term, rent, and other provisions and matters relating to such Leases that is reasonable and customary to address in such estoppels.

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Section 4.5           Deemed Approval. In the event that (a) any Borrower delivers to Administrative Agent a written request pursuant to Section 11.1 for Administrative Agent’s approval of (i) a Lease or other leasing matter requiring Administrative Agent consent under this Article 4 with respect to a matter, amendment or new Lease with comparable or superior economic terms and conditions from the immediately preceding provision or Lease in the reasonable judgment of the Borrower Representative or (ii) the termination of a Lease pursuant to the terms of such Lease due to the Tenant’s default thereunder provided such termination is in the best interest of the applicable Borrower in the reasonable business judgment of the Borrower Representative, (b) Administrative Agent has failed to respond to such request within ten (10) Business Days after Administrative Agent’s receipt of such request, and (c) Borrower has delivered to Administrative Agent by such method a second copy of such request with such supporting documents and information required above, then, if Administrative Agent has failed to respond to such second written request pursuant to Section 11.1 within five (5) Business Days after Administrative Agent’s receipt of such second written request and such supporting documents and information, such request shall be deemed approved; provided that each such request included a legend prominently displayed at the top of the first page thereof in solid capital letters in bold face type of a font size not less than fourteen (14) as follows: “WARNING: IF YOU FAIL TO RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN [TEN (10)/FIVE (5)] BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.”

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Each Borrower represents, warrants and covenants to Administrative Agent and Lenders that:

Section 5.1           Organization, Power and Authority; Formation Documents.

(a)               Organization, Etc. Each Borrower and each other Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence and each Borrower is in compliance with all legal requirements applicable to doing business in the state in which the Projects are located. No Borrower is a “foreign person” within the meaning of §1445(f)(3) of the Code. Each Borrower and each other Borrower Party has only one state of incorporation or organization which is set forth on Schedule 5.1. All other information regarding each Borrower and each other Borrower Party contained in Schedule 5.1, including the ownership structure of Borrowers and their constituent entities, is true and correct as of the Closing Date.

(b)               Formation Documents. True and complete copies of the formation documents creating each Borrower and Guarantor together with all current limited liability company agreements, and any and all amendments thereto (collectively, the “Borrower Formation Documents”) have been furnished to Administrative Agent. The Borrower Formation Documents constitute the entire agreement regarding each Borrower and Guarantor and are binding upon and enforceable against each of the members of such Person in accordance with its terms. No breach exists under the Borrower Formation Documents and no condition exists which, with the giving of notice or the passage of time, would constitute a breach under the Borrower Formation Documents.

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Section 5.2           Validity of Loan Documents. The execution, delivery and performance by each Borrower and each other Borrower Party of the Loan Documents and the Environmental Indemnity Agreement: (a) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents and/or the Environmental Indemnity Agreement. The Loan Documents and/or the Environmental Indemnity Agreement constitute the legal, valid and binding obligations of each Borrower and each other Borrower Party who is a party to such Loan Documents and/or the Environmental Indemnity Agreement, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 5.3           Liabilities; Litigation.

(a)               Financial Statements. The financial statements delivered to Administrative Agent by Borrowers and each other Borrower Party hereunder are true and correct in all material respects as of the date of such financial statements. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any Project, any Borrower or any other Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to Borrowers’ Knowledge, threatened, against any Individual Project, any Borrower or any other Borrower Party which if adversely determined could have a Material Adverse Effect on such party, any Project or the Loan.

(b)               Contemplated Actions. No Borrower Party intends to file a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and no Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 5.4           Taxes and Assessments. There are no unpaid or outstanding Taxes or assessments on or against the Projects or any part thereof, except general real estate taxes not yet due or payable. Except as disclosed on Schedule 5.4, each Project is comprised of one or more tax parcels, and each such tax parcel constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrowers’ Knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project, nor are there any contemplated improvements to any Project that may result in such special or other assessments.

Section 5.5           Other Agreements Defaults. No Borrower, nor any other Borrower Party, is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect any Project or the business, operations, or condition (financial or otherwise) of any Borrower Party. No Borrower Party is in violation of any agreement which violation could reasonably be expected to have a Material Adverse Effect.

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Section 5.6           Compliance with Laws. Each Borrower Party and, to each Borrower’s Knowledge, if applicable, the applicable Property Manager has all requisite Permits necessary to own, lease and operate its Individual Project and carry on its business, and, except as disclosed in the zoning reports or Property Condition Reports delivered to Administrative Agent prior to the Closing Date, each Project is in compliance with all applicable Requirements of Law. To Borrower’s Knowledge, none of the Triple Net Projects, nor any Borrower Party, nor any Triple Net Tenant, is in violation in any material respect of any Healthcare Laws or the subject of any material Healthcare Investigation.

Section 5.7           Condemnation. Except as set forth on Schedule 5.7, no condemnation has been commenced or, to Borrowers’ Knowledge, is contemplated with respect to all or any portion of any Project or for the relocation of roadways providing access to any Project.

Section 5.8           Access. Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right-of-way abutting the applicable Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting each Project. All roads necessary for the full utilization of each Project for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

Section 5.9           Location of Borrowers. Each Borrower’s principal place of business and chief executive offices is located at the address stated in Schedule 5.9 and, except as otherwise set forth in Schedule 5.9, each Borrower at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.

Section 5.10          ERISA Employees.

(a)            As of the Original Closing Date and throughout the term of the Loan, (i) no Borrower is nor will it be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and (ii) the assets of Borrowers do not and will not constitute “plan assets” of one or more such plans within the meaning of Section 3(42) of ERISA.

(b)           As of the Original Closing Date and throughout the term of the Loan (i) no Borrower is nor will it be a “governmental plan” within the meaning of Section 3(3) of ERISA and (ii) assuming that the Loan will not be funded or held with “plan assets” of any governmental plan and assuming that the counterparty to any such transaction is not a governmental plan or an entity whose assets are deemed to be “plan assets” of any governmental plan, transactions by or with any Borrower are not and will not be subject to state statutes applicable to any Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

(c)           No Borrower has any employees.

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Section 5.11         Use of Loan Proceeds. The proceeds of the Loan are intended and will be used for agricultural, business or commercial purposes and are not intended and will not be used for personal, family or household purposes.

Section 5.12         Margin Stock. No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.13        Forfeiture. There has not been committed by any Borrower nor to Borrower’s Knowledge has any Tenant, any other person in occupancy of or involved with the operation or use of the Projects any act or omission affording the federal government or any state or local government the right of forfeiture as against the Projects or any part thereof or any monies paid in performance of Borrowers’ obligations under any of the Loan Documents or the Environmental Indemnity Agreement. Borrowers hereby covenant and agree not to commit or permit to exist, to the extent within Borrowers’ control, any act or omission affording such right of forfeiture.

Section 5.14         Tax Filings. Each Borrower and each other Borrower Party has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by each such Borrower and each other Borrower Party, respectively. Each Borrower Party believes that its respective tax returns properly reflect the income and taxes of each such Borrower Party, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

Section 5.15        Solvency. After giving effect to the Loan, the fair saleable value of each Borrower’s assets (when considered collectively) will, immediately following the making of the Loan, exceed such Borrower’s total liabilities (provided, however, for purposes hereof, each Borrower’s joint liability hereunder as to portions of the Loan in excess of the Allocated Loan Amount applicable to the Project owned by such Borrower is not considered), including subordinated, unliquidated, disputed and contingent liabilities. No Borrower’s assets do and, immediately following the making of the Loan, will constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to incur Debts and Liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower). Except as expressly disclosed to Administrative Agent in writing, no petition in bankruptcy has been filed against any Borrower Party, in the last seven (7) years, and no Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and no Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

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Section 5.16        Full and Accurate Disclosure; No Material Adverse Change. No statement of fact made by or on behalf of any Borrower or any other Borrower Party in this Agreement, in any of the other Loan Documents or the Environmental Indemnity Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading, nor has there been any material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect as of the date of such statements, rent rolls, reports, certificates or other documents. There is no fact presently known to any Borrower Party which has not been disclosed to Administrative Agent which could reasonably be expected to have a Material Adverse Effect. All information supplied by Borrowers or any Borrower Party regarding any Collateral is accurate and complete in all material respects as of the date of such information. All evidence of each Borrower’s and each other Borrower Party’s identity provided to Administrative Agent and Lenders is genuine, and all related information is accurate.

Section 5.17         Flood Zone. Except as disclosed on the applicable survey delivered to Administrative Agent in connection with the closing of the Loan, no portion of the improvements comprising any Project is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Federal Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Federal Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, Borrowers have obtained and will maintain the insurance prescribed in Section 3.1 hereof.

Section 5.18       Single Purpose Entity/Separateness. Each Original Borrower, from and after the Original Closing Date, and each Borrower, from and after the Closing Date, represents, warrants and covenants for so long as any obligation under the Loan Documents remains outstanding, as follows:

(a)            Limited Purpose. The sole purpose conducted or promoted by each Borrower is to engage in the following activities:

(i)              to acquire, own, hold, lease, operate, manage, maintain, develop and improve the applicable Project (or an undivided interest therein) and to contract for the operation, maintenance, management and development of the applicable Project;

(ii)              to enter into and perform its obligations under the Loan Documents and Environmental Indemnity Agreement;

(iii)            to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the applicable Project to the extent contemplated by or permitted under the Loan Documents; and

(iv)            to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of its jurisdiction of formation that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

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(b)           Limitations on Debt, Actions. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of each Borrower, each Borrower shall not:

(i)             other than with respect to the pledge of its assets to secure the debt of the other Borrowers and the obligations of Guarantor under a Secured Hedge Agreement, guarantee any obligation of any Person, including any Affiliate of Borrower, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(ii)             engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section 5.18;

(iii)            incur, create or assume any Debt other than (A) the Loan; (B) unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the applicable Project;

(iv)            make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that Borrowers may invest in those investments permitted under the Loan Documents;

(v)             to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of each Borrower’s business or other than in accordance with the Loan Documents;

(vi)             buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vii)           form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;

(viii)          Except for ARHC FOMBGPA01, LLC which owns three Projects in Pennsylvania, own any asset or property other than the applicable Project (or an undivided interest therein) and incidental personal property necessary for the ownership or operation of the applicable Project; or

(ix)             take any Material Action without the approval required under the applicable Borrower’s Formation Documents.

(c)           Separateness Covenants. In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate of any Borrower, each Borrower represents, warrants and covenants that in the conduct of its operations since its organization it has observed, and covenants that it will continue to observe, the following covenants:

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(i)              maintain books and records and bank accounts separate from those of any other Person;

(ii)              maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets and shall not commingle its assets or funds with those of any other Person;

(iii)            do all things reasonably necessary to observe organizational formalities necessary to maintain its separate existence;

(iv)            hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(v)             maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that each Borrower’s assets may be included in a consolidated financial statement of its Affiliate;

(vi)            other than with respect to the consolidated tax return of its Affiliates, and other than with respect to a “disregarded entity” (whose income is reported on the tax return of its owner), prepare and file its own tax returns separate from those of any Person to the extent required by Requirements of Law, and pay any taxes required to be paid by Requirements of Law;

(vii)          allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(viii)          not enter into any transaction with any Person owned or controlled by an Affiliate of Borrowers except on an arm’s-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(ix)             not commingle its assets or funds with those of any other Person other than as required or permitted by this Agreement;

(x)             except as otherwise provided in this Agreement or in any other Loan Documents, not assume, guarantee or pay the debts or obligations of any other Person other than with respect to the pledge of its assets to secure the debt of the other Borrowers;

(xi)            correct any known misunderstanding as to its separate identity;

(xii)           not permit any Affiliate of Borrowers to guarantee or pay its obligations (other than the co-Borrowers and the guarantees and indemnities set forth in the Loan Documents and in the Environmental Indemnity Agreement);

(xiii)          not make loans or advances to any other Person;

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(xiv)          pay its liabilities and expenses out of and to the extent of its own funds so long as there is available cash flow from the applicable Project and provided, however, that the foregoing shall not require any owners of any Borrower to make additional capital contributions to any Borrower;

(xv)           pay the salaries of its own employees, if any, only from its own funds;

(xvi)         maintain adequate capital in light of its contemplated business purpose, transactions and liabilities (to the extent there exists sufficient cash flow from the applicable Individual Property to do so); provided, however, that the foregoing shall not require any equity owner to make additional capital contributions to any Borrower;

(xvii)         cause the managers, officers, employees, agents and other representatives of each Borrower to act at all times with respect to such Borrower consistently and in furtherance of the foregoing and in the best interests of such Borrower;

(xviii)        except as expressly provided in the Loan Agreement or in the other Loan Documents, not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Indebtedness and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such obligation; and

(xix)          except as otherwise provided in this Agreement or in any other Loan Documents, not pledge its assets for the benefit of any other Person other than to Administrative Agent and Lenders in connection with the Loan.

Failure of any Borrower to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of such Borrower as a separate legal entity.

(d)           Independent Manager. So long as any obligation under the Loan Documents remains outstanding, at all times, each Borrower shall have at least one Independent Manager. To the fullest extent permitted by law, the Independent Manager shall consider only the interests of each Borrower and its creditors in acting or otherwise voting on Material Actions. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by a written instrument. In the event of a vacancy in the position of Independent Manager, each Borrower shall, as soon as reasonably practicable, appoint a successor Independent Manager.

Section 5.19       Compliance with International Trade Control Laws and OFAC Regulations. Each Borrower represents, warrants and covenants to Administrative Agent and Lenders that:

(a)           No Borrower Party and no Person who owns a direct interest in any Borrower is now nor shall be at any time until after the Loan is fully repaid, a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

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(b)               Each Borrower Party and Person who owns a direct interest in any Borrower is now, and each Borrower will remain in compliance (and will cause each other Borrower Party and Person who owns a direct interest in any Borrower to remain in compliance) in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC and all applicable Anti-Money Laundering Laws.

Section 5.20         Borrowers’ Funds. Each Borrower represents, warrants and covenants to each Lender and Administrative Agent that:

(a)           It has taken, and shall continue to take until after the Loan is fully repaid, such measures as are required by law to verify that the funds invested in each Borrower are derived (i) from transactions that do not violate U.S. law and, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)           To each Borrower’s Knowledge, no Borrower Party, nor any Person who owns a direct interest in any Borrower, nor any Person providing funds to any Borrower (excluding Administrative Agent, Lenders and public shareholders of REIT) (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (iii) has had any of its/his/her funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(c)           Borrowers shall make payments on the Loan using funds invested in Borrowers, rental payments or other ordinary course payments received by Borrowers or insurance proceeds unless otherwise agreed to by Administrative Agent.

(d)           To Borrowers’ Knowledge, prior to and as of the Original Closing Date and at all times during the term of the Loan, all revenues arising from the Projects are and will be derived from lawful business activities of Tenants of the Projects or other permissible sources under U.S. law. On the Maturity Date, Borrowers will take reasonable steps to verify that funds used to repay the Loan in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.

(e)           Each Borrower Party and Person who owns a direct interest in any Borrower is now, and each Borrower will remain in compliance (and will cause each Borrower Party and Person who owns a direct interest in any Borrower to remain in compliance) with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act (“TWEA”), 50 U.S.C. App. Section 1 et seq. and the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. Section 1701 et seq., as the TWEA and the IEEPA may apply to such Borrower’s activities;

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(f)            Each Borrower Party and Person who owns a direct interest in any Borrower is now, and each Borrower will remain in compliance (and will cause each Borrower Party and Person who owns a direct interest in any Borrower to remain in compliance) with (i) the Patriot Act and all rules and regulations promulgated under the Patriot Act applicable to Borrowers and (ii) other federal or state laws relating to “know your customer” and other anti-money laundering rules and regulations; and

(g)           Each Borrower Party and Person who owns a direct interest in any Borrower (i) is not now, nor has ever been, under investigation by any Governmental Authority for, nor has been charged with or convicted for a crime under, 18 U.S.C. Sections 1956 or 1957 or any predicate offense thereunder, or a violation of the Bank Secrecy Act; (ii) has never been assessed a civil penalty under any Anti-Money Laundering Laws or predicate offenses thereunder; (iii) has not had any of its funds seized, frozen or forfeited in any action relating to any Anti-Money Laundering Laws or predicate offenses thereunder; (iv) has taken such steps and implemented such policies as are reasonably necessary to ensure that such party is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally derived property, or of money or monetary instruments which are (or which such party suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (v) has taken such steps and implemented such policies as are reasonably necessary to ensure that such party is in compliance with all laws and regulations applicable to its business for the prevention of money laundering and with anti-terrorism laws and regulations, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent any such party is required to develop such a programs under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

Section 5.21         Management Agreements. A true, correct and complete copy of each Management Agreement, together with all amendments thereto, has been delivered to Administrative Agent; and the Management Agreement and all amendments thereto are in full force and effect as of the Closing Date.

Section 5.22        Physical Condition. Except as specifically set forth in the Property Condition Reports, to each Borrower’s Knowledge, (a) the Projects, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components located thereon, are in good condition, order and repair in all material respects; subject to ordinary wear and tear; and (b) there exists no structural or other material defects or damages in the Projects. No Borrower has received written notice from any insurance company or bonding company of any defects in any Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

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Section 5.23         No Change in Facts or Circumstances; Disclosure. There has been no material adverse change in any condition, fact, circumstance or event that would make the most recently delivered financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise (when taken as a whole) misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrowers or the Projects.

Section 5.24         Ground Leases.

(a)           Recording; Modification. A memorandum of each Ground Lease has been duly recorded. After giving effect to the ground lease estoppel delivered by the applicable Ground Lessor in connection with the closing of the Loan, each Ground Lease permits the interests of Borrowers to be encumbered by the Mortgage. True and correct copies of the Ground Leases have been provided to Administrative Agent and except as previously provided to Administrative Agent, there have not been amendments or modifications to the terms of any Ground Lease. After giving effect to the ground lease estoppel delivered by the applicable Ground Lessor in connection with the closing of the Loan, no Ground Lease may be canceled, terminated, surrendered or amended without the prior written consent of Administrative Agent.

(b)           No Liens. Except for the Permitted Exceptions, no Borrower’s interest in any Ground Lease is subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Mortgage other than the ground lessor’s related fee interest.

(c)           Ground Leases Assignable. Except as set forth in the Ground Leases, Borrowers’ interests in each Ground Lease are assignable to Administrative Agent on behalf of Lenders upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the date hereof). Except as set forth in the Ground Leases, each Ground Lease is further assignable by Administrative Agent, its successors and assigns without the consent of the ground lessor.

(d)           Default. As of the Closing Date, each Ground Lease is in full force and effect and no default has occurred under any Ground Lease and, to Borrower’s Knowledge, there is no existing condition which, but for the passage of time or the giving of notice or both, could result in a default under the terms of any Ground Lease.

(e)           Notice. Each Ground Lease (as modified by the applicable Ground Lease Estoppel Certificate provided by the landlord thereunder) requires the ground lessor to give notice of any default by Borrowers to Administrative Agent. Each Ground Lease, or the applicable Ground Lease Estoppel Certificate, further provides that notice of termination given under such Ground Lease is not effective against Administrative Agent unless a copy of the notice has been delivered to Administrative Agent in the manner described in such Ground Lease.

(f)            Cure. After giving effect to the ground lease estoppel delivered by the Ground Lessor in connection with the closing of the Loan, Administrative Agent is permitted the opportunity to cure any default by the applicable Borrower under such Ground Lease before the ground lessor thereunder may terminate such Ground Lease.

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(g)           Term. Except for the Ground Lease with ARHC MVMVNWA01, LLC that if not renewed expires on October 31, 2046, each Ground Lease has a term which extends at least thirty-five years past the Closing Date.

(h)           New Lease. After giving effect to the ground lease estoppel delivered by the Ground Lessor in connection with the closing of the Loan, each Ground Lease requires the ground lessor to enter into a new lease with Administrative Agent upon termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding.

(i)             Subleasing. Except as set forth in the Ground Leases, no Ground Lease imposes any restrictions on subleasing.

ARTICLE 6
FINANCIAL REPORTING

Section 6.1           Financial Statements. Borrowers shall furnish to Administrative Agent and shall cause each other Borrower Party to furnish to Administrative Agent such financial statements and other financial information as required pursuant to this Article 6 and such other financial information as Administrative Agent may reasonably request from time to time. All such financial statements shall accurately and fairly present the results of operations and the financial condition of Borrowers and their subsidiaries on a consolidated basis at the dates and for the period indicated, shall be in scope and detail reasonably satisfactory to Administrative Agent and shall be otherwise sufficient to permit Administrative Agent and Lenders to calculate or verify Borrowers’ compliance with the financial covenants in Section 7.13. All financial statements shall be delivered in Excel format.

(a)            Financial Information. In furtherance of the foregoing, Borrowers will furnish to Administrative Agent (or cause to be furnished to Administrative Agent) the following financial information and reports with respect to each Borrower Party and/or each Project, in each case in form and format and providing information reasonably satisfactory to Administrative Agent in its reasonable discretion:

(i)              [Reserved];

(ii)             within fifty (50) days after the end of each calendar quarter, (A) a detailed operating statement (showing quarterly activity and year-to-date) stating operating revenues, operating expenses and operating income, income statement, and balance sheet for the calendar quarter just ended and year-to-date for each Project, and (B) a current rent roll;

(iii)            [Reserved];

(iv)           within sixty (60) days after the end of each fiscal year, internally prepared annual financial statements prepared for each Borrower in accordance with GAAP (except for the absence of footnotes and year-end adjustments) and based on an accrual basis of accounting consistent with industry standards;

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(v)             within ninety-five (95) days after the end of each fiscal year, annual consolidated audited financial statements prepared for Borrowers, each Guarantor and REIT in accordance with GAAP and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent, it being acknowledged by Administrative Agent that any of KPMG US LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP and Deloitte LLP shall each be deemed satisfactory; provided, however, Administrative Agent and Lenders agree that the REIT’s publicly available 10K for such period shall be sufficient for the purpose of this Section 6.1(a)(v);

(vi)            financial statements provided to any Borrower Party by any Tenant under any Triple Net Project;

(vii)           within fifty (50) days after the end of each calendar quarter, internally prepared quarterly financial statements (including income statements and balance sheets) prepared for Borrowers and each Guarantor which fairly present the financial condition for Borrowers and each Guarantor for such period;

(viii)          during any Excess Cash Flow Period, within the period set forth in Section 7.13(b)(ii), the Cash Flow Requirements in accordance with in Section 7.13(b)(ii); and

(viii)          such additional information, reports or statements regarding Borrowers, the Projects and each Guarantor as Administrative Agent may from time to time reasonably request.

All property related financial statements will contain the requested information on a Project by Project basis, as well as a consolidated basis.

(b)          Certification of Financial Statements. Each financial statement provided hereunder shall be certified by the chief financial representative of Borrowers. Borrowers will maintain a system of accounting established and administered in accordance with sound business practices to (i) permit preparation of financial statements on an accrual basis consistent with industry standards and substantially in accordance with GAAP, and (ii) provide the information required to be delivered to Administrative Agent hereunder.

(c)            Additional Reports. Borrowers shall deliver to Administrative Agent the following additional reports:

(i)              from time to time, if any Lender determines that obtaining appraisals is necessary in order for such Lender to comply with applicable Requirements of Law (including any appraisals required to comply with FIRREA), Borrowers shall furnish to Administrative Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market value of each Project; provided, however, that such report shall not be required more frequently than once during the term of the Loan unless (A) an Event of Default exists or (B) any Lender is required to obtain such report under Requirements of Law more frequently than once during the term of the Loan;

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(ii)             within thirty (30) days following the request of Administrative Agent, a description of the type and amount of all capital expenditures at the Projects during the prior calendar year;

(iii)            within thirty (30) days following the request by Administrative Agent, evidence satisfactory to Administrative Agent that all federal and state taxes, including, without limitation, payroll taxes, that are due have been paid in full by each Borrower, and each other Borrower Party, to be delivered to Administrative Agent (A) with respect to federal and state taxes (other than payroll taxes), within ten (10) days after the required filing date of the applicable tax return and (B) with respect to payroll taxes, within thirty (30) days following the end of each calendar quarter;

(iv)            to the extent requested by Administrative Agent, copies of the regular monthly bank statements of Borrowers; and

(v)             to the extent required pursuant to the terms of any Lease, and if reasonably requested by Administrative Agent, promptly upon receipt thereof, financial statements (including income statements and balance sheets) prepared for any Tenant and provided to Borrowers.

Section 6.2           Compliance Certificate. Within fifty (50) days after the end of each calendar quarter, Borrowers shall deliver and shall cause Guarantor to deliver such financial reports and information as Administrative Agent shall reasonably require evidencing compliance with the applicable financial covenants as set forth herein and in the Guaranty, together with a fully completed Compliance Certificate executed by an officer of Borrowers (or of their managing member or general partner), and, if requested by Administrative Agent, back-up documentation as Administrative Agent shall reasonably require evidencing such compliance.

Section 6.3           Accounting Principles. All financial statements shall be prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Administrative Agent). Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 6.4            Access. Borrowers shall permit Administrative Agent and any Lender to examine such records, books and papers of Borrowers which reflect upon its financial condition and the income and expenses of the Projects. In the event that Borrowers fail to timely forward the financial statements required by Section 6.1 and such failure continues for thirty (30) days after written notice of such failure, Administrative Agent shall have the right to audit such records, books and papers at Borrowers’ expense.

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Section 6.5           Annual Budget. Not later than January 31 of each calendar year, Borrowers will provide to Administrative Agent Borrowers’ proposed annual operating and capital improvements budget for the Projects (the “Annual Budget”) for such calendar year. Until the occurrence of an Excess Cash Flow Trigger Event, the Annual Budget shall be provided to Administrative Agent for informational purposes, and during an Excess Cash Flow Period, the Annual Budget shall be subject to Administrative Agent’s written approval, which approval shall not be unreasonably withheld (each Annual Budget so approved in writing, the “Approved Annual Budget”). Within thirty (30) days after the commencement of any Excess Cash Flow Period, Borrowers shall submit to Administrative Agent the Annual Budget for the remainder of the calendar year which shall be subject to Administrative Agent’s written approval, which approval shall not be unreasonably withheld. Administrative Agent shall endeavor to approve any proposed Annual Budget within thirty (30) days following receipt of such proposed Annual Budget (or advise Borrowers with reasonable specificity as to any objections thereto). During an Excess Cash Flow Period, the Annual Budget shall not take effect until reasonably approved by Administrative Agent. Until such time that Administrative Agent approves an Annual Budget, the most recent Approved Annual Budget shall apply (or if there is no prior Approved Annual Budget, the most recent Annual Budget shall apply until an Approved Annual Budget is in place); provided, however, that the most recent Annual Budget shall automatically be adjusted to reflect actual increases in Non-Discretionary Expenses in an amount in the aggregate not to exceed five percent (5%) of the outstanding principal amount of the Loan and, without duplication, three percent (3%) increases in all other expense and scheduled revenue line items. As soon as practicable (and in any event, promptly after any payment), such Borrower Party shall notify Administrative Agent in writing of the intention to pay (or the payment of, as applicable) any Non-Discretionary Expenses and provide such additional information as Administrative Agent shall reasonably request. During an Excess Cash Flow Period, Borrowers shall operate the Projects in accordance with and subject to the terms of the Approved Annual Budget until the expiration of the Excess Cash Flow Period.

Section 6.6           Books and Records/Audits. Borrowers shall keep and maintain or cause to be kept and maintained at all times at the Projects, or such other place as Administrative Agent may reasonably approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Projects and to provide the financial statements required to be provided to Administrative Agent pursuant to Section 6.1 above and copies of all written contracts, material correspondence, and other material documents affecting the Projects. Administrative Agent and its designated agents shall have the right to inspect and copy any of the foregoing. Additionally, if an Event of Default exists or if Administrative Agent or any Lender has a reasonable basis to believe that Borrowers’ records are materially inaccurate, Administrative Agent and each Lender may conduct a joint audit and determine, in such Person’s reasonable discretion, the accuracy of Borrowers’ records and computations, such audit to be at Borrowers’ expense.

Section 6.7           Borrower Representative.

(a)            Each of the entities comprising Borrowers hereby irrevocably appoints and constitutes ARHC AHHFDCA01, LLC as its agent (“Borrower Representative”) to act on behalf of each such entity pursuant to this Agreement and the other Loan Documents in the name or on behalf of each such Borrower. Administrative Agent may disburse proceeds of the Loan to the bank account of any one or more of such entities without notice to any of the other entities comprising Borrowers or any other Person at any time obligated on or in respect of the Obligations.

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(b)           Each of the entities comprising Borrowers hereby irrevocably appoints and constitutes Borrower Representative as its agent to give or receive statements of account and all other notices from or to Administrative Agent with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(c)           No purported termination of the appointment of Borrower Representative as agent for Borrowers shall be effective without the prior written consent of Administrative Agent.

ARTICLE 7
COVENANTS

Each Borrower covenants and agrees with each Lender and Administrative Agent as follows:

Section 7.1            Transfers or Encumbrance of Property.

(a)            No Borrower shall cause or permit a Transfer of its fee or leasehold interest (as applicable) in any Project or any part thereof or any legal or beneficial interest therein nor permit a Transfer of an interest in any Borrower Party (in each case, a “Prohibited Transfer”) without the prior written consent of Administrative Agent and Required Lenders, other than pursuant to Leases of space in the improvements to Tenants (or other occupants as applicable) in accordance with the provisions of Article 4 or other than a Partial Release in accordance with Section 2.18 hereof; provided, however, that involuntary liens being contested pursuant to Section 11.14, and the Permitted Exceptions (such liens together with the Permitted Exceptions, collectively, the “Permitted Encumbrances”) shall not constitute Prohibited Transfers hereunder.

(b)           A Prohibited Transfer shall include, but not be limited to, (i) an installment sale agreement wherein any Borrower agrees to sell its Project or any part thereof for a price to be paid in installments; (ii) an agreement by any Borrower leasing all or a substantial part of its Project for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, any Borrower’s right, title and interest in and to any Leases or any rents; (iii) if a Borrower Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Borrower Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests (but not including distributions or dividends) or the creation or issuance of new partnership interests; (v) if a Borrower Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the membership interest of any member; (vi) if a Borrower Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in a Borrower Party or the creation or issuance of new legal or beneficial interests; or (vii) a Transfer which results in an event of default under a Ground Lease.

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(c)            Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Sections 7.1(a) and (b) above, or the other Loan Documents and provided it would not result in a default beyond applicable notice and cure periods under the Ground Leases, (i) any Transfer that does not result in a Change of Control shall not be deemed to be a Prohibited Transfer, and (ii) any Permitted Transfer shall not be deemed to be a Prohibited Transfer and, in the case of clauses (b) and (c) of the definition of Permitted Transfer only, shall not be deemed to result in a Change of Control; provided, further, (A) Borrower shall give Lender thirty (30) days’ prior written notice of such Transfer pursuant to clause (a) of the definition of Permitted Transfer or, with respect to clause (c) of the definition of Permitted Transfer, as soon as practicable, and (B) in any event, Administrative Agent shall have received KYC searches with respect to any Person that will, as a result of the Transfer, own twenty (20%) or more of the direct or indirect legal or beneficial ownership interests in Borrowers, with results reasonably acceptable to Administrative Agent. All expenses, if any, incurred by Administrative Agent and Lenders in connection with a Permitted Transfer or a request for a consent to a Prohibited Transfer, whether or not the Required Lenders consent to the Prohibited Transfer, shall be payable by Borrowers. Neither Administrative Agent nor any Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Indebtedness immediately due and payable upon a Prohibited Transfer made without Required Lenders’ consent. This provision shall apply to each and every Prohibited Transfer, whether or not the Required Lenders have consented to any previous Prohibited Transfer.

Section 7.2            Taxes and Utility Charges. Except to the extent sums sufficient to pay all Taxes (defined herein) have been previously deposited with Administrative Agent as part of the Tax Impound and subject to Borrowers’ right to contest in accordance with Section 11.14 hereof, Borrowers shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other similar governmental charges or other Taxes of any kind assessed against a Project or a Borrower that may become a Lien upon the Projects or become payable during the term of the Loan. Borrowers’ compliance with Section 3.5 of this Agreement relating to impounds for Taxes shall, with respect to payment of such Taxes, be deemed compliance with this Section 7.2. Except as set forth on Schedule 7.2 attached hereto, Borrowers shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrowers shall promptly pay for all common area utility services provided to the Projects.

Section 7.3            Management.

(a)           Borrowers acknowledge that Lenders are making the Loan, in part, based upon the operational expertise of the Property Managers. Except as expressly permitted by the terms of and/or contemplated in the Management Agreement approved or deemed approved by Administrative Agent pursuant hereto, Borrowers shall not (i) surrender, terminate, cancel, modify or amend in any material respect, any Management Agreement (provided that (x) termination of a Management Agreement upon a default by the Property Manager thereunder or (y) expiration of the term of any such Management Agreement in accordance with the terms thereof shall constitute a prohibited surrender or termination unless the applicable Borrowers enters into a replacement Management Agreement with a Pre-Approved Manager or other Property Manager reasonably approved by Administrative Agent on or prior to such expiration or within ten (10) Business Days (or such longer period as reasonably approved by Administrative Agent) of such termination), (ii) except for listing agreements and new property management agreements with a Pre-Approved Manager or other Property Manager reasonably approved by Administrative Agent, enter into any other agreement relating to the management or operation of any Project with Property Manager or any other Person, or (iii) consent to the assignment by the Property Manager of its interest under any Management Agreement, in each case without the express written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed and shall be based upon Administrative Agent’s reasonable evaluation of the proposed substitute manager’s experience in operating and managing properties similar to the applicable Individual Projects. Any new property manager and Borrowers shall, as a condition to the effectiveness of such Property Management Agreement, execute and deliver to Administrative Agent an Acknowledgment and Agreement of Property Management Agreement in form and substance consistence with such agreements executed in connection with the closing of the Loan or otherwise reasonably satisfactory to Administrative Agent. Each Property Manager shall hold and maintain all necessary licenses, certifications and permits required by Requirements of Law to operate and manage the Projects for which it is providing management services. Borrowers’ written requests to Administrative Agent contemplated in this Section 7.3 shall be deemed approved upon the satisfaction of the conditions set forth in Section 4.5; provided, however, such deemed approval shall be limited to the matters set forth above to the extent such proposals have comparable or superior economic terms and conditions from the immediately preceding provisions in the applicable Management Agreement or equivalent or superior experience and reputation compared to the applicable Property Manager in the reasonable judgment of the Borrower Representative.

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(b)           Borrowers shall cause each Property Manager to manage the Projects in accordance with the applicable Management Agreement. Borrowers shall (i) diligently perform and observe all of the terms, covenants and conditions of the applicable Management Agreement on the part of Borrowers to be performed and observed, (ii) promptly notify Administrative Agent of any notice received by Borrowers of any default by any Borrower in the performance or observance of any of the material terms, covenants or conditions of the applicable Management Agreement on the part of such Borrower to be performed and observed, and (iii) promptly deliver to Administrative Agent a copy of each financial statement, business plan, and capital expenditures plan received by it under the applicable Management Agreement with respect to any Triple Net Project (or such other Project upon Administrative Agent’s reasonable request therefor). Without the prior written consent of Administrative Agent, the management fee payable under any Management Agreement shall not exceed five percent (5%) of rental collections with respect to the Projects.

(c)           Administrative Agent shall have the right to require Borrowers to replace the Property Manager with a Person which is not an Affiliate of, but is chosen by, Borrowers and approved by Administrative Agent, such approval not to be unreasonably withheld or delayed, upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and continuance of an Event of Default, and/or (ii) if Property Manager has engaged in gross negligence, fraud or willful misconduct or if at any time the Property Manager is insolvent or a debtor in a bankruptcy proceeding.

Section 7.4           Operation; Maintenance; Inspection. Borrowers shall observe and comply with all legal requirements applicable to the ownership, use and operation of the Projects. Borrowers shall maintain the Projects in good condition and promptly repair any damage or casualty, normal wear and tear excepted. Borrowers shall permit Administrative Agent, Lenders and their agents, representatives and employees, upon reasonable prior notice to Borrowers, to inspect the Projects and conduct such environmental and engineering studies as Administrative Agent may require, provided such inspections and studies do not materially interfere with the use and operation of the Projects.

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Section 7.5           Taxes on Security. Borrowers shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or any Lender. If there shall be enacted any law (a) deducting the Loan from the value of any Project for the purpose of taxation, (b) affecting any Lien on the Projects, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrowers shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or any Lender is actually liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Administrative Agent may declare all amounts owing under the Loan Documents to be due and payable within ninety (90) days following receipt of such notice by Borrowers without payment of any Prepayment Premium.

Section 7.6           Legal Existence, Name, Etc. Each Borrower shall: (i) preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and (ii) shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to and required for the ownership, use and operation of the Projects. Neither any Borrower nor, except as expressly permitted by this Agreement, any general partner, manager or managing member of any Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any subsidiary of any Borrower to do so. Without limiting the foregoing, no Borrower shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Each Borrower and each general partner, manager or managing member in each Borrower shall conduct business only in its own name and shall not change its name, identity, state of formation, or organization type, or the County in which its chief executive office or principal place of business unless such Borrower (a) shall have obtained the prior written consent of Administrative Agent to such change and (b) shall have taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.

Section 7.7           Further Assurances. Each Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents and the Environmental Indemnity Agreement, (b) provide, and cause each other Borrower Party to provide, Administrative Agent such additional information and documentation on each Borrower’s and each other Borrower Party’s legal or beneficial ownership, policies, procedures, and sources of funds as Administrative Agent deems necessary or prudent to enable Administrative Agent and each Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (c) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to further evidence and more fully describe the Collateral for the Loan, to correct any omissions in the Loan Documents or the Environmental Indemnity Agreement to perfect, protect or preserve any liens created under any of the Loan Documents and the Environmental Indemnity Agreement, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. Each Borrower grants Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of perfecting any security interest in and to the Collateral for the Loan. Each Borrower grants Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of exercising any and all rights and remedies available to Administrative Agent and Lenders under the Loan Documents and the Environmental Indemnity Agreement, at law and in equity, including without limitation such rights and remedies available to Administrative Agent pursuant to this Section 7.7; provided that Administrative Agent shall have no right to exercise such power of attorney unless there shall be a continuing Event of Default under this Agreement. From time to time upon the reasonable written request of Administrative Agent, Borrowers shall deliver to Administrative Agent a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in Borrowers.

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Section 7.8           Estoppel Certificates Regarding Loan. Borrowers, within ten (10) Business Days after request, shall furnish to Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Administrative Agent reasonably may request.

Section 7.9           Notice of Certain Events. Borrowers shall promptly notify Administrative Agent of any written notice received by Borrowers with respect to (a) violations of any laws, regulations, codes or ordinances which, in each case, could be expected to have a Material Adverse Effect; (b) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrowers and any Governmental Authority; (c) a copy of each notice of default or termination given or made to any Operator or any Triple Net Tenant by Borrowers or received by Borrowers from any Operator or any Triple Net Tenant; (d) [reserved]; (e) any notice of a material Healthcare Investigation with respect to any Triple Net Project; and (f) any threatened or pending legal, judicial or regulatory proceedings pertaining to a material Healthcare Investigation with respect to any Triple Net Project; and in the case of clauses (a), (b), (c), (d), (e) or (f), promptly provide Administrative Agent with copies of such notices referred to therein.

Section 7.10        Payment for Labor and Materials. Subject to Borrowers’ right to contest in accordance with Section 11.14 hereof, Borrowers will promptly pay or cause to be paid when due all bills and costs for labor, materials, and specifically fabricated materials incurred by Borrower in connection with Borrower’s fee or leasehold interest in the Projects and never permit to exist beyond the due date thereof in respect of Borrowers’ fee or leasehold interest in any such Project, any Lien, even though inferior to the Liens hereof, and in any event never permit to be created or exist in respect of Borrowers’ fee or leasehold interest in any such Project or any part thereof any other or additional Lien other than the Liens hereof and except for the Permitted Exceptions; provided that nothing herein shall limit any Borrower’s obligations under this Agreement to enforce the terms and conditions of the Leases.

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Section 7.11         Use and Proceeds, Revenues. Borrowers shall use the proceeds of the Loan for business purposes. No portion of the proceeds of the Loan shall be used by Borrowers in any manner that might cause the borrowing or the application of such proceeds to violate Regulation D, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934. No portion of the Loan will be funded or held with “plan assets” within the meaning of Section 3(42) of ERISA if it would result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 7.12         Compliance with Laws and Contractual Obligations.

(a)            Borrowers will comply with and will cause Operators to comply with the Requirements of Law as are now in effect and which may be imposed upon Borrowers or Operators or the maintenance, use or operation of the Projects or the provision of services to the occupants of the Projects and the obligations, covenants and conditions contained in all other material contractual obligations of Borrowers, and as they relate to the Projects. Without limitation of the foregoing, each Borrower shall cooperate with Administrative Agent in connection with compliance with laws governing the National Federal Flood Insurance Program, including by providing any information reasonably required by Administrative Agent in order to confirm compliance with such laws.

(b)           Borrowers will obtain and maintain and will cause Operators to obtain and maintain, all licenses, qualifications and permits now held or hereafter required to be held by Borrowers or Operators for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a Material Adverse Effect.

Section 7.13         Operating and Financial Covenants.

(a)            The Borrowers shall maintain, on a consolidated basis, as of each Test Date, a Debt Yield Covenant Threshold in an amount equal to or greater than the percentage specified for each Test Date set forth below:

Period	Minimum Debt Yield ECF Threshold	Minimum Debt Yield Covenant Threshold
Closing Date through and including December 20, 2024	7.5%	7.0%
December 20, 2024 and thereafter	7.75%	7.25%

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(b)           Special Provisions Relating to Debt Yield.

(i)              If a Resize Event exists on any Test Date, Administrative Agent shall deliver notice thereof to Borrowers of any applicable Resize Amount and, within ten (10) Business Days after Borrowers’ receipt of such notice, Borrowers shall either (A) make a partial prepayment of the Loan in an amount equal to such Resize Amount (without payment of a Prepayment Premium), (B) deposit with Administrative Agent in one or more deposit accounts designated by the Administrative Agent an amount equal to such Resize Amount (less any amounts then on deposit in the hereinafter defined Debt Yield Fund, the “Resize Funded Amount”), which deposit shall be held without interest in Administrative Agent’s name, shall not be deemed to be held in trust for the benefit of any Borrower and may be commingled with the general funds of Administrative Agent (each, a “Debt Yield Fund”), or (C) deliver to Administrative Agent a Specified Letter of Credit with a face amount equal to such Resize Amount (the “Resize LC”); provided that the Borrowers shall only be permitted to so cure such Resize Events twice in any calendar year and a total of four times during the life of the Loans.

(ii)              If no Resize Event exists but an Excess Cash Flow Trigger Event occurs, Borrowers shall:

(A)             within thirty (30) days after the end of each calendar month thereafter until such time as an Excess Cash Flow Termination Date shall have occurred, deliver to Administrative Agent (w) internally prepared income and cash flow statements for such month, (x) a monthly statement for each Deposit Account maintained by Borrowers (or by a Property Manager on behalf of Borrowers), (y) a calculation of Excess Cash Flow for such month, and (z) a Specified Compliance Certificate as of the end of such month (collectively, the “Cash Flow Requirements”), provided that, unless otherwise requested by Administrative Agent, for the calendar months ending in March, June, September and December, the foregoing shall be delivered no later than the earlier of (1) fifty (50) days after the end of each such month and (2) contemporaneously with the quarterly reports described in Section 6.1(a)(ii), and

(B)              immediately with respect to such subject month and within thirty (30) days after the end of each calendar month thereafter, deposit any Excess Cash Flow into a Debt Yield Fund.

(iii)            If the Debt Yield is less than the Debt Yield ECF Threshold on four consecutive Test Dates, Administrative Agent may (A) cause any or all of the funds on deposit in a Debt Yield Fund to be withdrawn, and (B) draw all or any portion of any Specified Letter of Credit then outstanding. Any amounts received by Administrative Agent as a result of the foregoing shall be applied (without payment of a Prepayment Premium) (1) if no Event of Default is then in existence, to the then-outstanding principal balance of the Loan or (2) if an Event of Default is then in existence, to the Obligations in any order and any manner determined by Administrative Agent in its sole discretion.

(iv)          Following the occurrence of (A) an Excess Cash Flow Termination Date and provided no Resize Period exists, Administrative Agent, upon a Borrower’s written request, shall release to Borrowers the amounts then on deposit in a Debt Yield Fund and take such steps as a Borrower may reasonably request (and at Borrowers’ expense) to effectuate termination of any then outstanding Specified Letters of Credit and (B) a Resize Event Termination Date, Administrative Agent, upon a Borrower’s written request, shall release to Borrowers any Resize Funded Amount then on deposit in a Debt Yield Fund and take such steps as a Borrower may reasonably request (and at Borrowers’ expense) to effectuate termination or return of any then outstanding Resize LC.

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(v)             Each Borrower grants to Administrative Agent, as security for the Obligations, a security interest in each Debt Yield Fund which shall be effective at such time as such Deposit Account is established by Borrowers. If an Event of Default shall occur and be continuing, Administrative Agent may (i) cause any or all of the funds on deposit in each Debt Yield Fund to be withdrawn, and (ii) draw all or any portion of any Specified Letter of Credit then outstanding. Any amounts received by Administrative Agent as a result of the foregoing may be applied on account of the Obligations in any order and any manner determined by Administrative Agent in its sole discretion (without payment of a Prepayment Premium).

(vi)             If a Borrower delivers a Specified Letter of Credit, such Borrower shall deliver to Administrative Agent not later than thirty (30) days prior to the expiration date of such Specified Letter of Credit and any renewal or replacement Specified Letter of Credit, a renewal or replacement Specified Letter of Credit substantially identical in terms and amount acceptable to Administrative Agent, or alternatively, may (A) make a partial prepayment of the Loan in an amount equal to such Resize Amount (without payment of a Prepayment Premium), or (B) deposit an amount equal to such Resize Amount into a Debt Yield Fund. Failure to deliver any renewal or replacement Specified Letter of Credit, and failure to pay or deposit an amount equal to the Resize Amount, in each case in accordance with the foregoing requirements within five (5) Business Days of such thirty (30) days prior to expiration shall constitute an immediate Event of Default without any further notice or opportunity to cure and Administrative Agent may, in its discretion, draw upon any Specified Letter of Credit then in its possession and apply proceeds in accordance with the terms hereof. If at any time the applicable rating for the issuing financial institution for any Specified Letter of Credit falls below BBB-, BAA3 or the equivalent, after considering the credit worthiness of the Approved L/C Provider, Administrative Agent may require within thirty (30) days of such request a replacement Specified Letter of Credit in form and substance and from a United States bank acceptable to Administrative Agent, in its reasonable discretion.

(vii)          Other than for purposes of calculating the Resize Amount, when calculating the Debt Yield, the outstanding principal balance of the Loan will not be deemed reduced by any amounts in a Debt Yield Fund or by the balance of any Specified Letter of Credit.

(viii)         If Borrowers fail to perform their obligations under Section 7.13(b)(i), (ii) or (vi), Administrative Agent may exercise its rights under the Deposit Account Control Agreement to cause all revenues generated by each Borrower and the Projects to be deposited into a Debt Yield Fund. In such event, Borrowers hereby authorizes Administrative Agent to disburse monies in a Debt Yield Fund for the payment of all debt service, impounds, escrows, reserves and other amounts required to be paid to Administrative Agent or Lenders under the Loan Documents (the “Lender Party Payments”).

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(c)               Notwithstanding anything to the contrary, in no event shall Borrowers’ failure to achieve the Minimum Debt Yield ECF Threshold or the Minimum Debt Yield Covenant Threshold be an Event of Default, unless Borrowers fail to perform their obligations under Section 7.13(b)(i), (ii) or (vi) and so long as no other Potential Default or Event of Default exists and the Borrowers are diligently performing their obligations under Section 7.13(b)(i), (ii) or (vi), as applicable.

Section 7.14         [Reserved].

Section 7.15       Transactions with Affiliates. Without the prior written consent of Administrative Agent, Borrowers shall not engage in any transaction affecting the Projects with an Affiliate of Borrowers, except as expressly contemplated by this Agreement or otherwise on arm’s-length market terms.

Section 7.16         Representations and Warranties. All of the representations and warranties in this Agreement, the other Loan Documents and the Environmental Indemnity Agreement shall be true, correct and complete in all material respects as of the Closing Date (in each case, without duplication of any materiality qualifier contained therein), except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date.

Section 7.17         Alterations. Without the prior written consent of Administrative Agent, Borrowers shall not make any alteration to any Individual Project (except tenant improvements under any Lease approved by Administrative Agent by Administrative Agent under the terms of this Agreement or as may be required in an emergency) (a) that affects the structural components of the Projects, utilities, HVAC or the exterior of the Projects, (b) that are reasonably likely to cause a Material Adverse Change or (c) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Restoration Threshold, which approval may not be unreasonably withheld or delayed.

Section 7.18         Business and Operations. Borrowers will continue to engage only in the businesses currently conducted by them on the date hereof, as and to the extent the same are necessary for the ownership and leasing of the Projects. Borrowers shall at all times cause the Projects to be maintained in accordance with the Projects’ use as a medical office building.

Section 7.19        Severability of Covenants. Any representations, warranties or covenants made by Borrowers regarding such entities or their Affiliates (as contrasted with the Projects) shall be deemed to have been made solely on behalf of such entity, and Borrowers shall not be deemed to be making such representations or covenants or warranties regarding any other entity.

Section 7.20         Required Repairs and Post Closing Obligations. Borrowers shall provide evidence reasonably satisfactory to Administrative Agent that the Required Repairs have been completed within the time periods set forth on Schedule 11.36, as the case may be, as may be extended, if at all, in Administrative Agent’s discretion, all of which shall be performed in a manner reasonably satisfactory to Administrative Agent and in accordance with all Requirements of Law and shall be subject to inspection by Administrative Agent (at Administrative Agent’s option) during reasonable business hours upon reasonable advance written notice. Borrowers shall also satisfy the Post Closing Obligations within the time periods set forth on Schedule 11.36.

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Section 7.21          Ground Leases.

(a)           Each Borrower shall (i) promptly perform and observe, in all material respects, all of the covenants required to be performed and observed by it under each Ground Lease and do all things reasonably necessary to preserve and to keep unimpaired its rights thereunder; (ii) promptly deliver to Administrative Agent a copy of any written notice of a material default received by any Borrower under any Ground Lease; and (iii) promptly enforce the performance and observance of all of the covenants required to be performed and observed by ground lessor under each Ground Lease. Without Administrative Agent’s prior written consent, no Borrower shall (x) surrender, terminate, or cancel any Ground Lease; (y) modify, change, supplement, alter or amend in any material respect, or waive or release any of its material rights and remedies under, any Ground Lease; or (z) suffer or permit the occurrence and continuance of a material default by Borrower beyond any applicable cure period under any Ground Lease. In the event any Borrower acquires or succeeds to the fee estate of the Land, with or without any outstanding intervening estates or interests, no merger of estates or interests shall be deemed to have occurred without Administrative Agent’s express written consent.

(b)          In the event of any failure by any Borrower to keep, observe or perform or failure, in any material respect, to cause to be kept, observed or performed, any covenant, agreement or condition contained in any Ground Lease, during the continuance of an Event of Default, Administrative Agent may, at Administrative Agent’s option, perform, observe or comply with such Ground Lease on behalf of the applicable Borrower, and any such performance, observance or compliance by Administrative Agent shall not remove or waive, as between Borrowers and Administrative Agent any corresponding Event of Default. Any reasonable amount so advanced by Administrative Agent to effect such performance, observance or compliance and all costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees), with interest thereon at the Default Rate, shall be a demand obligation of each Borrower to Administrative Agent, and shall be secured by the applicable Mortgage.

(c)          To the extent permitted by applicable law, including, without limitation the Bankruptcy Code, no Borrower shall, without Administrative Agent’s prior written consent (such consent not to be unreasonably withheld, or delayed), elect to treat any Ground Lease or the leasehold estate as terminated under Subsection 365(h)(1)(A)(i) of the Bankruptcy Code, after rejection of such Ground Lease by the ground lessor, or its successors and assigns, or by any trustee of any such party, and any such election made without such consent shall be void and ineffective to the extent provided herein.

(d)           Each Borrower hereby unconditionally collaterally assigns, transfers and sets over unto Administrative Agent all of such Borrower’s claims and rights to the payment of damages that may hereafter arise as a result of any rejection of any Ground Lease by the ground lessor, or its successors and assigns, or by any trustee of any such party, in a bankruptcy case with respect to such party under the Bankruptcy Code pursuant to Section 365(a) of the Bankruptcy Code. Administrative Agent shall have and is hereby granted the right to proceed, in its own name or, during the continuance of an Event of Default, in the name of any Borrower, in respect of any claim, suit, action or proceeding relating to the rejection of any Ground Lease (including, without limitation, the right to file and prosecute, any proofs of claim, complaints, motions, applications, notices and other documents) in any case in respect of such lessor or any of its successors and assigns, under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the indebtedness secured by this Mortgage shall have been satisfied and discharged in full. Any amounts received by Administrative Agent as damages arising out of any such rejection of any Ground Lease by the applicable ground lessor pursuant to Section 365(a) of the Bankruptcy Code in connection with such ground lessor’s bankruptcy case shall be applied first to all reasonable and documented, out-of-pocket costs and expenses of Administrative Agent (including, without limitation, reasonable and documented attorneys’ fees and out-of-pocket expenses) incurred in connection with the exercise of its rights under this subparagraph and then, in such manner as Administrative Agent shall reasonably determine, to the reduction of the Indebtedness, whether or not then due, and the balance, if any, shall then be paid to Borrowers, in each case, subject to any applicable laws.

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(e)           In the event, that, pursuant to Subsection 365(h)(2) of the Bankruptcy Code, any Borrower seeks to offset against the rent or other payments payable under any Ground Lease, the amount of any damages caused by the nonperformance by the ground lessor, or its successors and assigns, of such party’s obligations under such Ground Lease after rejection thereof under the Bankruptcy Code, Borrowers shall, to the extent reasonably practicable under the circumstances and consistent with each Borrower’s fiduciary duties under applicable law, prior to effecting such offset, notify Administrative Agent of Borrowers’ intent to do so, setting forth the amounts proposed to be so offset. Administrative Agent shall have the right to object to all or any part of such offset, and, in the event of such reasonable objection that is sustained by a court of competent jurisdiction (including a bankruptcy court with jurisdiction over the applicable Borrower’s case under the Bankruptcy Code), no Borrower shall effect any offset of the amounts so objected to by Administrative Agent, in each case, to the extent determined by a court of competent jurisdiction. If Administrative Agent shall have failed to object as aforesaid within five (5) Business Days after such notice, Borrowers may proceed to effect such offset in the amounts set forth in such notice. Neither Administrative Agent’s failure to object as aforesaid nor any objection relating to such offset shall constitute an approval by Administrative Agent of any such offset.

(f)           Borrowers shall, promptly after obtaining knowledge thereof, give written notice to Administrative Agent of any actual or contemplated filing with respect to the ground lessor, of a petition under the Bankruptcy Code. Borrowers shall promptly after receipt thereof, deliver to Administrative Agent any and all material notices, summonses, pleadings, applications and other documents received by any Borrower in connection with any such petition and any proceedings relating thereto.

(g)           In the event that any action, proceeding, motion or notice shall be commenced or filed in respect of the ground lessor or the affected Project (or any part thereof) in connection with any case under the Bankruptcy Code, Administrative Agent shall have, and is hereby granted, the option, to conduct and control any such litigation with counsel of Administrative Agent’s reasonable choice. Administrative Agent may proceed, in its own name or in the name of any Borrower, in connection with any such litigation, and each Borrower agrees to execute any and all reasonable powers, pleadings, authorizations, consents and other documents reasonably required by Administrative Agent in connection therewith. Each Borrower shall, upon demand, pay to Administrative Agent all reasonable and documented, out-of-pocket, costs and expenses (including, without limitation, reasonable attorneys’ fees) paid or incurred by Administrative Agent in connection with the prosecution or conduct of any such proceedings, together with interest at the Default Rate, and, to the extent permitted by law, such costs, expenses and interest shall be added to the Indebtedness and shall be secured by the applicable Mortgage if not paid when due. No Borrower shall, without the prior written consent of Administrative Agent (such consent not to be un-reasonably withheld or delayed), commence any action, suit, proceeding or case, or file any application or make any motion, in respect of any Ground Lease in any such case under the Bankruptcy Code.

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Section 7.22         Restrictions on Distributions, Dividends. No distribution, including, any preferred equity distribution or issuance of any equity to any direct owner of any Borrower, may be made by any Borrower to its members, partners or shareholders, as applicable, or to any other Borrower Party during any period in which (a) an Event of Default is in existence or (b) Borrowers are required to deposit Excess Cash Flow into a Debt Yield Fund.

ARTICLE 8
EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default” hereunder and under the Loan:

Section 8.1           Payments. Failure of Borrowers to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days of (and including) the date when due, or failure of Borrowers to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 8.2            Insurance. Borrowers’ failure to maintain insurance as required under Section 3.1 of this Agreement.

Section 8.3            Prohibited Transfer. A Prohibited Transfer occurs, in violation of this Agreement.

Section 8.4           Covenants. Subject to any shorter period for curing any failure by Borrowers as specified in any of the other Loan Documents or Environmental Indemnity Agreement, Borrowers’ failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents or Environmental Indemnity Agreement (other than those agreements, covenants and provisions referred to elsewhere in this Article 8), and the continuance of such failure for thirty (30) days after notice by Administrative Agent to Borrower Representative; provided, however, subject to any shorter period for curing any failure by Borrowers as specified in any of the other Loan Documents or Environmental Indemnity Agreement, Borrowers shall have an additional sixty (60) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within thirty (30) days; and (c) Borrowers are diligently undertaking to cure such default. The notice and cure provisions of this Section 8.4 do not apply to the other Events of Default described in this Article 8 or to Borrowers’ failure to perform, observe or comply with any of the agreements, covenants or provisions referenced elsewhere in this Article 8 (for which no notice and cure period shall apply).

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Section 8.5           Representations and Warranties. Any representation or warranty made in any Loan Document, the Environmental Indemnity Agreement or any Compliance Certificate proves to be untrue in any material respect when made.

Section 8.6           Other Encumbrances. Any material default by any Borrower under any material document or instrument, other than the Loan Documents, evidencing or creating a Lien on any Project or any part thereof, is not cured within any applicable grace or cure period therein.

Section 8.7           Collateral. Lender ceases to have a valid security interest in the Collateral purported to be covered thereby or such security interest pursuant to the terms hereof shall for any reason cease to be a perfected and first priority security interest and Borrowers fail to cooperate and consummate the correction of such defects within ten (10) Business Days.

Section 8.8           Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against any Borrower or any other Borrower Party (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of ninety (90) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 8.9           Voluntary Petitions, Etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 8.10         Default Under Operators’ Agreements and Triple Net Leases. Subject to Section 9.4 hereof, the occurrence of a material default by Borrowers under any of the Operators’ Agreements or the occurrence of a default by Borrowers under any of the Triple Net Leases, which remains uncured beyond any applicable grace or cure periods.

Section 8.11         [Reserved].

Section 8.12        Certain Covenants. Any Borrower’s failure to (i) maintain its status as a Single Purpose Entity; (ii) timely deliver the Compliance Certificate and the continuance of such failure for three (3) Business Days after notice by Administrative Agent to Borrower Representative; (iii) comply with the provisions of Section 7.1; (iv) comply with the obligations to pay down the Loan in accordance with the provisions of Section 7.13(c); or (v) provide Administrative Agent with ten (10) Business Days subsequent written notice of changes of the state of any Borrower’s formation or any Borrower’s name.

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Section 8.13         Financial Information. Subject to Subject to Section 8.12, Borrowers’ failure to deliver financial statements and reports as required by Article 6 and the continuance of such failure for three (3) Business Days after notice by Administrative Agent to Borrower Representative.

Section 8.14         Default Under Guaranty. The occurrence of a default under the Recourse Guaranty Agreement or Payment Guaranty and such default is not cured within any grace or cure periods provided therein.

Section 8.15         Criminal Act. Any Borrower Party is convicted of a felony involving fraud or embezzlement or moral turpitude.

Section 8.16         [Reserved].

Section 8.17         Environmental Indemnity Agreement. There shall have occurred any default under the Environmental Indemnity Agreement which remains uncured beyond any applicable grace or cure periods available under the Environmental Indemnity Agreement.

Section 8.18        Required Repairs and Post Closing Obligations. The failure to complete the Required Repairs or satisfy the Post Closing Obligations within the time periods set forth on Schedule 11.36 subject to force majeure.

Section 8.19        Secured Hedge Agreement. The occurrence of a default by any Borrower Party under a Secured Hedge Agreement, if any, which remains uncured beyond any applicable grace or cure periods provided therein.

Section 8.20         Ground Leases. The (i) occurrence by Borrower of a material default under any Ground Leases which remains uncured beyond any applicable grace or cure periods provided therein or (ii) the modification, termination or surrender of Ground Leases without the prior written consent of Administrative Agent.

Section 8.21         [Reserved].

Section 8.22         Change of Control. A Change of Control occurs.

ARTICLE 9
REMEDIES

Section 9.1           Remedies – Insolvency Events. Upon the occurrence of any Event of Default described in Sections 8.8 or 8.9, all amounts due under the Loan Documents (excluding the Secured Hedge Agreements) immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrowers; however, if the Bankruptcy Party under Sections 8.7 or 8.8 is other than Borrowers, then all amounts due under the Loan Documents shall become immediately due and payable at Administrative Agent’s election, in Administrative Agent’s sole discretion.

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Section 9.2           Remedies – Other Events; Protective Advances.

(a)            Remedies – Other Events. Except as set forth in Section 9.1 above, while any Event of Default exists, Administrative Agent may, and at the direction of the Required Lenders shall, (a) by written notice to Borrowers, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrowers, (b) exercise all rights and remedies therefor under the Loan Documents and at law or in equity, and (c) make Protective Advances that Administrative Agent determines as necessary to protect or maintain the Collateral. Notwithstanding anything to the contrary contained in the Loan Documents or the Environmental Indemnity Agreement, the enforcement of the obligations of Borrowers and the other Borrower Parties under the Loan Documents and the Environmental Indemnity Agreement and the exercise of rights and remedies thereunder shall be undertaken solely by Administrative Agent in its capacity as agent for Lenders.

(b)           Protective Advances. All losses incurred in connection with the Loan (including with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes), the enforcement thereof, or the realization of the security therefor, shall be borne by Lenders in accordance with their respective pro rata share of the Loan. In addition, Lenders shall promptly, upon request by Administrative Agent, remit to Administrative Agent their respective pro rata share of any advances or disbursements made or to be made to pay taxes (including special assessments or payments in lieu of real estate taxes), maintenance costs, ground rent, insurance premiums or other items which Administrative Agent or Required Lenders determine are necessary to preserve the Lien (or priority of the Lien) on any Collateral from any intervening lien, forfeiture, casualty, loss, waste or other impairment, diminution or reduction in value or to preserve, protect, sell, operate, manage, lease, improve, maintain, repair, defend or dispose of any Collateral or any portion thereof), whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Loan (all such advances, collectively, “Protective Advances”). Each Lender’s pro rata share of any Protective Advance shall constitute obligatory advances of that Lender under this Agreement, shall be payable by each Lender on demand by Administrative Agent and secured by the Collateral, and, if unpaid by any Lender as set forth below, such Lender’s pro rata share thereof shall bear interest at the rate applicable to such amount under the Loan (or, if no longer applicable, at the Base Rate). Administrative Agent shall notify each Lender in writing of its pro rata share of each Protective Advance. Upon receipt of notice from Administrative Agent of its making of a Protective Advance, each Lender shall make the amount of such Lender’s pro rata share of the Protective Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Eastern Standard or Daylight Savings time) on the day Administrative Agent provides Lenders with notice of the making of such Protective Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Eastern Standard or Daylight Savings time), or (ii) on or before 12:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. (Eastern Standard or Daylight Savings time).

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Section 9.3            Administrative Agent’s Right to Perform the Obligations. If Borrowers shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents or the Environmental Indemnity Agreement, then while any Event of Default exists, and without notice to or demand upon Borrowers and without waiving or releasing any other right, remedy or recourse Administrative Agent may have because of such Event of Default, Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrowers, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate. If Administrative Agent shall elect to pay any sum due with reference to the Projects, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrowers shall indemnify, defend and hold Administrative Agent harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs, or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, actually incurred by reason of any acts performed by Administrative Agent pursuant to the provisions of this Section 9.3, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent. All sums paid by Administrative Agent pursuant to this Section 9.3, and all other sums expended by Administrative Agent to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrowers to Administrative Agent upon demand.

Section 9.4           Special Cure Right to Cure with Respect to Operational Defaults. Notwithstanding anything contained in this Article 9 to the contrary, if an event of default beyond any applicable notice and cure periods occurs by Borrower under a Triple Net Lease or Operator’s Agreement (an “Operational Default”), such Operational Default shall not constitute an “Event of Default” under Section 8.10 hereunder if (and only if) all of the following conditions are satisfied as determined by Administrative Agent in its reasonable discretion:

(a)           There exists no other Event of Default hereunder.

(b)           Borrowers send notice to Lender describing in reasonable detail the Operational Default prior the earlier of (i) thirty (30) days from the date of such Operational Default and (ii) the date upon which the counterparty to the applicable Operator’s Agreement or Triple Net Lease may terminate such agreement as a result of such default.

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(c)           All debt service payments and all other amounts due under the Loan Documents are paid current at all times.

(d)           Neither the value of the applicable Project nor the ability to operate the Project is materially impaired as a result of the act or omission that caused the Operational Default.

ARTICLE 10
ADMINISTRATIVE AGENT

Section 10.1          Appointment and Duties.

(a)           Each Lender hereby appoints CONA (together with any successor Administrative Agent pursuant to Section 10.9) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and the Environmental Indemnity Agreement and accept delivery thereof on its behalf from any Borrower or any other Borrower Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents and the Environmental Indemnity Agreement and (iii) exercise such powers as are reasonably incidental thereto.

(b)           Without limiting the generality of clause (a) above, Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents and the Environmental Indemnity Agreement (including in any proceeding described in Section 8.8 or Section 8.9 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document and the Environmental Indemnity Agreement to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.7 or Section 8.8 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document or the Environmental Indemnity Agreement, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents or the Environmental Indemnity Agreement, applicable law or otherwise, (vii) execute any amendment, consent or waiver under the Loan Documents and the Environmental Indemnity Agreement on behalf of any Lender that has consented in writing to such amendment, consent or waiver to the extent such consent is required hereunder; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by Borrowers or any other Borrower Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed and (viii) provide each Lender within ten (10) Business Days following receipt, copies of the reports and financial information received from Borrowers under Article 6 and notices of default delivered by or received by Administrative Agent under this Agreement.

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(c)               Under the Loan Documents and the Environmental Indemnity Agreement, Administrative Agent (i) is acting solely on behalf of Lenders (except to the limited extent provided in Section 2.12(b) with respect to the Register and in Section 11.3), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document or the Environmental Indemnity Agreement to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document or the Environmental Indemnity Agreement other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document or the Environmental Indemnity Agreement to any Lender, and each Lender hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 10.2       Binding Effect.

(a)               Each Lender agrees that as between the Lenders and the Administrative Agent, (i) any action taken by Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of Lenders) in accordance with the provisions of the Loan Documents or the Environmental Indemnity Agreement, (ii) any action taken by Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion of Lenders) or without reliance on any Lenders to the extent neither this Agreement nor any of the other Loan Documents explicitly requires the approval of Lenders or Required Lenders, and (iii) the exercise by Administrative Agent or the Required Lenders (or, where so required, such greater proportion of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

(b)               Borrowers may rely conclusively on any written consent, approval or waiver of Administrative Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement or the other Loan Documents (excluding, if applicable, any Hedge Agreement provided by a Secured Hedge Provider).

Section 10.3       Use of Discretion.

(a)               Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection of amounts owing hereunder after an Event of Default, except any action it is required to take or omit to take (i) under any Loan Document or the Environmental Indemnity Agreement or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of Lenders).

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(b)               Notwithstanding clause (a) of this Section 10.3, Administrative Agent shall not be required to take, or to omit to take, any action (other than granting consents or approvals, receiving payments or any other matters explicitly set forth in this Agreement or the other Loan Documents and the Environmental Indemnity in each case as being in the sole discretion of Administrative Agent (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or the Environmental Indemnity Agreement or applicable Requirement of Law.

Section 10.4       Delegation of Rights and Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the Loan as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.5       Reliance and Liability.

(a)               Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.3, (ii) rely on the Register to the extent set forth in Section 2.12, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Borrower or any other Borrower Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)               None of Administrative Agent and its Related Persons shall be liable to the Lenders for any action taken or omitted to be taken by any of them under or in connection with any Loan Document or the Environmental Indemnity Agreement in its capacity as Administrative Agent (or Related Person of Administrative Agent), and each Lender hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent:

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(i)               Shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents and the Environmental Indemnity Agreement, and shall not by reason of this Agreement or any other Loan Document or the Environmental Indemnity Agreement, be a trustee for any Lender:

(ii)              shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(iii)            shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or the Environmental Indemnity Agreement;

(iv)             makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Borrower or any other Borrower Party in connection with any Loan Document, the Environmental Indemnity Agreement or any transaction contemplated therein or any other document or information with respect to any Borrower or any other Borrower Party, whether or not transmitted or (except for documents expressly required under any Loan Document or the Environmental Indemnity Agreement to be transmitted to Lenders) omitted to be transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

(v)              shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document or the Environmental Indemnity Agreement, whether any condition set forth in any Loan Document or the Environmental Indemnity Agreement is satisfied or waived, as to the financial condition of any Borrower or any other Borrower Party or as to the existence or continuation or possible occurrence or continuation of any Potential Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrowers, any Lender describing such Potential Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender hereby waives and agrees not to assert any right, claim or cause of action it might have against Administrative Agent based thereon.

Section 10.6       Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Borrower or any other Borrower Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” and “Required Lender,” and any similar terms shall, except where otherwise expressly provided in any Loan Document or the Environmental Indemnity Agreement, include, without limitation, Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

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Section 10.7       Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any other Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Borrower and each other Borrower Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or the Environmental Indemnity Agreement or with respect to any transaction contemplated in any Loan Document or the Environmental Indemnity Agreement, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document or the Environmental Indemnity Agreement to be transmitted by Administrative Agent to Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Borrower Party or any Affiliate of any Borrower or any other Borrower Party that may come into the possession of Administrative Agent or any of its Related Persons.

Section 10.8       Expenses. Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Borrower or any other Borrower Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Loan of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and other taxes paid in the name of, or on behalf of, any Borrower or any other Borrower Party) that may be incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document and the Environmental Indemnity Agreement.

Section 10.9       Resignation of Administrative Agent.

(a)               Administrative Agent may resign at any time by delivering written notice of such resignation to Lenders and Borrowers, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the reasonable approval of Borrowers and provided that (i) no Event of Default shall have occurred and be continuing and (ii) Borrower Representative shall be deemed to have consented to any such appointment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after receipt thereof. If, within thirty (30) days after the retiring Administrative Agent having given written notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent from among Lenders (excluding Defaulting Lenders).

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(b)               Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and the Environmental Indemnity Agreement, (ii) Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document or the Environmental Indemnity Agreement other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents, and (iv) subject to its rights under Section 9.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents and the Environmental Indemnity Agreement. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents and the Environmental Indemnity Agreement.

(c)               Administrative Agent may be removed as Administrative Agent upon the request of all Lenders (other than Affiliates of Administrative Agent) upon the determination by a court of competent jurisdiction that Administrative Agent has committed actions constituting gross negligence or willful misconduct under this Agreement. The provisions of subsection (b) above shall apply upon such removal and Lenders shall appoint such successor Administrative Agent in consultation with Borrower Representative.

Section 10.10         Additional Secured Parties. The benefit of the provisions of the Loan Documents and the Environmental Indemnity Agreement directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Article 10, Section 11.6 (Right of Setoff), Section 11.7 (Sharing of Payments, Etc.) and Section 11.23 (Non-Public Information; Confidentiality) and the decisions and actions of Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.13 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document or the Environmental Indemnity Agreement.

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Section 10.11   Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, facsimile, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document or the Environmental Indemnity Agreement, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of Lenders.

Section 10.12   Rights as a Lender. With respect to CONA’s Loan Commitment, if any, and the advances of the Loan made by it, CONA (and any successor permitted by the terms hereof acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. CONA (and any successor permitted by the terms hereof acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with Borrowers (and any of their Affiliates) as if it were not acting as Administrative Agent, and CONA and its Affiliates may accept fees and other consideration from Borrowers for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

Section 10.13   Standard of Care; Indemnification. In performing its duties under the Loan Documents and the Environmental Indemnity Agreement, Administrative Agent will exercise the same degree of care as Administrative Agent normally exercises in connection with similar loans held for its own account, but Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or willful misconduct which resulted in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender for the failure by Administrative Agent to comply with any of Administrative Agent’s obligations to Borrowers under the Loan Documents, the Environmental Indemnity Agreement or otherwise. Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Sections 11.5 or 11.11, but without limiting the obligations of Borrowers under Sections 11.5 or 11.11) ratably in accordance with each Lender’s Pro Rata Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document, the Environmental Indemnity Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Borrowers are obligated to pay under Section 11.11, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section.

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Section 10.14   Failure to Act. Except for actions expressly required of Administrative Agent hereunder, and under the other Loan Documents and the Environmental Indemnity Agreement, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its reasonable satisfaction from Lenders of their indemnification obligations under Section 10.13 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 10.15   Titles. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, no arrangers, documentation agents, or syndication agent shall have any duties or responsibilities, nor shall any documentation agent or syndication agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any arranger, documentation agent or syndication agent. At any time that any Lender serving (or whose Affiliate is serving) as arranger, documentation agent and/or syndication agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan and the Loan Commitment, such Lender (or an Affiliate of such Lender acting as arranger, documentation agent or syndication agent) shall be deemed to have concurrently resigned as such arranger, documentation agent and/or syndication agent.

ARTICLE 11

MISCELLANEOUS

Section 11.1       Notices.

(a)               Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to Borrowers:	Healthcare Trust Operating Partnership, L.P.405 Park Avenue New York, New York 10022 Attention: Healthcare General Counsel Facsimile: N/A

With a copy to:	Eversheds Sutherland (US) LLP The Grace Building, 40TH Floor 1114 Avenue of the Americas New York, New York 10036-7703 Attn: John J. Busillo, Esq. Facsimile: (212) 389-5099

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If to Administrative Agent:	Capital One, National Association 77 W. Wacker Drive, 10TH Floor Chicago, Illinois 60601 Attention: Jeffrey Muchmore, Credit Executive Facsimile: (855) 332-1699 Reference: HTI/MOB Portfolio

With a copy to:

Capital One, National Association

5804 Trailridge Drive

Austin, Texas 78731

Attention: Diana Pennington, Senior Director,

Associate General Counsel

Facsimile: (855) 438-1132

Reference: HTI/MOB Portfolio

With a copy to:	Capital One, National Association 77 W. Wacker Drive, 10TH Floor Chicago, Illinois 60601 Attention: Dan Eppley, Senior Director Facsimile: (855) 544-4044 Reference: HTI/MOB Portfolio

With a copy to:	Capital One, National Association 77 W. Wacker Drive, 10TH Floor Chicago, Illinois 60601 Attention: Jason LaGrippe, Vice President Facsimile: (312) 739-3870 Reference: HTI/MOB Portfolio

If to a Lender:	To the address in the administrative details provided by such Lender to Administrative Agent

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)       Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished pursuant to an E-System pursuant to procedures approved by Administrative Agent. Administrative Agent or Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder pursuant to an E-System pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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Unless otherwise agreed to by the parties, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) if a party has explicitly agreed in writing to accept notice pursuant to E-System, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)       Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)       E-System.

(i)                 Each Borrower Party agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to Lenders by posting the Communications on the Platform.

(ii)              The E-System is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the E-System and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the E-System. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) or any Lender have any liability to Borrowers, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrowers or Administrative Agent’s transmission of communications through the E-System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower Parties pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the E-System.

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Section 11.2       Amendments and Waivers.

(a)               No amendment or waiver of any provision of any Loan Document (excluding any Secured Hedge Agreement) or the Environmental Indemnity Agreement and no consent to any departure by any Borrower or any other Borrower Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by Administrative Agent and Borrowers, (2) in the case of any other waiver or consent, by the Required Lenders (or by Administrative Agent with the written consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and Borrowers; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall be effective, unless in writing and signed by each Lender (or by Administrative Agent with the consent of Lenders), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document or the Environmental Indemnity Agreement, and such amendment, consent or waiver does any of the following:

(i)             waives any condition precedent to the effectiveness of this Agreement, except any condition referring to any other provision of any Loan Document or the Environmental Indemnity Agreement;

(ii)            increases the Loan Commitment of any Lender or subjects any Lender to any additional obligation or otherwise increases the principal amount of the Loan;

(iii)           reduces (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of Borrowers to repay (whether or not on a fixed date), any outstanding amount under the Loan owing to Lenders or (B) any fee or accrued interest payable to any Lender; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article 7 or the Recourse Guaranty Agreement or in any definition set forth therein or principally used therein;

(iv)           waives or postpones any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on the Loan (including any agreement to forbear that would have the same effect) or fee owing to such Lender or for the reduction of such Lender’s Loan Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under the Agreement, or to the application of any payment, including as set forth in Section 2.7;

(v)            releases all or substantially all of the Collateral or any Guarantor from their guaranty of any Obligation of Borrowers (other than releases pursuant to Section 2.18 hereof);

(vi)           reduces or increases the proportion of Lenders required for Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders,” “Pro Rata Share,” or “Pro Rata Outstandings”; or

(vii)          amends Section 11.7 (Sharing of Payments, Etc.) or this Section 11.2.

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(b)               Anything herein to the contrary notwithstanding, (A) any waiver of any payment applied pursuant to Section 2.6 (Application of Payments) to, and any modification of the application of any such payment to the Loan shall require the consent of the Required Lenders, (B) no amendment, waiver or consent shall affect the rights or duties under any Loan Document or the Environmental Indemnity Agreement of, or any payment to, Administrative Agent (or otherwise modify any provision of Article 11 or the application thereof) without the written consent of Administrative Agent, and (C) (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Loan Commitment or Pro Rata Share of such Lender may not be increased or extended without the consent of such Lender, (y) the outstanding balance of such Lender’s Pro Rata Share of the Loan may not be forgiven without the consent of such Lender, and (z) the interest rate on the Loan cannot be reduced unless the Defaulting Lender is treated the same as all other Lenders; (2) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loan; (3) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein; and (4) the Required Lenders may consent to allow Borrowers to use cash collateral in the context of a bankruptcy or insolvency proceeding.

(c)               Each waiver or consent under any Loan Document (including the Recourse Guaranty Agreement and any Payment Guaranty) or the Environmental Indemnity Agreement shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower or any other Borrower Party shall entitle such Person to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(d)               This Agreement and the other Loan Documents and the Environmental Indemnity Agreement shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, Borrowers, Administrative Agent, and each Lender hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Section 11.1 regarding notices. Any reference to a Loan Document or the Environmental Indemnity Agreement, whether in this Agreement or in any other Loan Document or the Environmental Indemnity Agreement, shall be deemed to be a reference to such Loan Document or the Environmental Indemnity Agreement as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

(e)               Unless also consented to in writing by such Secured Hedge Provider or by CONA in the case of a Secured Hedge Agreement provided or arranged by CONA or an Affiliate of CONA, no such amendment, waiver or consent with respect to this Agreement or any other Loan Document or the Environmental Indemnity Agreement shall (i) alter the ratable treatment of Obligations arising under the Secured Hedge Agreement such that such Obligations become junior in right of payment to principal on the Loan or (ii) result in Obligations owing to any Secured Hedge Provider becoming unsecured (other than releases of Liens applicable to all Lenders and otherwise permitted in accordance with the terms hereof), in each case in a manner adverse to such Secured Hedge Provider.

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(f)                   Notwithstanding anything to the contrary contained in this Section 11.2, Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein so long such amendment, modification or supplement is not adverse to the interests of Lenders and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Borrower Parties.

(g)                  In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Loan Document that requires the unanimous approval of all of Lenders or the approval of all of Lenders directly affected thereby, in each case, in accordance with the terms of this Section, Borrowers shall be permitted to (i) so long as no Event of Default then exists, repay in full all outstanding Obligations owed to such Lender and terminate in full all Commitments held by such Non-Consenting Lenders, or (ii) require such Non-Consenting Lender to assign its applicable pro rata share of the Loan, to one or more financial institutions reasonably satisfactory to Administrative Agent, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (A) such assignment does not conflict with any Requirement of Law, (B) the assignee or assignees shall purchase, at par, all Obligations with respect to the applicable Loans owing to the Non-Consenting Lender pursuant to the Loan Documents on or prior to the date of such assignment, (C) the assignee or assignees shall approve the proposed amendment, modification, termination, waiver or consent, (D) the Non-Consenting Lender shall be obligated to make such assignment in accordance with the provisions of Section 11.3(b) hereof (provided that Borrowers shall be obligated to pay the administrative fee referred to in Section 11.3(b)(iv) hereof), and (E) until such time as such assignment shall be consummated, Borrowers shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Sections 2.8, 2.9, 2.10 and 2.17, as the case may be. With respect to both (i) and (ii) above, (A) the Borrower Representative shall provide at least three (3) Business Days’ prior notice to the Non-Consenting Lender of such repayment or assignment, (B) Borrowers shall be liable to the Non-Consenting Lender for all costs payable to it hereunder and under the other Loan Documents (including, without limitation, any LIBOR Breakage), and (C) any such repayment or assignment shall not be deemed to be a waiver of any rights that Borrowers, Administrative Agent or any other Lender shall have against the Non-Consenting Lender. In the event any Non-Consenting Lender fails to execute the agreements required under Section 11.3 hereof in connection with an assignment pursuant to this Section, the Borrower Representative may, upon two (2) Business Days’ prior notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender, and each such Lender hereby grants to the Borrower Representative an irrevocable power of attorney (which shall be coupled with an interest) for such purpose.

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(h)                  If a Lender does not notify or inform Administrative Agent of whether or not it consents to, or approves of or agrees to any matter of any nature whatsoever with respect to which the unanimous consent, approval or agreement of all Lenders is required under the express provisions of this Agreement, within ten (10) Business Days (or such longer period as may be specified by Administrative Agent) after such unanimous Lender consent, approval or agreement is requested by Administrative Agent, such Lender shall be deemed to have rejected such request for consent, approval or agreement, as the case may be, with respect to the matter in question. For any matter not expressly requiring the unanimous consent of all Lenders, if a Lender does not notify or inform Administrative Agent of whether or not it consents to, or approves of or agrees to any matter of any nature whatsoever with respect to which its consent, approval or agreement is required under the express provisions of this Agreement or with respect to which its consent, approval or agreement is otherwise requested by Administrative Agent, in each case, with the following language prominently displayed at the top and on the cover of any such request in ALL CAPS, boldface, 14 point type or larger: “IMMEDIATE RESPONSE REQUIRED, CONSENT DEEMED GIVEN IF NO RESPONSE WITHIN 10 BUSINESS DAYS” in connection with the Loan or any matter pertaining to the Loan, within ten (10) Business Days (or such longer period as may be specified by Administrative Agent) after such consent, approval or agreement is requested by Administrative Agent, then Administrative Agent shall provide a second request for consent, approval or agreement to such Lender, in each case, with the following language prominently displayed at the top and on the cover of any such request in ALL CAPS, boldface, 14 point type or larger: “IMMEDIATE RESPONSE REQUIRED, CONSENT DEEMED GIVEN IF NO RESPONSE WITHIN 5 BUSINESS DAYS”, and if such Lender does not notify or inform Administrative Agent of whether it consents, approves or agrees within five (5) Business Days of such second request, Lender shall be deemed to have given its consent, approval or agreement, as the case may be, with respect to the matter in question.

Section 11.3       Successors and Assigns.

(a)                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 11.3, (ii) by way of participation in accordance with the provisions of clause (e) of this Section 11.3, and (iii) by way of pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender in accordance with the provisions of clause (g) of this Section 11.3 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in and permitted by clause (e) of this Section 11.3 and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that:

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(i)                 (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable portion of the Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, no minimum amount need be assigned and (B) in any case not described in clause (b)(i)(A) above, a portion of the principal outstanding balance of the Loans of the assigning Lender subject to each assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) provided such portion shall not be less than $10,000,000 (unless Administrative Agent and, so long as no Event of Default is continuing, Borrower Representative otherwise consents, such consent not to be unreasonably withheld or delayed);

(ii)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under both this Agreement with respect to the Loans;

(iii)            no consent shall be required for any assignment except to the extent required by Section 11.3(b)(i) and, in addition:

(A)             so long as no Event of Default is continuing, the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund of any existing Lender; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that Borrowers’ consent shall not be required during the primary syndication of the Loan; and

(B)              the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)             the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, with such assignment becoming effective upon written acknowledgement and acceptance by Administrative Agent (and receipt of all applicable consents required pursuant to the terms hereof), together with an administrative fee of $3,500 (other than for assignments to Lenders or Affiliates (including any Approved Fund) of Lenders), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire; and

(v)               If required by Requirement of Law, each Lender shall, and shall cause each of its assignees to, provide to Administrative Agent on or prior to the effective date of any assignment an appropriate form supporting such Lender’s or assignee’s position that no withholding by the Borrower Representative or Administrative Agent for income tax payable by such Lender or assignee in respect of amounts received by it hereunder is required.

(c)                  Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (d) of this Section 11.3, from and after the effective date specified in each Assignment Agreement for purposes of which each Lender agrees to provide Administrative Agent prompt written notice of any assignments of its interests hereunder, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.8, and 2.9 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment.

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(d)                  Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices specified in Section 11.1, a copy of each Assignment Agreement delivered to it and the Register required pursuant to Section 2.12(b).

(e)                  Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent sell participations to any Person (other than a natural person or Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the applicable portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Guarantor, Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the right to approve or disapprove decreases in the interest rate, increases in the principal amount of the Loans participated in by such Participant, decreases in fees, extensions of any Maturity Date, or other dates of the scheduled principal repayments of the Loans set forth in Section 2.3 hereof and any release of all or substantially all of the Collateral for the Loans (other than Collateral disposed of in accordance with the provisions of this Agreement). Each Lender, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the principal amount and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan Commitments, the Loan, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan Commitment, the Loan, or other obligation is in registered form under
Section 5f.103-1(c) of the United States Treasury Regulations.

(f)                [Reserved].

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(g)                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                  Subject to the confidentiality provisions set forth herein, Lender may furnish any information concerning Borrowers or any of their Affiliates in the possession of such Lender from time to time to assignees, participants and pledgees, including prospective assignees, participants and to Borrowers or Affiliates. Anything in this Section 11.3 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrowers or any of their Affiliates without the prior written consent of each Lender.

Section 11.4       Indemnity.

(a)                  Each Borrower Party agrees to indemnify, hold harmless and defend Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Borrower Party, (ii) [reserved], (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable, out-of-pocket, attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Borrower Party shall have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from (x) the gross negligence or willful misconduct of any Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (y) any dispute solely between or among Indemnitees that has not resulted from an action or omission by any Borrower Party as determined by a court of competent jurisdiction in a final non-appealable judgment or order, except that Administrative Agent shall remain indemnified in such capacity. Furthermore, each Borrower and each other Borrower Party executing this Agreement waives and agrees not to assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. For purposes of this Section 11.4, Liabilities shall not include any amount for or on account of Excluded Taxes or Taxes specifically addressed in Section 2.17.

(b)               Without limiting the foregoing, “Indemnified Matters” includes all matters subject to indemnification under the Environmental Indemnity Agreement.

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Section 11.5       Debtor-Creditor Relationship. The relationship between Lenders and Administrative Agent, on the one hand, and Borrowers, on the other hand, is solely that of debtor and creditor. No Secured Party has any fiduciary relationship or duty to any Borrower or any other Borrower Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and Borrowers and any of the other Borrower Parties by virtue of, any Loan Document, the Environmental Indemnity Agreement or any transaction contemplated therein.

Section 11.6       Right of Setoff. Each of Administrative Agent, each Lender, and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Borrowers), at any time after an Event of Default and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits of Borrowers (whether general or special, time or demand, provisional or final) at any time held and other indebtedness, claims or other obligations at any time owing by Administrative Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of Borrowers against any Obligation of any Borrower or any other Borrower Party now or hereafter existing, whether or not any demand was made under any Loan Document or the Environmental Indemnity Agreement with respect to such Obligation. Each of Administrative Agent and each Lender agrees promptly to notify Borrowers and Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.6 are in addition to any other rights and remedies (including other rights of setoff) that Administrative Agent, Lenders, and their Affiliates and other Secured Parties may have.

Section 11.7       Sharing of Payments, Etc. If any Lender, directly or through an affiliate or branch office thereof, obtains any payment of any Obligation of any Borrower or any other Borrower Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 2.8 (Increased Costs), 2.10 (Interest Rate Protection) and Section 2.11 (Libor Breakage Amount) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

Section 11.8       Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Borrower or any other Borrower Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from any Borrower or any other Borrower Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

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Section 11.9       Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrowers, Administrative Agent and Lenders with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent and any Lender or charged by Administrative Agent or any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State of New York and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents and the Environmental Indemnity Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrowers); and (b) if maturity is accelerated by reason of an election by Administrative Agent permitted by the express terms of the Loan Documents, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents and the Environmental Indemnity Agreement, or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrowers). The terms and provisions of this Section 11.9 shall control and supersede every other provision of the Loan Documents. The Loan Documents and the Environmental Indemnity Agreement are contracts made under and shall be construed in accordance with and governed by the laws of the State of New York, except that if at any time the laws of the United States of America permit Administrative Agent or Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of New York (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Administrative Agent or Lenders may contract for, take, reserve, charge or receive under the Loan Documents and the Environmental Indemnity Agreement.

Section 11.10   Invalid Provisions. If any provision of any Loan Document or the Environmental Indemnity Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Environmental Indemnity Agreement and the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Environmental Indemnity Agreement and/or such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

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Section 11.11   Reimbursement of Expenses. Any action taken by any Borrower or any other Borrower Party under or with respect to any Loan Document, the Environmental Indemnity Agreement, even if required under any Loan Document or the Environmental Indemnity Agreement or at the request of any Secured Party, shall be at the expense of or such Borrower or Borrower Party, and no Secured Party shall be required under any Loan Document or the Environmental Indemnity Agreement to reimburse any Borrower or any other Borrower Party therefor except as expressly provided therein. In addition, Borrowers jointly and severally agree to pay or reimburse upon demand, except as expressly otherwise provided herein (a) Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document or the Environmental Indemnity Agreement, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments limited to once per year absent an Event of Default), in each case including the reasonable fees, charges and disbursements of legal counsel to Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks®, Syndtrak®, or any other E-System and allocated to the Loan by Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) Administrative Agent and each Lender for all reasonable costs and expenses incurred by them or any of their Related Persons in connection with internal audit reviews, field examinations, financial investigation, and Collateral examinations, including, without limitation, any tax service company, (c) each of Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy with respect to any Obligation, the Collateral or under any Loan Document or the Environmental Indemnity Agreement, or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Borrower Party, any Loan Document, the Environmental Indemnity Agreement, any Obligation or related transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including reasonable fees and disbursements of outside counsel, (d) costs incurred in connection with settlement of condemnation and casualty awards, premiums for title insurance and endorsements thereto, and (e) fees and costs for Uniform Commercial Code and litigation searches and background checks customarily undertaken by Administrative Agent or any Lenders.

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Section 11.12    Approvals; Third Parties; Conditions. All approval rights retained or exercised by Administrative Agent or Lenders with respect to Leases, contracts, plans, studies and other matters are solely to facilitate Administrative Agent’s and Lenders’ credit underwriting and shall not be deemed or construed as a determination that Administrative Agent or Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrowers or any other Person. This Agreement is for the sole and exclusive use of Administrative Agent (and its successors and permitted assigns), Lenders (and their successors and permitted assigns and participants), and Borrowers and may not be enforced, nor relied upon, by any Person other than Administrative Agent (and its successors and permitted assigns), Lenders (and their successors and permitted assigns and participants), and Borrowers. All conditions of the obligations of Administrative Agent and Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Administrative Agent and Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that any Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by any Lender at any time in such Lender’s sole discretion.

Section 11.13   Administrative Agent and Lenders Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or Lenders the right or power to exercise control over the affairs or management of Borrowers, the power of Administrative Agent and Lenders being limited to the rights to exercise the remedies referred to in the Environmental Indemnity Agreement or the Loan Documents. No covenant or provision of the Environmental Indemnity Agreement or the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income among Administrative Agent and Lenders or any of them, on the one hand, and Borrowers, on the other hand, or to create an equity interest in the Projects in Administrative Agent or any Lender. None of Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrowers or to any other Person with respect to the Projects or the Loan, except as expressly provided in the Environmental Indemnity Agreement and the Loan Documents; and notwithstanding any other provision of the Environmental Indemnity Agreement or the Loan Documents: (a) none of Administrative Agent or any Lender are, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrowers or Borrowers’ stockholders, members, or partners and Administrative Agent and Lenders do not intend to ever assume such status; (b) Administrative Agent and Lenders shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrowers; and (c) Administrative Agent and Lenders shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrowers or any Borrower’s stockholders, members, or partners. Administrative Agent and Lenders and Borrowers disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income among Administrative Agent and Lenders or any of them, on the one hand, and Borrowers, on the other hand, or to create an equity interest in the Projects in Administrative Agent or Lenders, or any sharing of liabilities, losses, costs or expenses.

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Section 11.14   Contest of Certain Claims. Borrowers may contest the validity of Taxes or any mechanic’s or materialman’s or other lien asserted against the Project so long as (a) Borrowers notify Administrative Agent that they intend to contest such Taxes or liens, as applicable, (b) Borrowers provide Administrative Agent with an indemnity, bond or other security reasonably satisfactory to Administrative Agent assuring the discharge of Borrowers’ obligations for such Taxes or liens, as applicable, including interest and penalties, (c) Borrowers are diligently contesting the same by appropriate legal proceedings in good faith and at their own expense and conclude such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which any Project are scheduled to be sold for non-payment, and (d) Borrowers promptly upon final judicial determination thereof pay the amount of any such Taxes or liens, as applicable, together with all costs, interest and penalties which may be payable in connection therewith. Notwithstanding the foregoing, Borrowers shall immediately upon request of Administrative Agent pay any such Taxes or liens, as applicable, notwithstanding such contest if, in the opinion of Administrative Agent, any Project or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Administrative Agent may pay over any cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Administrative Agent, the entitlement of such claimant is established.

Section 11.15   Time of the Essence. Time is of the essence with respect to this Agreement.

Section 11.16   Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                  the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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Section 11.17   Renewal, Extension or Rearrangement; Continued Effectiveness; No Novation.

(a)               All provisions of the Environmental Indemnity Agreement and the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

(b)               Anything contained herein to the contrary notwithstanding, this Agreement is not intended to and shall not serve to effect a novation of the Obligations under the Original Loan Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Original Loan Agreement which is secured by the Collateral. It is expressly understood and agreed that the grant and conveyance of a security interest in the Collateral is in confirmation of (and not replacement of) the grant and conveyance of a security interest in the Collateral to the extent previously made pursuant to or in accordance with the Original Loan Agreement; that the liens created by such prior grant and conveyance of a security interest in the Collateral remain in full force and effect; and that the grant of and conveyance of a security interest in the Collateral pursuant hereto shall be supplemental to such prior grant and conveyance. Each Borrower acknowledges and confirms that it has no defense (other than the defense of indefeasible payment and/or performance), set off, claim or counterclaim arising prior to the Closing Date against Administrative Agent and the Lenders with regard to the indebtedness, liabilities and obligations created under the Original Loan Agreement and the liens and security interests granted pursuant to the Loan Documents secure the indebtedness, liabilities and obligations of Borrowers to Administrative Agent and the Lenders under the Original Loan Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Loan Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of Borrowers to Administrative Agent and the Lenders under the Loan Documents) includes, without limitation, the indebtedness, liabilities and obligations of Borrowers under this Agreement, as the same further may be amended, modified, supplemented and/or restated from time to time. The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Section. All references in the Loan Documents to the “Obligations” of the Borrower Parties owing from time to time and at any time to Administrative Agent and the Lenders or other Secured Parties shall be deemed to refer to, without limitation, the “Obligations” of Borrowers under, pursuant to and as defined in this Agreement. All references in the Loan Documents to the “Loan Agreement” shall be deemed to refer to this Agreement. All references in the Loan Documents to the “Loan Documents” shall be deemed to refer to the “Loan Documents” as defined herein. Cross-references in the Loan Documents to particular section numbers in the Original Loan Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement.

(c)               Notwithstanding the modifications effectuated by this Agreement of the representations, warranties and covenants of Original Borrowers contained in the Original Loan Agreement, Original Borrowers acknowledge and agree that any causes of action or other rights created in favor of Administrative Agent, Lenders and their successors or assigns arising out of the representations and warranties of Credit Parties contained in or delivered in connection with the Original Loan Agreement shall survive the execution and delivery of this Agreement.

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(d)               All indemnification obligations of Original Borrowers pursuant to the Original Loan Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Original Loan Agreement pursuant to this Agreement.

Section 11.18   Waivers.

(a)               No course of dealing on the part of Administrative Agent or Lenders or their respective officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or Lenders under the Environmental Indemnity Agreement and any of the Loan Documents, shall operate as a waiver thereof.

(b)               Each Borrower hereby waives any right under the UCC or any other applicable law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and releases and excuses Administrative Agent and each Lender from any obligation under the UCC or any other applicable law to provide notice or a copy of any such filed or recorded documents.

(c)               Cumulative Rights; Joint and Several Liability. Rights and remedies of Administrative Agent (on behalf of Lenders) under the Environmental Indemnity Agreement and the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy. If more than one person or entity has executed this Agreement as a “Borrower”, the obligations of all such persons or entities hereunder shall be joint and several.

Section 11.19   Joint and Several Liability of all Borrowers.

(a)               Each of Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each of them.

(b)               Each Borrower hereby agrees such Borrower is, and each such Borrower’s successors and assigns are, jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all of the Indebtedness and all other Obligations of Borrowers under any Loan or other Borrower Party under a Secured Hedge Agreement, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 11.19 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 11.19 shall be absolute and unconditional.

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(c)               If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations hereunder as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)               Subject to Section 12.1 hereof, the guaranty obligations of each Borrower under the provisions of this Section 11.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever (except the defense of payment), including the following:

(i)                 the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document, the Environmental Indemnity Agreement, or any other agreement, document or instrument to which any other Borrower is or may become a party;

(ii)              the absence of any action to enforce this Agreement (including this Section 11.19) or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;

(iii)            the existence, value or condition of, or failure to perfect any lien or any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security);

(iv)             the insolvency of any other Borrower;

(v)               the institution of any proceeding under the Federal Bankruptcy Code, or any similar proceeding, by or against a Borrower or Administrative Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Federal Bankruptcy Code;

(vi)             any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Federal Bankruptcy Code;

(vii)          the disallowance, under Section 502 of the Federal Bankruptcy Code, of all or any portion of Administrative Agent’s claim(s) for repayment of any of the Obligations; or

(viii)        any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than the payment and performance, in full, of the Obligations.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

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(e)               Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Potential Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by Administrative Agent or any Lender under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Administrative Agent or Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of Administrative Agent or any Lender, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 11.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 11.19, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 11.19 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 11.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, Administrative Agent or any Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower, Administrative Agent or any Lender.

(f)                Notwithstanding anything to the contrary in this Agreement or in any other Loan Document or the Environmental Indemnity Agreement, and except as set forth in Section 11.19(j), each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 11.19, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.19. For the avoidance of doubt, Borrowers hereby agree to the foregoing subordination.

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(g)               If Administrative Agent or any Lender may, under applicable Law, proceed to realize its benefits under any of the Loan Documents or the Environmental Indemnity Agreement giving Administrative Agent or such Lender a lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 11.19. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 11.19, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lenders might otherwise be entitled but for such bidding at any such sale.

(h)               The provisions of this Section 11.19 are made for the benefit of Administrative Agent, Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the applicable Borrowers as often as occasion therefor may arise and without requirement on the part of Administrative Agent or any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 11.19 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lenders upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 11.19 will forthwith be reinstated and in effect as though such payment had not been made.

(i)                 Each Borrower’s liability under this Section 11.19 shall be limited to an amount not to exceed as of any date of determination the greater of the following:

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(i)                 the Allocated Loan Amount for the Project owned by such Borrower; and

(ii)              the amount that could be claimed by Administrative Agent and any Lender from such Borrower under this Section 11.19 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 11.19(j) below.

(j)                 Contribution with Respect to Guaranty Obligations:

(i)                 To the extent that any Borrower (the “Overpaying Borrower”) incurs (i) any payment in excess of its Allocated Loan Amount, or (ii) a loss of its Collateral due to the foreclosure (or other realization by Lenders) of, or the delivery of deeds in lieu of foreclosure relating to it Collateral, and the value of such Collateral exceeded its Allocated Loan Amount (the “Overpayment Amount”), then such Overpaying Borrower shall be entitled, after indefeasible payment in full and the satisfaction of all Obligations to Lenders under this Agreement, to contribution from each of the benefited Borrowers, on a pro rata basis, for the amounts so paid, advanced or benefited, in an amount equal to the difference between the Overpayment Amount and such benefited Borrower’s then current Allocated Loan Amount. Any such contribution payments shall be made within ten (10) Business Days after demand therefor.

(ii)              This Section 11.19(j) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 11.19(j) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.19(a) above. Nothing contained in this Section 11.19(j) shall limit the liability of any Borrower to pay all or any part of the Loan made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(iii)            The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of Borrower to which such contribution and indemnification is owing.

(iv)             The rights of the indemnifying Borrowers against other Borrowers under this Section 11.19(j) shall be exercisable only upon the full and indefeasible payment of the Obligations.

(k)               The liability of Borrowers under this Section 11.19 is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and Lenders under this Agreement, the other Loan Documents and the Environmental Indemnity Agreement to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

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(l)                 Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower to honor all of its obligations in respect of Swap Obligations under any Secured Hedge Agreement (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.19(l) for the maximum amount of such liability than can be hereby incurred without rendering its obligations under this Section 11.19(l), voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.19(l) shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Hedge Agreement have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 11.19(l) constitute, and this Section 11.19(l) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Borrower for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.20   Singular and Plural. Words used in this Agreement, the other Loan Documents and the Environmental Indemnity Agreement, in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement shall apply to such words when used in the plural where the context so permits and vice versa.

Section 11.21   Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 11.22   Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 11.23   Non-Public Information; Confidentiality.

(a)                  Non-Public Information. Each of Administrative Agent and each Lender acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Borrower Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).

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(b)                  Confidential Information. Each of Administrative Agent and each Lender severally agrees to maintain the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender, or Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 11.23 or (B) available to such Lender, or Administrative Agent or any of their Related Persons, as the case may be, from a source (other than any Borrower Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, provided that the applicable Borrower Party shall be given prior written notice thereof to the extent permitted by applicable Requirements of Law or no Governmental Authority has requested otherwise, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Borrower Parties, (vii) to current or prospective assignees, financing sources to any Lender, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Hedge Agreements and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.23 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, or Administrative Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Borrower Parties or their Related Persons referring to a Lender, or Administrative Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 11.23 and those of any other contractual obligation entered into with any Borrower Party (whether or not a Loan Document), the terms of this Section 11.23 shall govern. This Section 11.23(b) shall survive the termination of this Agreement for a period of 12 months.

(c)                  Tombstones. Each Borrower Party consents to the publication by Administrative Agent or any lead arranger named on the cover hereto of advertising material relating to the financing transactions contemplated by this Agreement using any Borrower Party’s name, product photographs, logo or trademark. Administrative Agent or such lead arranger shall provide a draft of any additional advertising material to Borrower Representative for review and comment prior to the publication thereof.

(d)                  Press Release and Related Matters. No Borrower Party shall, and no Borrower Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Borrower Party) using the name, logo or otherwise referring to Administrative Agent or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Administrative Agent is party without the prior consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) except to the extent required to do so under applicable Requirements of Law and then, only after delivering a copy thereof to Administrative Agent. Neither Administrative Agent nor any Lender shall issue any press release or other public disclosure with respect to the Loan Documents or any transaction contemplated therein using the name, logo or otherwise referring to any Borrower Party or any terms and conditions with respect to the Loan Documents without the prior consent of Borrower Representative except to the extent required to do so under applicable Requirements of Law.

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(e)                  Distribution of Materials to Lenders. The Borrower Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Borrower Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Administrative Agent, and made available, to Lenders by posting such Borrower Materials on an E-System. The Borrower Parties authorize Administrative Agent to download copies of their logos from its website and post copies thereof on an E-System reasonably selected by Administrative Agent.

Section 11.24   Survival. All indemnities hereunder under the indemnification provisions of the other Loan Documents and under the Environmental Indemnity Agreement, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Projects to any party, whether or not an Affiliate of Borrower in accordance with the provisions of any such Loan Document.

Section 11.25   Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWERS, ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE ENVIRONMENTAL INDEMNITY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER INTO THIS AGREEMENT.

Section 11.26   Waiver of Punitive or Consequential Damages. None of Administrative Agent, any Lender, nor Borrowers shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto. Borrowers represent and warrant to Administrative Agent and each Lender that as of the Closing Date neither Borrowers nor any other Borrower Party has any claims against Administrative Agent or any Lender in connection with the Loan.

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Section 11.27   Governing Law. UNLESS OTHERWISE NOTED THEREIN TO THE CONTRARY, THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO NEW YORK’ PRINCIPLES OF CONFLICTS OF LAW) AND APPLICABLE UNITED STATES FEDERAL LAW, EXCEPT FOR THOSE PROVISIONS IN THE LOAN DOCUMENTS AND, IF APPLICABLE, THE ENVIRONMENTAL INDEMNITY PERTAINING TO THE CREATION, PERFECTION OR VALIDITY OF OR EXECUTION ON LIENS OR SECURITY INTERESTS ON PROPERTY LOCATED IN THE STATE WHERE THE PROJECT IS LOCATED, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE PROJECT IS LOCATED AND APPLICABLE UNITED STATES FEDERAL LAW.

Section 11.28   Entire Agreement. This Agreement, the other Loan Documents and the Environmental Indemnity Agreement embody the entire agreement and understanding between Administrative Agent and each Lender and Borrowers and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents and the Environmental Indemnity Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 11.29   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 11.30   Consents and Approvals. To the extent that Administrative Agent, Lenders and/or Required Lenders provide any consent or approval as provided for in this Loan Agreement, such consent shall be limited to the specific matter approved and shall NOT be construed to (a) relieve Borrowers from compliance with all of the other terms and obligations of the Loan Agreement, (b) constitute a consent to any further similar action (as to which a prospective consent or approval shall be required and may not necessarily be granted), or (c) constitute a consent to any other obligation to which any Lender may be a party.

Section 11.31   Effectiveness of Facsimile Documents and Signatures. The Loan Documents and Environmental Indemnity Agreement may be transmitted and/or signed by facsimile or electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all parties to the Loan Documents and Environmental Indemnity Agreement, as applicable. Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document, electronic transmission or signature.

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Section 11.32   Venue. EACH PARTY HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS. BORROWERS HEREBY AGREE THAT ALL SERVICE OF PROCESS MAY BE MADE UPON BORROWERS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 11.33   Important Information Regarding Procedures for Requesting Credit. Each of Administrative Agent and Lenders hereby notifies the Borrower Parties that in order to help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each individual or business that requests credit. Accordingly, in connection with the loans or any other request for credit, Administrative Agent and Lenders will ask for the business name, business address, Employer Identification Number, and other information which allows them to identify each Borrower Party and may ask for other identifying documents showing existence of each Borrower Party.

Section 11.34   Method of Payment. All amounts payable under this Agreement and the other Loan Documents must be paid by Borrowers in accordance with Section 2.6(c). Payments in the form of cash, money order, third party payment, cashier’s check, a check drawn on a foreign bank or non-bank financial institution, or any form of payment other than those provided in the preceding sentence will not be accepted.

Section 11.35   Libor Rate. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of Libor Rate or Alternate Rate or with respect to any comparable or successor rate thereto.

Section 11.36   Post-Closing Obligations of Borrowers. Notwithstanding the fact that Borrowers have not satisfied certain of the conditions to the advance of the Loan proceeds as of the Closing Date, Lenders have agreed to advance the proceeds of the Loan to Borrowers, subject to the satisfaction of the requirements set forth in Schedule 11.36 attached hereto.

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Section 11.37   Release and Waiver Regarding Special Audits. Borrowers and Lenders acknowledge that from time to time during the term of the Loan, one or more Lenders and/or Borrowers may request that CONA provide Borrower and/or Lenders (collectively, the “Recipient”) with certain internally generated reports (whether oral and/or written, the “Reports”), which Reports may include oral and/or written information, assessments, notes, memoranda and analyses prepared by employees of CONA for the limited purpose of preparing an audit of the progress one or more of the Projects has made with respect to a plan of correction (or similar remedied obligation of any Borrower or any Operator under any Healthcare Laws) that may be issued from time to time with respect to any Project. With respect to any Reports that may be provided to the Recipient from time to time during the term of the Loan, Lenders and Borrowers hereby acknowledge and agree as follows: (a) the Reports may be prepared based on procedures that may not include all procedures deemed necessary for the Recipient’s own purposes; (b) CONA will not be able or willing to make any recommendations based on the Reports and CONA shall not in any way be deemed a consultant, agent or other representative to the Recipient in any manner; (c) the Recipient does not acquire any rights as a result of the disclosure of the Reports and its access thereto, and CONA assumes no duties or obligations in connection with, or as a result of, such access; (d) the Recipient is not entitled to rely on the Report; (e) the Recipient will not distribute or disclose the Reports or the information contained therein to any third party, except if compelled by legal process, and it will, to the extent permitted by applicable Law, indemnify and hold harmless CONA, together with its employees, officers, advisors and Affiliates from and against any and all claims, losses or expenses (including attorneys’ fees) arising as a result of CONA having disclosed the Reports to the Recipient; (f) the Recipient waives its right to recover from, and releases and discharges any legal action against, CONA with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise, including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Report; and (g) and with respect to the Reports, CONA is not acting as an agent, fiduciary or representative for the Recipient, and the Recipient will (i) make its own independent investigation of the subject matter of the Reports and (ii) be solely responsible for its own review, assessments, conclusions and decisions with respect to the Loan, the Projects, Borrowers and/or Operator.

ARTICLE 12
LIMITATIONS ON LIABILITY

Section 12.1       Limitation on Liability.

(a)               Subject to the qualifications below, neither Administrative Agent nor any Lender shall enforce the liability and obligation of Borrowers to perform and observe the Obligations by any action or proceeding wherein a money judgment shall be sought against Borrowers, except that Administrative Agent and Lenders may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent and Lenders to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Projects, or any other Collateral given to Administrative Agent and Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, (i) any judgment in any such action or proceeding shall be enforceable against Borrowers only to the extent of Borrowers’ interest in the Projects and in any other collateral given to Administrative Agent and Lenders to secure the Obligations, and (ii) Administrative Agent and each Lender, as applicable, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrowers in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.

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(b)               The provisions of this Section 12.1 shall not, however, (i) constitute a waiver, release or impairment of any Obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Administrative Agent or any Lender to name any Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any guaranty made in connection with the Loan or Obligations or any of the rights and remedies of Administrative Agent or any Lender thereunder; (iv) impair the right of Administrative Agent or any Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases and rents provisions set forth in the Mortgages; (vi) constitute a prohibition against Administrative Agent or any Lender to commence any appropriate action or proceeding in order for Administrative Agent or any Lender to exercise its remedies against any Project; or (vii) constitute a waiver of the right of Administrative Agent or any Lender to enforce the liability and obligation of Borrowers, by money judgment or otherwise, to the extent of any Liability, which may be imposed upon, incurred by or awarded against Administrative Agent or any Lender or any Affiliate thereof as a result of, arising out of or in connection with (and Borrowers shall be personally liable and shall indemnify Administrative Agent and such Lender for) the following:

(i)             [reserved];

(ii)            commission of a criminal act by any Borrower Party, Guarantor or any Affiliate or agent of any Borrower Party or Guarantor (which agent is under the control of such Borrower Party or such Guarantor) which results in the exercise by any Person of Forfeiture Rights with respect to a Project;

(iii)           the failure by Borrowers or any other Borrower Party to apply any insurance proceeds and condemnation awards in accordance with the terms of the Loan Documents;

(iv)           any intentional material misrepresentation by Borrowers or any other Borrower Party made in or in connection with the Loan Documents or the Loan

(v)            misappropriation (including failure to turn over to Administrative Agent on demand following an Event of Default) of tenant security deposits and rents collected in advance, or of funds derived from the Project;

(vi)           any assertion of defenses or counterclaims made by any Borrower Party in bad faith (as reasonably determined by Administrative Agent) that hinders, delays or interferes in any material respect with the enforcement by Administrative Agent or Lender of its rights under the Loan Documents or the realization of the Collateral;

(vii)         Borrowers’ failure to turn over to Administrative Agent all Security Deposits upon Administrative Agent’s demand following an Event of Default, except to the extent any such Security Deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of such Event of Default;

(viii)        Borrowers’ failure to maintain insurance as required by this Agreement, in each case (1) to the extent that Borrowers failed to apply cash flow from the Projects to do so, and (2) there are not sufficient funds available to Administrative Agent in the Insurance Impound to pay for such insurance;

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(ix)           Borrowers’ failure to pay any Taxes or assessments affecting the Projects before the delinquency thereof, in each case (1) to the extent that Borrowers failed to apply cash flow from the Projects to do so, and (2) there are not sufficient funds available to Administrative Agent in the Tax Impound to pay such Taxes or assessments;

(x)            damage or destruction to any Project caused by the intentional acts or omissions of any Borrower Party;

(xi)           any Borrower’s failure to perform its obligations under the Environmental Indemnity Agreement;

(xii)          material physical waste of any Project (excluding alterations made in good faith) after an Event of Default;

(xiii)         the removal or disposal of any material personal property from any Project by any Borrower in which Administrative Agent or Lenders have a security interest in violation of the terms and conditions of the Loan Documents unless (A) the property removed is replaced by property of the same utility and of the same or greater value or (B) such removal takes place in the ordinary course of operation of the applicable Project and does not constitute material physical waste;

(xiv)         the payment of any distributions to any Borrower or any Guarantor or any of their Affiliates that are expressly prohibited by this Agreement; or

(xv)          any fees paid by Borrowers to any Guarantor or any of their Affiliates after the occurrence and during the continuation of an Event of Default under the Loan Documents; or

(xvi)         [reserved]; or

(xvii)        the commission of fraud by any Borrower or any other Borrower Party in connection with the Loan; or

(xviii)       any Transfer of any Project or any part thereof or any legal or beneficial interest therein or any Transfer of an interest in any Restricted Party in breach of any of the covenants in this Agreement or the Mortgage to the extent solely and directly resulting from the execution of a Lease; or

(xix)         the modification, termination or surrender of any Ground Lease without Administrative Agent’s prior written consent (to the extent such consent is required pursuant to the terms of the Loan Documents).

(xx)           either or both (x) the modification or termination of a Triple Net Lease without Administrative Agent’s prior written consent (to the extent such consent is required pursuant to the terms of the Loan Documents) or (y) any Borrower’s consent (to the extent Borrower has the ability or right to consent) to the of an assignment or surrender of a Triple Net Lease without Administrative Agent’s prior written consent (to the extent such consent is required pursuant to the terms of the Loan Documents).

AMENDED AND RESTATED LOAN AGREEMENT – PAGE 129

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(c)               Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, all of the Obligations shall be fully recourse to Borrowers and Borrowers shall be personally liable therefor in the event of:

(i)                 any Transfer of any Project or any part thereof or any legal or beneficial interest therein or any Transfer of an interest in any Restricted Party in breach of any of the covenants in this Agreement or the Mortgage;

(ii)              any Borrower’s failure to comply with the covenants in Section 5.18 hereof and such failure results in the actual or substantive consolidation in whole or in part of any Borrower’s assets with the assets of another Person in any bankruptcy or insolvency proceeding;

(iii)            any Borrower Party files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(iv)             a Person, an Affiliate, officer, director, or representative which Controls any Borrower Party files, or joins in the filing of, an involuntary petition against any Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Borrower from any Person;

(v)               any Borrower Party files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person;

(vi)             a Person, any Affiliate, officer, director, or representative which Controls Borrowers consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for any Borrower or any portion of the Collateral; or

(vii)          any Borrower Party makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

AMENDED AND RESTATED LOAN AGREEMENT – PAGE 130

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(d)               Borrowers also shall be personally liable to Administrative Agent and Lenders for any and all reasonable attorneys’ fees and expenses and court costs incurred by Administrative Agent and Lenders in enforcing this Section 12.1 or otherwise incurred by Administrative Agent or any Lender in connection with any of the foregoing matters, regardless whether such matters are legal or equitable in nature or arise under tort or contract law. The limitation on the personal liability of Borrowers in this Section 12.1 shall not modify, diminish or discharge the personal liability of any Guarantor under any Guaranty. Nothing herein shall be deemed to be a waiver of any right which Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Administrative Agent and Lenders under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents.

Section 12.2       Limitation on Liability of Administrative Agent and Lenders’ Officers, Employees, Etc. Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement, any other Loan Document, or the Environmental Indemnity Agreement shall be satisfied, if at all, out of Administrative Agent’s or such Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or such Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise. None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document or the Environmental Indemnity Agreement in its capacity as Administrative Agent (or Related Person of Administrative Agent), and Borrowers (on their own behalf and on behalf of the other Borrower Parties) hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.

[Continued on following page.]

AMENDED AND RESTATED LOAN AGREEMENT – PAGE 131

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EXECUTED as of the date first written above.

ADMINISTRATIVE AGENT:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/Jeffrey Fattal
	Name:	Jeffrey Fattal
	Title:	Vice President

[Signatures Continued on Following Page]

LOAN AGREEMENT – Signature Page

HTI – MOB Portfolio

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/Jeffrey Fattal
	Name:	Jeffrey Fattal
	Title:	Vice President

[Signatures Continued on Following Page]

LOAN AGREEMENT – Signature Page

HTI – MOB Portfolio

LENDER:	FIRST BANK

	By:	/s/Phillip M. Lykeris
	Name:	Phillip M. Lykeris
	Title:	Senior Vice President

[Signatures Continued on Following Page]

LOAN AGREEMENT – Signature Page

HTI – MOB Portfolio

LENDER:	Siemens Financial Services, Inc.

	By:	/s/Katherine Forbes-Hunter
	Name:	Katherine Forbes-Hunter
	Title:	Senior Transaction Coordinator

By:	/s/Ernest Errigo
Name:	Ernest Errigo
Title:	Sr. Transaction Coordinator

[Signatures Continued on Following Page]

LOAN AGREEMENT – Signature Page

HTI – MOB Portfolio

LENDER:	RAYMOND JAMES BANK, N.A.

	By:	/s/Douglas S. Marron
	Name:	Douglas S. Marron
	Title:	Senior Vice President

[Signatures Continued on Following Page]

LOAN AGREEMENT – Signature Page

HTI – MOB Portfolio

ARHC CSDOUGA01, LLC
ARHC BGBOWMD01, LLC
ARHC CAROCMI02, LLC
ARHC CAROCMI01, LLC
ARHC UCELKCA01, LLC
ARHC BRHBGPA01, LLC
ARHC CHHBGPA01, LLC
ARHC FOMBGPA01, LLC
ARHC FMMUNIN02, LLC
ARHC MVMVNWA01, LLC
ARHC CPHAMVA01, LLC
ARHC ESMEMTN01, LLC
ARHC BLHBGPA01, LLC
ARHC MSHBGPA01, LLC
ARHC PCSHVMS01, LLC
ARHC PVPHXAZ01, LLC
ARHC AORMDVA01, LLC
ARHC AHHFDCA01, LLC
ARHC CMCNRTX01, LLC
ARHC LMPLNTX01, LLC
ARHC SCVSTCA01, LLC
ARHC GMCLKTN01, LLC
ARHC PRPEOAZ05 TRS, LLC
ARHC PRPEOAZ01, LLC
ARHC CSCLWFL01, LLC
ARHC DELVSNV01, LLC
ARHC DELVSNV02, LLC
ARHC WIGNFWI01, LLC
ARHC WISMLWI01, LLC
ARHC SAVENFL01, LLC
ARHC PCLMYPA01, LLC
ARHC PPLVLGA01, LLC
ARHC WISTFWI01, LLC,
each a Delaware limited liability company

By:	/s/Michael Anderson
Name:	Michael Anderson
Title:	Authorized Signatory

LOAN AGREEMENT – Signature Page

HTI – MOB Portfolio

Exhibit B

1.	ARHC CSDOUGA01, LLC
2.	ARHC BGBOWMD01, LLC
3.	ARHC CAROCMI02, LLC
4.	ARHC CAROCMI01, LLC
5.	ARHC UCELKCA01, LLC
6.	ARHC BRHBGPA01, LLC
7.	ARHC CHHBGPA01, LLC
8.	ARHC FOMBGPA01, LLC
9.	ARHC FMMUNIN02, LLC
10.	ARHC MVMVNWA01, LLC
11.	ARHC CPHAMVA01, LLC
12.	ARHC ESMEMTN01, LLC
13.	ARHC BLHBGPA01, LLC
14.	ARHC MSHBGPA01, LLC
15.	ARHC PCSHVMS01, LLC
16.	ARHC PVPHXAZ01, LLC
17.	ARHC AORMDVA01, LLC
18.	ARHC AHHFDCA01, LLC
19.	ARHC CMCNRTX01, LLC
20.	ARHC LMPLNTX01, LLC
21.	ARHC SCVSTCA01, LLC
22.	ARHC GMCLKTN01, LLC
23.	ARHC PRPEOAZ05 TRS, LLC
24.	ARHC PRPEOAZ01, LLC
25.	ARHC CSCLWFL01, LLC
26.	ARHC DELVSNV01, LLC
27.	ARHC DELVSNV02, LLC
28.	ARHC WIGNFWI01, LLC
29.	ARHC WISMLWI01, LLC
30.	ARHC SAVENFL01, LLC
31.	ARHC PCLMYPA01, LLC
32.	ARHC PPLVLGA01, LLC
33.	ARHC WISTFWI01, LLC,

LOAN AGREEMENT – Exhibit B

HTML MOB Portfolio

Exhibit C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	*

2.	Assignee:	*

3.	Borrower:	*

4.	Administrative Agent:	Capital One, National Association.

5.	Loan Agreement:	Loan Agreement, dated as of *___________________, among Borrower, the Persons party thereto from time to time as Lenders, and Capital One, National Association, as Administrative Agent.

AMENDED AND RESTATED LOAN AGREEMENT – Annex I to Exhibit C – Page 1

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6.	Assigned Interest:

Assignor	Assignee	Aggregate Amount of Commitment / Loans for all Lenders	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans		CUSIP Number
		$	$	*	%

The terms set forth in this Assignment and Assumption are hereby agreed to.

Effective Date:	*

[Remainder of Page Intentionally Left Blank.

Signature Pages Follow.]

LOAN AGREEMENT – Annex I to Exhibit C – Page 2

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SIGNATURE PAGE OF ASSIGNOR TO ASSIGNMENT AND ASSUMPTION

*

By:
Name:
Title:

LOAN AGREEMENT – Annex I to Exhibit C – Page 3

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SIGNATURE PAGE OF ASSIGNEE TO ASSIGNMENT AND ASSUMPTION

*

By:
Name:
Title:

LOAN AGREEMENT – Annex I to Exhibit C – Page 4

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SIGNATURE PAGE OF ADMINISTRATIVE AGENT TO

ASSIGNMENT AND ASSUMPTION

Consented to and Accepted:

CAPITAL ONE, NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
	Title:	Authorized Signatory

LOAN AGREEMENT – Annex I to Exhibit C – Page 5

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                  Representations and Warranties.

1.1.       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement, any other Loan Document or the Environmental Indemnity Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or the Environmental Indemnity Agreement or any collateral thereunder, (iii) the financial condition of Borrower or Guarantor or their Affiliates or any other Person obligated in respect of any Loan Document or the Environmental Indemnity Agreement, or (iv) the performance or observance by Borrower or Guarantor or their Affiliates or any other Person of any of their respective obligations under any Loan Document or the Environmental Indemnity Agreement.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under *Section 11.3(b) of the Loan Agreement (subject to such consents, if any, as may be required under *Section 11.3(b) of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in *Section 5.3 thereof or delivered pursuant to *Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vi) if it is a Non-U.S. Lender Party, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and Environmental Indemnity Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents and Environmental Indemnity Agreement are required to be performed by it as a Lender.

LOAN AGREEMENT – Annex I to Exhibit C – Page 6

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2.                  Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

4.                  THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

LOAN AGREEMENT – Annex I to Exhibit C – Page 7

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EXHIBIT E

Lender Addresses and Commitments

Lender Name	Address	Commitment Amount
Capital One, National Association	See addresses for Administrative Agent see Section 11.1(a)	$293,500,000
Raymond James Bank, N.A.	Raymond James 710 Carillon Parkway St. Petersburg, FL 33716	$50,000,000
Siemens Financial Services, Inc.	Siemens Financial Services, Inc. 170 Wood Avenue South Iselin, NJ 08830	$20,000,000
First Bank	First Bank 11901 Olive Boulevard Creve Coeur, MO 63141 Attn: Phillip M. Lykens With a copy to: First Bank 600 James S McDonnell Blvd., Hazelwood, MO 63042 Attn: Andrea Abaza, Loan Servicing Manager	$15,000,000
	Total:	$378,500,000

LOAN AGREEMENT – Exhibit E – Page 1

HTI MOB Portfolio